    As filed with the Securities and Exchange Commission on December 31, 2001

                                                      Registration No. 333-73996

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            MORGAN GROUP HOLDING CO.
             (Exact name of Registrant as specified in its charter)

           Delaware                          6719              13-4196940
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)    Classification Code Number)  Identification Number)

                            401 Theodore Fremd Avenue
                               Rye, New York 10580
                                 (914) 921-8821
               (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                John Fikre, Esq.
                          Lynch Interactive Corporation
                            401 Theodore Fremd Avenue
                               Rye, New York 10580
                                 (914) 921-8821

            (Name, address, including zip code, and telephone number,
                   including area code, of agent of service)

                                    Copy to:

                              David J. Adler, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box. / /

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act of 1933, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box. / /

            The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the
Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                       ii

                                TABLE OF CONTENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

                                      iii

            The information in this prospectus is not complete and may be changed. We may not distribute these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 31, 2001

                                2,820,051 Shares
                                  Common Stock

                            MORGAN GROUP HOLDING CO.

            Lynch Interactive Corporation currently owns all of our outstanding common stock, which represents 100% of our equity securities. Lynch Interactive
Corporation intends to spin off 2,820,051 shares of our common stock through a pro rata distribution to its stockholders.

            As a result of the spin-off, each holder of Lynch Interactive
Corporation common stock will receive one share of our common stock for each share of Lynch Interactive Corporation common stock held at the close of business on December 18, 2001, the record date for the spin-off.

            We are sending you this prospectus to describe the spin-off. We expect the spin-off to occur on January __, 2002. No stockholder vote is required for the spin-off to occur, and you do not need to take any action to receive our common stock. This means that:

                    o   you do not need to pay anything to Lynch Interactive
                        Corporation or to us; and

                    o   you do not need to surrender any shares of Lynch
                        Interactive Corporation stock to receive your shares of
                        our common stock.

            We do not expect our common stock to be listed on any national securities exchange or quotation system.

            As a result of the spin-off, Lynch Interactive Corporation may be considered an underwriter and selling stockholder for purposes of liability under Section 11 of the Securities Act of 1933, as amended.

              The securities offered involve a high degree of risk.
                 See "Risk Factors" on pages 6 through 10 below.

                           --------------------------

            We are not asking you for a proxy or for any consideration, and you are requested not to send us a proxy or any consideration.

                           --------------------------

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------

             The date of this prospectus is [_____________], 2002.

                               PROSPECTUS SUMMARY

            This summary highlights material information contained elsewhere in this prospectus. You should read the entire prospectus carefully, paying particular attention to the section entitled "Risk Factors" and to the financial statements, including notes thereto.

                                   The Company

            We were incorporated in November 2001 to serve as a holding company for Lynch Interactive Corporation's controlling interest in The Morgan Group,
Inc., a publicly traded Delaware corporation. Upon our formation as a wholly owned subsidiary of Lynch Interactive Corporation, Lynch Interactive Corporation
transferred its entire ownership interest in The Morgan Group, Inc. to us. As a result of this transfer, we now hold 161,100 shares of The Morgan Group, Inc.'s outstanding Class A common stock, warrants to purchase an additional 161,100 shares of such Class A common stock at $9.00 per share, 2,200,000 shares of The
Morgan Group, Inc.'s Class B common stock and warrants to purchase an additional
2,200,000 shares of such Class B common stock at $9.00 per share, giving us control of more than 80% of The Morgan Group, Inc.'s aggregate voting power. In addition, Lynch Interactive Corporation made a capital contribution to us of
$500,000 and assigned to us a services agreement with The Morgan Group, Inc., pursuant to which The Morgan Group, Inc. has agreed to pay $100,000 per year for certain management services. The Morgan Group, Inc. has not made any payments under this agreement since the first quarter of 2001. We have no additional significant assets and we have had no operations to date.

Ownership Structure

            The following charts depict the beneficial ownership structure of us and The Morgan Group, Inc., before and after giving effect to the spin-off.

                                [OMITTED DIAGRAM]

            The omitted diagram is comprised of linked circles and boxes which visually demonstrate in a descending pattern that prior to the spin-off, public stockholders will own 100% of Lynch Interactive Corporation which in turn owns
100% of Morgan Group Holding Co., which in turn will own 68.5% of the outstanding stock of The Morgan Group, Inc. with the rest of The Morgan Group,
Inc. stock being owned by the public stockholders.

            The diagram also shows that following the spin-off the public stockholders will separately own 100% of both Morgan Group Holding Co. and Lynch
Interactive Corporation, but Morgan Group Holding Co. will still own 68.5% of the outstanding stock of The Morgan Group, Inc. with the rest of the Morgan
Group, Inc. stock being owned by the public stockholders.

                                       -2-

The Morgan Group, Inc.

            The Morgan Group, Inc. operates in four business segments:
Manufactured Housing, Driver Outsourcing, Specialized Outsourcing Services, and
Insurance and Finance.

            o   Manufactured Housing Segment. The largest portion of The Morgan
                Group, Inc.'s operating revenues is derived from the
                transportation of manufactured housing, primarily new
                manufactured homes, modular homes and office trailers. The
                Morgan Group, Inc. also transports used manufactured homes and offices for individuals, businesses and the U.S. Government. The
                Morgan Group, Inc. is the largest transporter of manufactured homes in the United States.

            o   Driver Outsourcing Segment. The driver outsourcing segment provides outsourcing transportation services primarily to
                manufacturers of recreational vehicles, commercial trucks and other specialized vehicles through a network of service centers in nine states utilizing 1,112 drivers.

            o   Specialized Outsourcing Services Segment. The specialized
                outsourcing services segment delivers large trailers ("Towaway
                Services") and travel and other small trailers.

            o   Insurance and Finance Segment. The insurance and finance segment provides insurance and financing to The Morgan Group, Inc.'s drivers and independent owner-operators. The insurance
                subsidiary may accept a limited portion or all of the
                underwriting risk, retaining the appropriate proportion of the premiums. This segment administers The Morgan Group, Inc.'s cargo, bodily injury and property damage insurance programs.

            The Morgan Group, Inc. plans to grow its business through expansion in these niche businesses, while pursuing appropriate acquisitions or joint ventures in related industries. In addition, The Morgan Group, Inc. plans to expand its insurance product offerings to its drivers and owner operators.

Ability to Continue as a Going Concern

            The report of Ernst & Young LLP, with respect to the financial statements of The Morgan Group, Inc. as of December 31, 2000 and 1999 and for
each of the three years in the period ended December 31, 2000, contains an explanatory paragraph as to The Morgan Group, Inc.'s ability to continue as a going concern. A going concern opinion indicates that The Morgan Group, Inc.'s auditors believe that substantial doubt exists regarding The Morgan Group,
Inc.'s ability to remain in business. Because we are a holding company and our sole asset consists of our controlling interest in The Morgan Group Inc., other than $500,000 in cash and a contractual right to receive $100,000 per year for management services, the report of Ernst & Young LLP, our independent auditors, with respect to our financial statements as of December 31, 2000 and
1999 and for each of the three years in the period ended December 31, 2000, also contains an explanatory paragraph which expresses substantial doubt as to our ability to continue as a going concern.

            Our address is 401 Theodore Fremd Avenue, Rye, New York. Our telephone number is (914) 921-8821.

      Information Concerning Lynch Interactive Corporation and the Spin-Off

Why is Lynch Interactive Corporation undertaking this spin-off?

            Lynch Interactive Corporation is undertaking this spin-off to separate us from its other businesses, which focus chiefly on the telecommunications industry. Notwithstanding the fact that prior to the spin-off
The Morgan Group, Inc. has been both a public company and a separate operating subsidiary of Lynch Interactive Corporation, Lynch Interactive Corporation has
advised us that its ownership interest in The Morgan Group, Inc. no longer fits into its core business strategy. In addition, the inclusion of the Morgan Group,
Inc. with Lynch Interactive Corporation's other subsidiaries has reduced Lynch
Interactive Corporation's overall reported results. Also, The Morgan Group,
Inc.'s inconsistent pattern of earnings and its going concern opinion, impairs
Lynch Interactive Corporation's ability to carry out its strategic financing plans. As a result of the spin-off, you will have a direct ownership interest in us and an indirect interest in our chief asset, our controlling interest in The
Morgan Group, Inc.

                                      -3-

Why is Lynch Interactive Corporation Not Spinning Off Shares of The Morgan
Group, Inc.?

            Lynch Interactive Corporation has chosen to spin off our shares, rather than shares of The Morgan Group, Inc., because it believes that continued
management insight and oversight by a board of directors and management team initially, and for a transition period not to exceed three years, comprised of
Lynch Interactive Corporation's senior management team is in the best interest of our stockholders.

What will I receive in the spin-off?

            You will receive one share of our common stock for each share of
Lynch Interactive Corporation common stock held by you at the close of business on December 18, 2001.

Will Lynch Interactive Corporation own any interest in us after the spin-off?

            Immediately after the spin-off, Lynch Interactive Corporation will retain 235,294 shares of our common stock, which it will hold as escrow agent.
Should Cascade Investment LLC, the holder of an outstanding convertible promissory note, issued by Lynch Interactive Corporation, convert all or a portion of the principal amount of that note into shares of Lynch Interactive
Corporation common stock prior to December 10, 2004, Lynch Interactive
Corporation will transfer to Cascade Investment LLC a pro rata portion of those
235,294 shares of our common stock, depending on how much of the principal amount of such note is converted. Should Cascade Investment LLC fail to convert any or all of the principal amount of such note into shares of Lynch Interactive
Corporation common stock prior to December 10, 2004, ownership of any shares of our common stock then remaining in that escrow account will be sold by Lynch
Interactive Corporation within five years following the spin-off.

How will the spin-off effect relations among us, The Morgan Group, Inc. and
Lynch Interactive Corporation?

            Following the spin-off, we will control approximately 81% of the voting power of The Morgan Group, Inc.'s outstanding common stock, giving us the ability to strongly influence its corporate policy and to dictate the members of its board or directors. Following the spin-off, Lynch Interactive Corporation will have no equity interest in The Morgan Group, Inc. and will hold only
235,294 shares of our common stock in an escrow account pursuant to the terms described above. Lynch Interactive Corporation, however, may still exercise influence over us, and therefore The Morgan Group, Inc., because for a transitional period not to exceed three years from the date of the spin-off, all of our officers and directors will also serve as officers and/or directors of
Lynch Interactive Corporation. This fact will effectively give Lynch Interactive
Corporation significant managerial influence over our operations and our controlling interest in the Morgan Group, Inc.

What do I have to do in the spin-off?

            You do not have to do anything or pay any consideration to receive our shares of common stock in the spin-off.

When will the spin-off occur?

            The spin-off will occur on or about January __, 2002.

When and how will I receive my shares of common stock?

            As soon as practicable after the distribution date, Lynch
Interactive Corporation will deliver to our transfer agent certificates representing shares of our common stock. The transfer agent will then mail those certificates to stockholders.

                                      -4-

Are there any transfer restrictions on the securities I will receive?

            There are no federal or state securities law transfer restrictions on the securities you will receive as long as you are not an affiliate of ours.

Will the common stock be listed on any national securities exchange or automated quotation system?

            We do not intend to list our common stock on any national securities exchange or automated quotation system. Accordingly, we are unable to predict whether a trading market will develop for our common stock, and the ability to trade our common stock may accordingly be very limited.

Will this distribution of stock be taxable to me?

            Lynch Interactive Corporation has received an opinion from Ernst
& Young LLP, its tax advisor, that the spin-off should qualify as a tax free distribution to its stockholders under Sections 368(a)(1)(D) and 355 of the
Internal Revenue Code of 1986, as amended. No gain or loss should be recognized by you upon the receipt of our common stock. Therefore, you should not incur any federal income tax liability as a direct result of the spin-off. See "The
Spin-Off-Material Federal Income Tax Consequences."

Will any underwriters be involved in the spin-off?

            No underwriters will be involved in the spin-off, but Lynch
Interactive Corporation may be considered an underwriter and selling stockholder for purposes of liability under Section 11 of the Securities Act of 1933, as amended.

                            Proceeds of the Spin Off

            The spin off will not result in any net proceeds to us, Lynch
Interactive Corporation or The Morgan Group, Inc.

                             Summary Financial Data(1)

            The following table sets forth our summary combined financial data.
This table gives effect to our controlling interest in The Morgan Group, Inc.
You should read this information together with the financial statements and the notes to those financial statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and
Analysis of Financial Condition and Results of Operations."

                                  Nine Months Ended
                                     September 30,            Years Ended December 31,
                                  ------------------          ------------------------
                                  2001         2000        2000         1999         1998
                                  ----         ----        ----         ----         ----
Operations

Operating Revenues            $  70,954    $  87,447    $ 108,024    $ 145,629    $ 150,454

  Operating Income (Loss)          (247)        (607)      (2,038)         550        2,007

  Pre-tax Income (Loss)            (429)        (817)      (2,348)         212        1,475

  Net Income (Loss)                (143)        (246)      (2,492)          (3)         420

Basic and diluted
earnings (loss) per share     $   (0.05)   $   (0.08)   $   (0.82)   $   (0.00)   $    0.14

----------

(1)         We were incorporated in November 2001 to serve as a holding company for Lynch Interactive Corporation's controlling interest in The
            Morgan Group, Inc. The accompanying combined financial data represents the combination, on a retroactive basis, of all of Lynch
            Interactive Corporation's interest in The Morgan Group, Inc. and the consolidated financial statements of The Morgan Group, Inc. as if the transfer by Lynch Interactive Corporation to us occurred on
            January 1, 1998.

                                       -5-

                                  RISK FACTORS

            You should carefully consider the following risks with respect to us, our common stock and The Morgan Group, Inc.

Risks Relating to our Common Stock

As we are a holding company with limited independent operations, we are dependent on the payment of dividends by The Morgan Group, Inc., the sale of assets, payments under our services contract or outside financing in order to meet our operating expenses.

            We are a holding company and have no significant operations or assets other than our controlling interest in The Morgan Group, Inc., a cash balance of $500,000 and the right to receive $100,000 per year from The Morgan
Group, Inc. under a services agreement assigned to us by Lynch Interactive
Corporation. Therefore, the only way we can generate income is through the payment of dividends by The Morgan Group, Inc., selling assets, or receiving payments under our services agreement. The Morgan Group, Inc., however, has not made any payments under this assigned agreement since the first quarter of 2001, nor has it declared any dividends since the third quarter of 2000. There can be no assurance as to when, if ever, The Morgan Group, Inc. will resume declaring dividends and making its contractual payments to us. See "Market For Common
Equity And Related Stockholder Matters-Dividend Policy." A continued failure to make such payments or declare dividends will force us to either sell our interests in The Morgan Group, Inc. or seek outside financing to meet our operating needs. Disposing of the stock of The Morgan Group, Inc. to generate revenue, however, would not be realistic in the near future, as our interest in
The Morgan Group, Inc. is so large that the trading market for its stock is quite limited. Any disposal of its stock by us would therefore have to be made in small quantities over a long period of time. In addition, given that we have no significant operations or assets other than our controlling interest in The
Morgan Group, Inc. and the fact that we have received an opinion from our independent auditors that expresses substantial doubt as to our ability to continue as a going concern, there can be no assurance of our ability to secure outside financing on reasonable terms or at all.

Our future performance is highly dependent upon the performance of The Morgan
Group, Inc., a public company that we do not operate.

            We have had no meaningful operations to date and possess no significant assets other than our interest in The Morgan Group, Inc., a cash balance of $500,000 and the right to receive $100,000 per year from The Morgan
Group, Inc. under a services agreement assigned to us by Lynch Interactive
Corporation. As a result, our business is wholly dependent on the performance of
The Morgan Group, Inc. While we have a controlling interest in The Morgan Group,
Inc. that allows us to select a majority of its directors, we are not in control of its day to day operations, leaving us vulnerable to poor management decisions of The Morgan Group, Inc.

Our ownership and voting interest in The Morgan Group, Inc. could be diluted should other stockholders exercise warrants at a time when we cannot afford to exercise our warrants.

            The Morgan Group, Inc. has recently distributed warrants to each of its Class A and Class B common stockholders, granting each stockholder the right to purchase up to as many shares of common stock as such stockholder owned on the date of distribution, at the price of $9.00 per share. As a result of this distribution, we were issued warrants to purchase up to 161,000 shares of The
Morgan Group, Inc.'s Class A common stock and 2,200,000 shares of its Class B common stock. Should other stockholders of The Morgan Group, Inc. exercise these warrants at a time when we cannot afford the exercise price of our own warrants, our controlling interest in The Morgan Group, Inc. could be diluted, resulting in a diminished influence over the operations of The Morgan Group, Inc.

There will be a very limited, or possibly no trading market for our common stock, because we do not intend to list or register it on any national securities exchange or automated quotation system.

            There will be a very limited, or possibly no trading market for our common stock. We do not intend to list or register it on any national securities exchange or automated quotation system. Accordingly, we are unable to predict whether a trading market will develop for our common stock.

                                      -6-

Our common stock will be subject to "Penny Stock" regulations, which may make it difficult to obtain timely and accurate quotes for the stock or execute trades in it.

            Our common stock will be considered a penny stock, which may make it difficult to obtain timely and accurate quotes for the stock or execute trades in it. See "The Spin-Off-Regulations Affecting the Price and Marketability of
our Common Stock."

It is possible that this spin-off could result in adverse tax consequences to both you and Lynch Interactive Corporation.

            Lynch Interactive Corporation has obtained an opinion from Ernst
& Young LLP, its tax advisor, to the effect that the spin-off should be tax free to Lynch Interactive Corporation and its stockholders. This opinion is not binding on the Internal Revenue Service or the courts, and we have not requested a private letter ruling from the Internal Revenue Service relating to the tax consequences of the spin-off. If it is determined that the spin-off is not a tax free spin-off, then:

            o   Lynch Interactive Corporation would recognize a gain equal to the excess of the fair market value of our common stock
                distributed to its stockholders over Lynch Interactive
                Corporation's basis in our common stock; and

            o   Each U.S. holder of Lynch Interactive Corporation common stock would be generally treated as if such stockholder had received a taxable dividend, to the extent of earnings and profits, in an amount equal to the fair market value of our common stock
                received.

The combined post-spin-off value of Lynch Interactive Corporation and our stock may not equal or exceed the pre-spin-off value of Lynch Interactive
Corporation's common stock.

            After the spin-off, we cannot assure you that the combined trading prices of Lynch Interactive Corporation's common stock and our common stock will be equal to or greater than the trading price of Lynch Interactive Corporation's common stock prior to the spin-off. Until the market has fully evaluated the business of Lynch Interactive Corporation without our business, the price of
Lynch Interactive Corporation's common stock may fluctuate significantly.
Similarly, until the market has fully evaluated our business on an independent basis, the price at which our common stock trades, if at all, may fluctuate significantly.

Creditors of Lynch Interactive Corporation may challenge the spin-off.

            If a court in a lawsuit by a creditor or representative of creditors of Lynch Interactive Corporation, such as a trustee in bankruptcy, were to find that at the time of the spin-off, Lynch Interactive Corporation:

            o   was insolvent;

            o   was rendered insolvent by reason of the spin-off;

            o   was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

            o   intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured,

the court may be asked to void the spin-off (in whole or in part) as a fraudulent conveyance. The court could then require the stockholders of Lynch
Interactive Corporation to return some or all of our common stock, or require us to fund certain liabilities of Lynch Interactive Corporation. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, Lynch Interactive
Corporation would be considered insolvent if the fair market value of its assets were less than its liabilities or if it incurred debt beyond its ability to repay it as it matures.

                                      -7-

Our chairman and chief executive officer holds management positions with other companies that could distract his attention from us.

            Our chairman and chief executive officer, Mario J. Gabelli, is also the chairman and chief executive officer of Lynch Interactive Corporation,
Gabelli Group Capital Partners, Inc., a private company that makes investments for its own account, and Gabelli Asset Management Inc., a diversified asset manager and financial services company. Mr. Gabelli also serves as director or trustee and/or officer of registered investment companies managed by subsidiaries of Gabelli Asset Management Inc. Given the time commitment necessary for Mr. Gabelli to satisfy the requirements of his numerous managerial positions, he will not able to devote his full business time and attention to managing our affairs, which could have an adverse impact on our operations.

We may not be able to invest in certain companies in which the investment companies managed by subsidiaries of Gabelli Asset Management Inc. have an ownership interest.

            Because of Mr. Gabelli's management position and stock ownership of our company, Gabelli Asset Management Inc. may be deemed to be an affiliate of ours for certain purposes. As a result of certain regulatory issues raised under
Section 17(d) of the Investment Company Act of 1940, as amended, we may be precluded from investing in, or engaging in other types of transactions with, certain companies in which the investment companies managed by subsidiaries of
Gabelli Asset Management Inc. have an ownership interest.

We are presently controlled by Lynch Interactive Corporation and following the spin-off, our directors and officers will be comprised solely of directors and officers of Lynch Interactive Corporation.

            For a transitional period not to exceed three years from the date of the spin off, all of our officers and directors will be officers and/or directors of Lynch Interactive Corporation, giving Lynch Interactive Corporation significant influence over our management decisions during this period. Lynch
Interactive Corporation can be expected to exercise this management influence of us in its best interests, which may result in corporate actions, which, though favored by Lynch Interactive Corporation, are not favored by the majority of our stockholders. In addition, while it is not our intention, we may inadvertently as a result of Lynch Interactive Corporation's management influence, enter into transactions with Lynch Interactive Corporation in the future that are less favorable to us than might be reflected in a comparable transaction between independent parties dealing at arm's length.

Risks Related To The Morgan Group, Inc. and Its Industry

The Morgan Group, Inc.'s credit facilities may not be adequate to support its current letter of credit and working capital requirements.

            The Morgan Group, Inc. relies heavily on third party credit facilities to fund its operations. The availability and sufficiency of such credit facilities depends upon The Morgan Group, Inc.'s financial condition and operating performance, as well as the willingness of lenders to provide credit support in the transportation and manufactured housing sector. The inability to secure such sufficient third party funding for any reason, including those beyond the control of The Morgan Group, Inc., could threaten its ability to continue as a going concern.

The Morgan Group, Inc. cannot assure us that it will pay dividends.

            Payment of dividends is within the discretion of The Morgan Group,
Inc.'s Board of Directors and will depend, among other factors, upon its earnings, financial condition, and capital requirements. The Morgan Group,
Inc.'s ability to pay dividends is also limited by covenants with its lenders.
The Morgan Group, Inc. cannot assure us that it will pay any dividends.

                                      -8-

The costs of accident claims and insurance could reduce The Morgan Group, Inc.'s profitability.

            Motor vehicle accidents occur in the ordinary course of The Morgan
Group, Inc.'s business. Although The Morgan Group, Inc. maintains liability and cargo insurance, the number and severity of the accidents involving its independent owner-operators and drivers can have significant adverse effects on the profitability of its business through premium increases and amounts of loss retained by it below deductible limits or above total coverage.

The Morgan Group, Inc.'s results of operations would be adversely affected if it lost any of its major customers.

            The Morgan Group, Inc.'s top ten customers have historically accounted for the majority of its operating revenues, and the loss of one or more of them could adversely affect The Morgan Group, Inc.'s results of operations. This risk is magnified by the fact that a number of The Morgan
Group, Inc.'s major customers are experiencing financial difficulty as a result of the softness in the manufactured housing and recreational vehicle markets.

The competition for qualified drivers is intense and The Morgan Group, Inc. may not be able to recruit enough drivers.

            Recruitment and retention of qualified drivers and independent owner-operators is highly competitive. There is no assurance that The Morgan
Group, Inc.'s drivers will continue to maintain their contracts with The Morgan
Group, Inc. or that The Morgan Group, Inc. will be able to recruit a sufficient number of new drivers on terms similar to those presently in force.

If The Morgan Group, Inc.'s owner-operators were considered employees rather than independent contractors, The Morgan Group, Inc.'s costs of operations would increase dramatically.

            From time to time, tax authorities have sought to assert that independent contractors in the transportation service industry are employees, rather than independent contractors. The Morgan Group, Inc. maintains that its owner-operators are not employees. If its independent contractors were determined to be employees, such determination could materially increase its tax and workers' compensation exposure.

The Morgan Group, Inc.'s future acquisitions and expansions may not be profitable.

            As part of its long term growth strategy, The Morgan Group, Inc.
intends to pursue favorable acquisition opportunities. Its strategic plan may also include the initiation of new services or products, either directly or through acquisition, within existing or complimentary business lines. There is no assurance that The Morgan Group, Inc. will be able to identify favorable acquisition opportunities, that its acquisitions will be successfully integrated into operations or that such endeavors will prove to be profitable.

The seasonality of The Morgan Group, Inc.'s business may cause significant variation in quarterly results.

            The Morgan Group, Inc.'s operations have historically been seasonal, with higher operating revenues generated in the second and third quarters than in the first and fourth quarters. The seasonality of its business may cause a significant variation in its quarterly operating results.

Risks Related To Factors Outside of the Control of The Morgan Group, Inc.

Economic slowdowns or recessions, especially in the manufactured housing industry, adversely affect the business of The Morgan Group, Inc.

            Periods of economic slowdown or recession, whether general, regional or industry-related, may have a great impact on the business of The Morgan
Group, Inc. The present downturn in manufactured housing sales and the financial difficulty of its customers has had a significant adverse impact on the profitability of The Morgan Group, Inc., as shipments of manufactured housing have historically accounted for a majority of its operating revenues. The Morgan
Group, Inc. cannot assure us that it can achieve or sustain profitability under these conditions. These conditions could result in such severe reductions in the cash flows available to The Morgan Group, Inc. that its ability to meet all its financial obligations and cash flow requirements could be impaired.
Additionally, there are no assurances that the manufactured housing industry will rebound.

                                      -9-

Changes in government regulation could increase the costs of The Morgan Group,
Inc.

            Motor carriers are subject to regulation by various federal and state governmental agencies, including the United States Department of
Transportation. These regulatory agencies have broad powers, and the motor carrier industry is subject to regulatory and legislative changes that can affect the economics of the industry by requiring changes in the operating practices or influencing the demand for, and the costs of providing, services to shippers. The Morgan Group, Inc. may not be able to pass such increased costs on to its customers, which could impair its profitability.

Increases in interest rates and fuel prices may reduce profitability.

            The operations of The Morgan Group, Inc. are affected by
fluctuations in interest rates. Demand for its services is affected by the availability of credit to purchasers of manufactured homes and recreational vehicles, which in turn is largely dependent on prevailing interest rates.
Additionally, the price of fuel is an expense over which The Morgan Group, Inc.
has little or no control. An increase in these costs could have an adverse impact on profitability.

Current increases in the cost of insurance premiums may reduce profitability.

            Increases in the cost of insurance premiums will increase the expenses of The Morgan Group, Inc. and will have an adverse impact on its profitability to the extent it is unable to pass such increases through to its customers.

The Morgan Group, Inc. is in a competitive industry that could reduce the rates it can charge.

            The Morgan Group, Inc. is participating in a highly competitive industry and rates offered by competitors affect the rates that it can charge for its services. If competitors' rates are reduced, such reduction may have the effect of reducing the rates The Morgan Group, Inc. can charge, thereby impairing its profitability.

                           FORWARD-LOOKING STATEMENTS

            Some of the statements contained in this prospectus are
forward-looking and may involve a number of risks and uncertainties. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements. We caution you that these forward-looking statements are only predictions. We cannot assure you that the future results predicted, whether expressed or implied, will be achieved. The forward-looking statements are based on current expectations, and we are not obligated to update this information.

                                  THE SPIN-OFF

Reasons For The Spin-Off

            Lynch Interactive Corporation is undertaking this spin-off to separate us from its other businesses which focus chiefly on the telecommunications industry. Notwithstanding the fact that prior to the spin-off
The Morgan Group, Inc. has been both a public company and a separate operating subsidiary of Lynch Interactive Corporation, Lynch Interactive Corporation has
advised us that its ownership interest in The Morgan Group, Inc. no longer fits into its core business strategy. In addition, the inclusion of the Morgan Group,
Inc. with Lynch Interactive Corporation's other subsidiaries has reduced Lynch
Interactive Corporation's overall reported results. Also, The Morgan Group,
Inc.'s inconsistent pattern of earnings and its going concern opinion, impairs
Lynch Interactive Corporation's ability to carry out its strategic financing plans. Following the spin-off, these accounting and financial disclosure issues will no longer affect Lynch Interactive Corporation and Lynch Interactive
Corporation has advised us that it expects important benefits, including the following:

            o   Capital Financing Flexibility. After the spin-off, Lynch
                Interactive Corporation should have greater capital planning flexibility, as it will be better able to use its own stock to fund acquisitions in the telecommunications industry.

            o   Business Focus. As a result of the spin-off, Lynch Interactive
                Corporation will be better able to focus its attention and financial resources on its telecommunications businesses and on exploring and implementing the most appropriate strategic plans.

                                      -10-

            o   Simplified Internal Structures. Management of Lynch Interactive
                Corporation should be able to implement simplified
                organizational and internal reporting structures.

            o   Employee Incentives. The spin-off will allow us to develop incentive programs for management and other professionals that are tailored to our own business and are tied to the market performance of our own common stock.

            Lynch Interactive Corporation has chosen to spin off our shares, rather than shares of The Morgan Group, Inc., because it believes that continued
management insight and oversight by a board of directors and management team initially, for a transition period not to exceed three years, comprised of Lynch
Interactive Corporation's senior management team is in the best interest of
Lynch Interactive Corporation's stockholders.

            As a result of the spin-off, you will have a direct ownership interest in us and an indirect interest in our chief asset, our controlling interest in The Morgan Group, Inc.

Manner Of Effecting The Spin-Off

            The spin-off will be effected by a stock dividend paid to each holder of record of Lynch Interactive Corporation common stock. The spin-off ratio will be one share of our common stock for each share of Lynch Interactive
Corporation common stock outstanding on the spin-off record date. Lynch
Interactive Corporation stockholders will not be required to pay for shares of our common stock received in the spin-off. Additionally, Lynch Interactive
Corporation stockholders will not need to surrender or exchange Lynch
Interactive Corporation common stock in order to receive shares of our common stock. All shares of our common stock received by Lynch Interactive Corporation stockholders in connection with the spin-off will be fully paid and non-assessable. Lynch Interactive Corporation stockholders do not have any appraisal rights in connection with the spin-off.

            On or about December 18, 2001 and continuing through
January __, 2002, Lynch Interactive Corporation common stock will trade on the American Stock Exchange with due bills attached. The due bills will entitle a purchaser of Lynch Interactive Corporation common stock during this period to receive one share of our common stock for one share of Lynch Interactive
Corporation common stock purchased. Accordingly, a seller of Lynch Interactive
Corporation common stock during the due bill period will have to deliver the certificate for our common stock to the buyer of Lynch Interactive Corporation common stock once he or she receives our certificate. As the American Stock
Exchange is aware of the due bill period, no notification by a purchaser or seller is necessary when trading Lynch Interactive Corporation common stock. If the spin-off is not completed, all due bills attaching to Lynch Interactive
Corporation common stock will become null and void.

            In order to be entitled to receive shares of our common stock in the spin-off, Lynch Interactive Corporation stockholders must be holders of record of Lynch Interactive Corporation common stock at 5:00 p.m. New York City time on the spin-off effective date, which is expected to be January __, 2002.

            The dividend agent is American Stock Transfer & Trust Company.
American Stock Transfer & Trust Company will commence mailing our common stock certificates on the spin-off effective date.

Results Of The Spin-Off

            Following the spin-off, we will be a separate, publicly-traded company (See "Trading of Our Common Stock" below). Immediately after the spin-off, based on the number of outstanding shares of Lynch Interactive
Corporation common stock and the number of record holders on December 18,
2001, we expect to have 3,055,345 shares of common stock outstanding, held by approximately 867 record holders.

            Lynch Interactive Corporation is retaining 235,294 shares of our common stock, which it will hold as escrow agent. Should Cascade Investment LLC, the holder of an outstanding convertible promissory note, issued by Lynch
Interactive Corporation, convert all or a portion of the principal amount of that note into shares of Lynch Interactive Corporation common stock prior to
December 10, 2004, Lynch Interactive Corporation will transfer to Cascade
Investment LLC a pro rata portion of those 235,294 shares of common stock, depending on how much of the principal amount of such note is converted, to
Cascade Investment LLC. Should Cascade Investment LLC fail to convert any or all of the principal amount of such note into shares of Lynch Interactive
Corporation common stock prior to December 10, 2004, ownership of any shares of our common stock then remaining in that escrow account will be retained by Lynch
Interactive Corporation. Lynch Interactive Corporation has advised us that it will sell or dispose of any shares of our common stock retained by it prior to the fifth anniversary of the spin-off.

                                      -11-

            Following the spin-off, Lynch Interactive Corporation will continue to own and operate its other businesses. The spin-off will not affect the number of outstanding shares of Lynch Interactive Corporation common stock or any rights of Lynch Interactive Corporation stockholders.

Trading Of Our Common Stock

            We do not expect any public trading market for our common stock to exist before or after the spin-off, as we do not intend to list our common stock on any national securities exchange or automated quotation system. The ability to buy or sell shares of our common stock may accordingly be very limited.

            Absent any state law restrictions, the shares of our common stock to be issued to Lynch Interactive Corporation stockholders will be freely transferable, except for shares received by persons who may be deemed to be our
"affiliates" under the Securities Act of 1933, as amended. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us and may include certain of our officers and directors. Persons who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of
1933, as amended, or an exemption from the registration requirements of the
Securities Act of 1933, as amended, such as the exemptions afforded by Section 4 of the Securities Act of 1933, as amended, and Rule 144 under the Securities Act of 1933, as amended (with the exemption under Rule 144 not available until 90 days after the effective date of this registration statement).

            Lynch Interactive Corporation will account for the spin-off as a dividend out of its retained earnings. If no retained earnings exist at the time of distribution, it will be accounted for as a reduction in paid-in capital.

Expenses

            It is expected that we will expend a total of approximately $150,000 for legal fees, printing, organization costs and other costs involved in the distribution of our common stock.

Regulations Affecting the Price and Marketability of our Common Stock

            Because of the anticipated low price of our common stock and the fact that it is not listed on any national securities exchange or automated quotation system, our common stock is likely to be subject to a number of regulations that can affect its price and your ability to sell it. For example,
Rule 15g-9 under the Securities Exchange Act of 1934, as amended, would apply to our common stock. This rule imposes sales practice requirements on broker-dealers that sell low priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction.

            In addition, because the penny stock rules are expected to apply to our common stock, our stockholders may find it more difficult to sell their securities. The rules of the Securities and Exchange Commission define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to some exceptions. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prescribed by the Securities and Exchange Commission, to provide the customer with additional information, including the current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may reduce the level of trading activity in any secondary market for our common stock and may adversely affect the ability of broker-dealers to sell our securities.

                                      -12-

Agreements Between Us and Lynch Interactive Corporation and our Relationship
After the Spin-Off

            After the spin-off, we and Lynch Interactive Corporation will operate independently of each other as separate public companies.

            We entered into an agreement with Lynch Interactive Corporation providing for the transfer of Lynch Interactive Corporation's stock holdings in
The Morgan Group, Inc. prior to the spin-off and defining our responsibilities regarding the following:

            o   Indemnification against certain liabilities, including
                liabilities for taxes;

            o   Corporate transitional matters, including the transfer of assets and liabilities under employee benefit plans;

            o   Provision of administrative services;

            o   Post spin-off cooperation;

            o   Competitive matters; and

            o   Assignment of The Morgan Group, Inc. services agreement.

            These agreements were negotiated before the spin-off and thus were negotiated between affiliated parties. We believe that the terms of these agreements equitably reflect the benefits and costs of our ongoing relationship with Lynch Interactive Corporation. However, we cannot assure you that any of these agreements, or that any of the transactions provided for in these agreements, were effected on terms at least as favorable to us or to Lynch
Interactive Corporation as could have been obtained from unaffiliated third parties.

Material Federal Income Tax Consequences

            Lynch Interactive Corporation received an opinion from Ernst &
Young LLP, its tax advisor, to the effect that, among other things, the spin-off should qualify as a tax-free spin-off to Lynch Interactive Corporation and its stockholders under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code,
as amended. The following is a summary of the material federal income tax consequences to Lynch Interactive Corporation and its stockholders which should result from the spin-off.

            o   A Lynch Interactive Corporation stockholder will not recognize any taxable gain or loss as a result of the spin-off.

            o   A Lynch Interactive Corporation stockholder will apportion the tax basis for his or her Lynch Interactive Corporation stock on which our common stock is distributed between the Lynch
                Interactive Corporation stock and our common stock received in the spin-off in proportion to the relative fair market values of
                Lynch Interactive Corporation stock and our common stock on the date of the spin-off.

            o   The holding period for our common stock received by a Lynch
                Interactive Corporation stockholder in the spin-off will
                include the period during which he or she held the Lynch
                Interactive Corporation stock on which our common stock is distributed, provided that the Lynch Interactive Corporation stock is held as a capital asset by such holder on the date of the spin-off.

            o   Lynch Interactive Corporation will not recognize any gain or loss as a result of the spin-off.

            Current United States Treasury regulations require each Lynch
Interactive Corporation stockholder who receives our common stock in the spin-off to attach to his or her federal income tax return for the year in which the spin-off occurs, a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal
Revenue Code of 1986, as amended, to the spin-off. Lynch Interactive Corporation will provide the appropriate information to each stockholder of record as of the spin-off record date.

                                      -13-

            Lynch Interactive Corporation has obtained an opinion from Ernst
& Young LLP, its tax advisor, to the effect that the spin-off should be tax free to Lynch Interactive Corporation and its stockholders. This opinion is not binding on the Internal Revenue Service or the courts, and we have not requested a private letter ruling from the Internal Revenue Service relating to the tax consequences of the spin-off. If it is determined that the spin-off is not a tax free spin-off, then:

            o   Lynch Interactive Corporation would recognize a gain equal to the excess of the fair market value of our common stock
                distributed to its stockholders over Lynch Interactive
                Corporation's basis in our common stock; and

            o   Each U.S. holder of Lynch Interactive Corporation common stock would be generally treated as if such stockholder had received a taxable dividend, to the extent of earnings and profits, in an amount equal to the fair market value of our common stock
                received.

            The summary of federal income tax consequences set forth above is for general information only and may not be applicable to stockholders who receive their shares of our common stock through the exercise of employee stock options or otherwise as compensation or who are otherwise subject to special treatment under the Internal Revenue Code, as amended. All stockholders should consult their own tax advisors as to the particular tax consequences to them, including the applicability and effect of state, local and foreign tax laws.

Reasons For Furnishing This Prospectus

            This prospectus is being furnished by us and Lynch Interactive
Corporation solely to provide information to Lynch Interactive Corporation stockholders about the receipt of our common stock in the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities or those of Lynch Interactive Corporation.

                                 USE OF PROCEEDS

            Our common stock is being distributed in connection with our spin-off from Lynch Interactive Corporation. None of Lynch Interactive
Corporation, The Morgan Group, Inc. or us will receive any proceeds from the distribution of our stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Morgan Group Holding Co.

            As set forth above, we are a wholly owned subsidiary of Lynch
Interactive Corporation. Our common stock is not publicly traded and following the spin-off, we do not intend to list it on any national securities exchange or automated quotation system. In addition, an exemption from the registration requirements of state securities laws is not automatically available in all 50 states and we may not be able to qualify for such exemption in certain states.
The ability to buy or sell shares of our common stock may accordingly be very limited.

Dividend Policy

            We do not expect to pay cash dividends on our common stock in the foreseeable future. To the extent we obtain financing in the future, such funding sources may prohibit the payment of dividends. We currently intend to retain any future earnings for use in our business.

The Morgan Group, Inc.

            Shares of The Morgan Group, Inc.'s Class A common stock are quoted on the American Stock Exchange under the symbol "MG." The following table sets forth the high and low sales price per share of its Class A common stock for each quarter in fiscal 2000 and 1999, and the first three quarters of fiscal
2001.

                                               Years Ended December 31,
                           2001                          2000                                1999
                  -----------------------    ------------------------------      ------------------------------
                     High           Low         High              Low               High              Low
                  ---------     ---------    -----------      -------------      ------------      ------------

First Quarter      $4.75           $3.80        $8.50            $5.38              $9.13            $6.63
Second Quarter      4.20            3.65         7.88             6.13               8.75             6.75
Third Quarter       3.85            3.45         7.25             5.25               9.88             7.00
Fourth Quarter       N/A             N/A         6.06             3.75               7.88             5.44

            As of September 30, 2001, there were 150 holders of record of The
Morgan Group, Inc.'s Class A common stock and one holder of record of The Morgan
Group, Inc.'s Class B common stock, Lynch Interactive Corporation. The Morgan
Group, Inc. estimates that its Class A common stock is owned beneficially by approximately 289 persons. There is no market for its Class B common stock, and its management has no plans to list the Class B common stock on any exchange.

                                      -14-

            As of September 30, 2001, there were 1,248,157 shares of The Morgan
Group, Inc.'s Class A common stock outstanding and 2,200,000 shares of its Class
B common stock outstanding for an aggregate of 3,448,157 shares of its common stock issued and outstanding.

Dividend Policy

            In 1999, The Morgan Group, Inc. declared a dividend of $0.02 in each quarter, and in 2000, it declared a dividend of $0.02 in the first and second quarter. In the third quarter of 2000, The Morgan Group, Inc. reduced the dividend rate to $0.01, and it did not declare a dividend in the fourth quarter of 2000. The Morgan Group, Inc.'s charter provides that dividends on its Class A common stock may be up to 100% greater than dividends on its Class B common stock. Historically, dividends paid on the Class A common stock have been twice the amount paid on the Class B common stock. The Morgan Group, Inc. expects this will continue to be true of future dividends, if any. The payment of dividends is within the discretion of its Board of Directors and will depend, among other things, upon earnings, capital requirements and its financial condition. In addition, The Morgan Group, Inc. cannot declare dividends greater than $200,000 in the aggregate for any fiscal year under one of its financing arrangements, and no dividends can be declared if a default or an event of default has occurred.

                                 CAPITALIZATION

            The following table sets forth our debt and capitalization as of
September 30, 2001. This table should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus.

                                                                               At September 30, 2001
                                                                            ---------------------------
Liabilities:                                                                      (In thousands)

  Current Liabilities
  Trade accounts payable                                                              $4,806
  Note payable to bank                                                                 1,369
  Accrued liabilities                                                                  4,489
  Accrued claims payable                                                               3,013
  Refundable deposits                                                                  1,154
  Current portion of long-term debt and capital lease obligations                        147
                                                                                 -----------------
Total current liabilities                                                             14,978
                                                                                 -----------------

Long-term debt and capital lease obligations, less current portion                        16
Deferred income taxes                                                                    744
Long-term accrued claims payable                                                       4,821
Minority interests                                                                     2,772

Equity, investments by and advances from Lynch Interactive Corporation                 5,563

                                                                                 -----------------

Total                                                                                $28,894
                                                                                 =================
                                      -15-

                             SELECTED FINANCIAL DATA(1)

            The following table sets forth certain selected financial
information reflecting our operations and financial condition for each year in the five year period ended December 31, 2000 (and as of each year end) and the nine month periods ended September 30, 2001 and 2000. This data should be read in conjunction with our combined financial statements and related notes thereto as well as Management's Discussion and Analysis of Financial Condition and
Results of Operations included herein.

                                       Nine Months Ended
                                         September 30,                                Years Ended December 31,
                                ----------------------------  ----------------------------------------------------------------------
                                     2001            2000          2000          1999            1998           1997          1996
                                -------------  -------------  ----------------------------------------------------------------------
                                                        (Dollars in thousands, except share and per share amounts)
Operations

Operating Revenues              $    70,954    $    87,447    $   108,024    $   145,629    $   150,454   $   146,154   $   132,208

  Operating Income (Loss)              (247)          (607)        (2,038)           550          2,007         1,015        (3,263)

  Pre-tax income (Loss)                (429)          (817)        (2,348)           212          1,475           296        (3,541)

  Net Income (Loss)                    (143)          (246)        (2,492)            (3)           420            68          (935)

  Basic and Diluted
  earnings (loss) per share     $     (0.05)   $     (0.08)   $     (0.82)   $     (0.00)   $      0.14   $      0.02   $     (0.31)

The Morgan Group, Inc.'s Cash
Dividends Declared per share
     Class A                    $     0.00     $     0.05     $      0.05    $      0.08    $      0.08   $      0.08   $      0.08
     Class B                    $     0.00     $     0.025    $      0.025   $      0.04    $      0.04   $      0.04   $      0.04

Financial Position

  Total Assets                  $    28,894    $    29,965    $    23,666    $    32,653    $    33,769   $    33,521   $    33,502

  Working Capital                     3,431          2,734          1,063          3,189          3,806         1,613         1,635

  Long-term Debt                        163            357            288            965          1,480         2,513         4,206

  Equity, investments by and
  advances from Lynch
  Interactive Corporation             5,563          5,871          3,661          6,171          6,486         6,292         6,513

  Basic and diluted
  weighted average and end of
  period common shares
  outstanding                     3,055,345      3,055,345      3,055,345      3,055,345      3,055,345     3,055,345     3,055,345

---------------

(1)         We were incorporated in November 2001 to serve as a holding company for Lynch Interactive Corporation's controlling interest in The
            Morgan Group, Inc. The acompanying combined financial data represents the combination, on a retroactive basis, of all of Lynch
            Interactive Corporation's interest in Thge Morgan Grooup, Inc. and the consolidated financial statements of The Morgan Group, Inc. as if the transfer by Lynch Interactive Corporation to us occurred on
            January 1, 1996.

                                      -16-

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Morgan Group Holding Co.

            We were incorporated in November 2001 to serve as a holding company for Lynch Interactive Corporation's controlling interest in The Morgan Group,
Inc. We have no significant assets other than 161,100 shares of The Morgan
Group, Inc.'s outstanding Class A common stock, warrants to purchase an additional such 161,100 shares at $9.00 per share, 2,200,000 shares of The
Morgan Group, Inc.'s Class B common stock and warrants to purchase an additional
2,200,000 such shares at $9.00 per share, giving us control of more than 80% of
The Morgan Group, Inc.'s aggregate voting power, a cash balance of $500,000, and the right to receive $100,000 per year from The Morgan Group, Inc. under a services agreement assigned to us by Lynch Interactive Corporation. The Morgan
Group has not made any payments under this agreement since the first quarter of
2001. Our ability to develop a successful business is therefore largely dependent on the success or failure of The Morgan Group, Inc.

            The accompanying combined financial statements represent the combination of all of Lynch Interactive Corporation's interest in The Morgan
Group, Inc. and our consolidated financial statements as if the transfer by
Lynch Interactive Corporation to us occurred at the beginning of the respective period.

            The combined financial statements have been prepared using the historical basis of assets and liabilities and historical results of Lynch
Interactive Corporation's interest in The Morgan Group, Inc. which will be contributed to us. However, the historical financial information presented herein reflects periods during which we did not operate as an independent public company and accordingly, certain assumptions were made in preparing such financial information. Such information, therefore, may not necessarily reflect our results of operations, financial condition or cash flows in the future or what they would have been had we been an independent public company during the reporting periods.

            The report of Ernst & Young LLP with respect to the financial statements of The Morgan Group, Inc. as of December 31, 2000 and 1999 and for
each of the three years in the period ended December 31, 2000, contains an explanatory paragraph as to The Morgan Group, Inc's ability to continue as a going concern. A going concern opinion indicates that The Morgan Group, Inc.'s auditors believe that substantial doubt exists regarding The Morgan Group,
Inc.'s ability to remain in business. Because we are a holding company and our sole asset consists of our controlling interest in The Morgan Group Inc., other than $500,000 in cash and a contractual right to receive $100,000 per year for management services, the report of Ernst & Young LLP, our independent auditors, with respect to our financial statements as of December 31, 2000 and
1999 and for each of the three years in the period ended December 31, 2000, also contains an explanatory paragraph which expresses substantial doubt as to our ability to continue as a going concern. Such an opinion may adversely affect our ability to obtain new financing on reasonable terms or at all.

Results of Operations

            Since our inception, we have had no operating history or revenues.
Following consummation of the spin-off, our sole source of revenue, absent selling assets, shall be the payment of dividends by The Morgan Group, Inc. and any management fees received by us from The Morgan Group, Inc. pursuant to that certain services agreement assigned to us by Lynch Interactive Corporation. The
Morgan Group, Inc., however, has not made any payments under that agreement since the first quarter of 2001, nor has it declared any dividends since the third quarter of 2000. There can be no assurance as to when, if ever, The Morgan
Group will resume declaring dividends and making its contractual payments to us under the services agreement.

Liquidity and Capital Resources

            Other than $500,000 in cash and a contractual right to receive
$100,000 per year for management services, we have no assets other than our controlling interest in The Morgan Group, Inc. However, as stated above, the
Morgan Group has neither made any payments for management services since the first quarter of 2001 nor declared any dividends since the third quarter of
2000. Therefore, until such payments and dividend declarations resume, the only way we can generate liquidity in the near future is through the sale of our controlling interest in The Morgan Group, Inc. Presently, selling such shares would not be realistic as our holdings are so large that the trading market for
The Morgan Group, Inc.'s stock is quite limited. Any disposal of its stock would have to be made in small quantities over a long period of time. Even if we could sell this interest, The Morgan Group, Inc.'s common stock is currently trading near all time lows and the prospect of this stock appreciating in value is highly uncertain as The Morgan Group, Inc. has not enjoyed a profitable quarter since 1999.

                                      -17-

            Should we adopt a business plan to develop our own operations beyond serving as a holding company, additional avenues for generating cash flow will be required. There is no assurance that such financing can be obtained, or on terms acceptable to us.

Quantitative And Qualitative Disclosures About Market Risk

            The Morgan Group, Inc. had minimal exposure to interest rates as of
December 31, 2000, because its outstanding long-term debt was not significant.
The new credit facilities mentioned above bear interest at variable rates based on either The Bank of New York Alternate Base Rate or the one month LIBOR, or, in the case of the new mortgage facility, the prime rate. Accordingly, borrowings under the credit facilities have exposure to changes in interest rates. In addition, interest rate exposure on investments in U.S. Treasury backed instruments was also minimal.

            Additionally, we are indirectly exposed to fluctuating interest rates and fuel prices. Lower interest rates often stimulate the construction of new homes which in turn generates increased demand for The Morgan Group, Inc.'s largest division, the delivery of manufactured homes. In addition, as fuel costs decline, The Morgan Group, Inc.'s profit margins normally increase, as transporting goods across the country becomes cheaper and drivers becomes easier to recruit. Both of these factors, therefore, tend to impact on the value of our stockholdings in The Morgan Group, Inc. and the likelihood that the Morgan
Group, Inc. will pay cash dividends and management service fees, are chief sources of revenue.

The Morgan Group, Inc.

Results Of Operations For The Year 2000 Compared With 1999

Consolidated Results

            The year 2000 was characterized by the continued downturn in manufactured housing production, which began in 1999. Industrial production of new manufactured homes decreased 26% in 2000. The Morgan Group, Inc. was also affected by the decline in activity in other markets it serves, including delivery of recreational vehicles and large trailers. As a result of these declines, The Morgan Group, Inc.'s revenues decreased 26% from 1999 levels.

            To combat this severe decline in revenues, in March 2000 The Morgan
Group, Inc. instituted significant cost reduction initiatives in all areas, with the primary focus on staff reduction and facility consolidation. The effects of these initiatives were savings of $1.8 million in 2000. The Morgan Group, Inc.
estimates that the effects of these initiatives will continue and will approximate savings of $3.2 million in 2001. In spite of these significant efforts, operating costs as a percentage of revenue were 102% for the year ended
December 31, 2000, compared to 99% in the prior year, resulting in a loss from operations of $2.0 million.

            Because of the existence of significant non-cash expenses, such as depreciation of fixed assets and amortization of intangible assets, The Morgan
Group, Inc. believes that EBITDA contributes to a better understanding of its ability to satisfy its obligations and to utilize cash for other purposes.
EBITDA should not be considered in isolation, from or as a substitute for, operating income, cash flow from operating activities, and other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles. The loss before interest, taxes, depreciation and amortization (EBITDA loss) was $971,000 in 2000, as compared to positive EBITDA of $1.8 million in 1999.

            In the fourth quarter of 2000, The Morgan Group, Inc. recorded a non-cash charge of $3.2 million relating to the valuation of deferred tax assets. As The Morgan Group, Inc. has a cumulative loss in its three most recent fiscal years and is in default on its credit facility (see "Liquidity and
Capital Resources" below), its management believes that it would be inconsistent with the technical provisions of Statement of Financial Accounting Standard No.
109, to rely on future taxable income to support realization of the deferred tax assets. The Morgan Group, Inc. therefore wrote off deferred tax assets that were not currently realizable.

                                      -18-

            The Morgan Group, Inc. experienced net loss for 2000 of $4.8 million compared to net income of $19,000 in 1999.

Segment Results

            The Morgan Group, Inc. conducts its operations in four principal segments as discussed below. The following discussion sets forth certain information about the segment results.

Manufactured Housing

            Manufactured housing operating revenues are generated from providing transportation and logistical services to manufacturers of manufactured homes.
Manufactured housing operating revenues decreased 29% from 1999 to $70.6 million in 2000.

            The manufactured housing industry as a whole continued to decline in
2000, with industry shipments down by 26%. The decline is due in large part to the combined impact of tightened consumer credit standards, increased industry repossessions and excess inventory. The Morgan Group, Inc. is highly dependent upon the manufactured housing industry generally and on certain major customers within that industry. Some of The Morgan Group, Inc.'s customers are financially stressed by continued weakness in the industry. Unit deliveries in the manufactured housing segment declined by 31% in 2000, indicating a loss of market share due primarily to competitive pricing pressures.

            EBITDA decreased $4.5 million to $5.8 million due to the decrease in business. The decrease in revenue of $6.9 million was partially offset by $2.2 million in reduced costs. The Morgan Group, Inc. closed some terminals due to plant closures and consolidated terminals in other areas to serve the needs of more than one customer from a single location.

            The Morgan Group, Inc.'s focus on manufactured housing is on large national contracts. During 2001, The Morgan Group, Inc. obtained significant additional contracts with Fleetwood Enterprises, Inc. and Clayton Homes, Inc.
under which it will provide for each client a significantly higher percentage of the shipments, for terms of one year and two years, respectively. The Morgan
Group, Inc. will continue to pursue these efforts.

Driver Outsourcing

            The Morgan Group, Inc.'s driver outsourcing segment provides outsourcing transportation services primarily to manufacturers of recreational vehicles, commercial trucks and other specialized vehicles. Driver outsourcing operating revenues decreased 10% in 2000 to $20.9 million. The decrease was primarily the result of softness in the recreational vehicle market. However, driver outsourcing EBITDA increased $900,000 to $1.3 million from improved operating efficiencies, consolidations and other reductions in overhead costs.

Specialized Outsourcing Services

            Specialized outsourcing services consists of delivering large trailers, travel and other small trailers. The Morgan Group, Inc. discontinued a specialized transport service, decking, in 2000. Operating revenues decreased
28% to $15.3 million in 2000. This decrease was primarily caused by a reduction in available drivers and discontinuing the decking deliveries. Specialized outsourcing services incurred an EBITDA loss of $140,000 in 2000 compared to an
EBITDA of $469,000 in 1999. This loss was caused primarily by the reduction in the delivery of large trailers ($1.1 million) and decking ($360,000), partially offset by improved operating efficiencies and overhead cost reductions, representing an aggregate savings of $882,000.

                                      -19-

Insurance and Finance

            The Morgan Group, Inc.'s insurance and finance segment provides insurance and financing services to its drivers and independent owner-operators.
This segment also acts as a cost center because it accounts for all bodily injury, property damage and cargo loss costs.

            Insurance and finance operating revenues decreased $1.0 million to
$2.9 million in 2000 reflecting a decrease in owner-operator insurance premiums relating to the decline in the manufactured housing industry. However, insurance and finance EBITDA loss decreased $2.2 million to $6.8 million due to improved bodily injury, property damage and cargo loss claims experience. The deductible for personal injury and property damage is $250,000 per occurrence. The cargo deductible is $1,000,000. Accordingly, The Morgan Group, Inc. is essentially self-insured for cargo losses.

            As a part of continuing efforts to contain claims' expense, The
Morgan Group, Inc. is expanding its safety awareness as well as formal safety training efforts among both owner-operators and terminal personnel. Cargo claims as a percent of operating revenue decreased from 2.3% in 1999 to 1.9% in 2000.
Similarly, bodily injury and property damage claims decreased from 3.6% to 3.3%
of operating revenue. The Morgan Group, Inc. believes that its focus on driver safety is having, and may continue to have, a favorable impact.

Year 1999 Compared with 1998

Consolidated Results

            During 1999, The Morgan Group, Inc. experienced a decrease in the number of manufactured housing shipments and a continued increase in insurance and claims costs. The Morgan Group, Inc. also experienced a reduction in operating revenues and profitability in the specialized outsourcing services segment.

            Industrial shipment of new manufactured homes decreased
approximately 4% in 1999. The Morgan Group, Inc. was more severely impacted as its largest customer experienced an approximate 21% decline in retail sales of new homes. As a result, The Morgan Group, Inc. sustained an 8% decrease in shipments of new homes in 1999.

            The Morgan Group, Inc.'s total operating revenues in 1999 decreased
$4.9 million to $145.6 million from $150.5 million in 1998. Its operating income before interest, taxes, depreciation and amortization (EBITDA) decreased from
$3.2 million in 1998 to $1.8 million in 1999.

            Net interest expense decreased from $545,000 in 1998 to $338,000 in
1999 as a result of improved cash management that reduced the amount of its borrowings from its credit facility.

            Accordingly, net income for 1999 was $19,000 compared to $903,000 in
1998.

Manufactured Housing

            Manufactured housing operating revenues began decreasing in the second quarter, and ended the year at $99.5 million, or a 6% reduction from
1998. In spite of this reduction, EBITDA for 1999 ended at $10.3 million compared to $10.8 million for 1998 because of cost reduction measures instituted by management that largely mitigated the revenue decline.

Driver Outsourcing

            The Morgan Group, Inc.'s driver outsourcing business demonstrated positive growth in 1999. Operating revenues increased 18% to $23.4 million in
1999 while EBITDA increased by $301,000. However, high driver recruiting and other overhead costs continued to depress the profitability of this segment in
1999. Accrued expenses in this segment for 1999 were $1.0 million, representing an increase of $200,000 from 1998, and overhead costs of $2.1 million, representing an increase of $128,000 from 1998.

Specialized Outsourcing Services

            Specialized outsourcing services operating revenues decreased 8% to
$21.2 million in 1999. The Morgan Group, Inc. received $1.0 million less revenue from pick-up shipments by one customer and $673,000 less revenue from decking operations as a result of a general market decline. Specialized outsourcing services' EBITDA decreased $542,000 primarily on the lower volume and an increase in overhead costs of $460,000 associated with large trailer delivery.

                                      -20-

Insurance and Finance

            Insurance and finance operating revenues decreased less than 3% in
1999, particularly in the latter months of the year, reflecting a decrease in owner-operator insurance premiums relating to the slow-down in the manufactured housing industry.

            During 1999, The Morgan Group, Inc. continued to be affected by increasing claims costs. Claim costs in 1999, as a percent of operating revenue increased to 5.9% from 5.1% in 1998. As stated above, effective April 1, 1999, the deductible for personal injury and property damage increased to $250,000 per occurrence. Additionally, the cargo stop-loss insurance policy provision terminated and the deductible was increased to $1,000,000.

Interim Results Of Operations For The Quarter Ended September 30, 2001

Consolidated Results

            For third-quarter 2001, revenues were down 13 percent to $24.8 million versus the $28.6 million reported in the year-ago quarter. The Morgan
Group, Inc. reported revenue improvements of 51% in the towaway division and 26%
in the pickup division. These increases were offset by a 27% decline in revenue from the manufactured housing division.

            Revenues for September were negatively impacted for all four divisions by the September 11 terrorist attacks. Shippers experienced work slowdowns and demand fell as some customers cancelled orders. In addition, continued weakness in the manufactured housing sector resulted in reduced revenues in the manufactured housing division, although the industry continues to make progress since hitting bottom in February 2001.

            To offset the lower revenue, The Morgan Group, Inc. has implemented cost-cutting programs designed to match company expenses with reduced revenue levels. In The Morgan Group, Inc.'s business model, 86% of expenses are variable on a load-by-load basis, 11% of expenses are variable within a 60-day period, and only 3% are fixed in the long term. The Morgan Group, Inc. has continued to eliminate or reduce costs to maximize operating profit on overall lower revenues.

            The Morgan Group, Inc. renewed its liability and workers
compensation insurance on July 1, 2001 resulting in increased expense. The liability insurance market for trucking companies has been negatively impacted by increased loss ratios, higher credit risk and a decrease in available capacity in the excess reinsurance market. The Morgan Group, Inc. will attempt to recover much of the increased insurance cost in the form of apportioned insurance charges (AIC) to customers.

            Operating costs were 91.3% of total revenues for the quarter compared to 91.0% in prior year. Selling, general and administrative expenses were 8.6% of revenue compared to 7.5% of revenue in the third quarter of 2000.

            The reduced revenue and increased insurance expense resulted in an operating loss of $169,000 in the third quarter compared to operating income of
$178,000 in 2000.

            The Morgan Group, Inc. also reported that effective October 1, 2001, it would no longer be the primary carrier for Oakwood Homes Corporation (NYSE:
OH). In past years, Oakwood Homes Corporation was its largest customer, generating revenues in excess of $25 million for the manufactured housing division. A weakened market for manufactured homes and reductions in capacity at
Oakwood Homes Corporation had reduced The Morgan Group, Inc.'s revenue stream from Oakwood Homes Corporation to a $12 million annualized base. The Morgan
Group, Inc. will continue as the primary backup carrier for Oakwood Homes
Corporation.

            The Morgan Group, Inc. is currently implementing marketing and sales programs directed at successfully replacing the Oakwood revenue. The Morgan
Group, Inc. has obtained significant new contracts with New Flyer Industries,
Monaco Coach, Union Pacific, Wabash Trailers and others that in the aggregate are expected to generate annual revenue offsetting the Oakwood decline.

                                      -21-

Manufactured Housing

            Revenues for the manufactured housing division decreased by $4.8 million or 26% in the third quarter compared to prior year.

            The manufactured housing market continues to rebound slowly from a severe two-year slump. Shipments of manufactured homes in July and August of
2001 were down 17% compared to the prior year. This compares to year-over-year declines of 41% in the first quarter and 29% in the second quarter of 2001 compared to 2000.

            Revenues for September manufactured housing were negatively impacted by a loss of drivers that primarily hauled Oakwood Homes Corporation homes. The
Morgan Group, Inc. expects to replace many of the drivers and much of the business lost as a result of the Oakwood Homes Corporation contract change.

            In September The Morgan Group, Inc. filed a lawsuit alleging that one of its former senior officers had conspired with a competitor to misappropriate its drivers, employees, customers and trade secrets both during that officer's employment with The Morgan Group, Inc. and after she left its employment. The court issued a preliminary injunction in favor of The Morgan
Group, Inc. on September 28, 2001. In addition, The Morgan Group, Inc. is seeking monetary damages as well as a permanent injunction against unfair competition and unlawful interference with its contracts.

Driver Outsourcing

            Operating revenues for the driver outsourcing division in the quarter decreased by $620,000 million or 12% from prior year as a result of reduced demand for recreational vehicles.

            The driver outsourcing division has acquired several new contracts that will increase revenue beginning in October 2001.

Specialized Outsourcing Services

            Operating revenues for the specialized outsourcing division increased by $1.7 million or 42% compared to prior year third quarter. Revenues of the towaway division that leases independent contractors with Class 8 tractors grew by 51% compared to prior year. The towaway division has 113 owner operators leased on and continues to grow its brokerage function which contracts customer loads to other carriers. The pick-up division, which utilizes independent contractors with dual-axle pick-up trucks to move travel trailers and boats, reported 26% revenue growth compared to prior year despite the down market in recreational vehicles.

Insurance and Finance

            Insurance and Finance operating revenues decreased $97,000 or 13% in the third quarter of 2001 as a result of decreases in the number of drivers and independent owner-operators.

For the Nine Months Ended September 30, 2001

Consolidated Results

            Revenues for the first nine months of 2001 decreased by $16.5 million or 19% compared to 2000. The decrease is primarily related to the previously discussed weak market for shipments of new manufactured homes.

            As a result of comprehensive cost reduction initiatives, The Morgan
Group, Inc. was able to reduce the operating loss to $247,000 from $607,000 in the first nine months of 2000.

                                      -22-

Manufactured Housing

            Manufactured housing revenues declined by $17.5 million or 31% for the nine months ended September 30, 2001 compared to 2000. According to the
Manufactured Housing Institute, shipments of new manufactured homes from January through August of 2001 decreased by 33% compared to the same period in 2000.

Driver Outsourcing

            Operating revenues for the first nine months of 2001 declined by 17%
or $2.8 million compared to 2000. This decline is primarily a result of weak demand for recreational vehicles in 2001 compared to 2000. In addition, the general demand for commercial trucks, buses, step-out vans, trams and other specialized equipment declined in step with the slowdown in the national economy.

Specialized Outsourcing Services

            Operating revenues in specialized outsourcing services increased 36%
or $4.2 million during the first nine months of 2001 compared to 2000. The towaway division has expanded revenues by 43% by adding to the number of owner operators leased on to The Morgan Group, Inc. and by expanding its brokerage operation. The pick up division has grown by 27% by recruiting new employees, business and drivers throughout the year.

Liquidity and Capital Resources at December 31, 2000

            Operating activities used $0.9 million of cash in 2000 compared to a
$4.9 million cash generation in 1999. The 2000 net loss and reductions in working capital liabilities was partially offset by the deferred tax assets valuation reserve and by reductions in trade accounts receivable and other working capital assets. The Morgan Group, Inc. recorded an income tax receivable of $499,000 as of December 31, 2000 as it intends to file for tax refunds based on prior year payments. Trade accounts receivable decreased $2.4 million primarily due to the decline in operating revenue. Day's sales outstanding increased to 33 days at December 31, 2000 as compared to 28 days at December 31,
1999.

            The Morgan Group, Inc.'s investment in property and equipment decreased in 2000 to $106,000 with expenditures for an optical scanning system and other new information systems. The Morgan Group, Inc.'s 2001 capital expenditure plan approximates $150,000.

            At December 31, 2000, The Morgan Group, Inc. had a $7.7 million revolving credit facility, with a $6.7 million letter of credit sub-limit. At
December 31, 2000, The Morgan Group, Inc. had no outstanding debt under its credit facility, and $6.6 million of letters of credit were outstanding under the credit facility. Letters of credit are required for self-insurance retention reserves and other corporate needs.

            The Morgan Group, Inc.'s credit facility matured on January 28,
2001, at which time The Morgan Group, Inc. had no outstanding debt and $6.6 million outstanding letters of credit. As a result of the credit facility not being renewed, The Morgan Group, Inc. had a payment default arising from the lender's right to demand cash to meet outstanding obligations under the letters of credit and the bank had discretion whether to make any loans to The Morgan
Group, Inc. or issue additional letters of credit for The Morgan Group, Inc. In
July 2001, The Morgan Group, Inc. established two credit facilities to replace the matured credit facility. Please see "Liquidity and Capital Resources at
September 30, 2001" below.

            During 2000, The Morgan Group, Inc. declared quarterly dividends on its Class A common stock of $.05 per share and dividends of $.025 per share on its Class B common stock through the first three quarters. No dividends were declared in the fourth quarter. Payment of dividends is within the discretion of the Board of Directors. Payment of future dividends will be dependent upon, among other things, earnings, debt covenants, future growth plans, legal restrictions, and The Morgan Group, Inc.'s financial condition.

            The Morgan Group, Inc. had minimal exposure to interest rates as of
December 31, 2000, because its outstanding long-term debt was not significant.
The new credit facilities mentioned above bear interest at variable rates based on either The Bank of New York Alternate Base Rate or the one month LIBOR, or, in the case of the new mortgage facility, the prime rate. Accordingly, borrowings under the credit facilities have exposure to changes in interest rates.

                                      -23-

            Under current policies, The Morgan Group, Inc. does not use interest rate derivative instruments to manage exposure to interest rate changes. Also,
The Morgan Group, Inc. currently is not using any fuel hedging instruments.

Liquidity and Capital Resources at September 30, 2001

            On July 12, 2001, The Morgan Group, Inc. completed a previously announced $2 million capital infusion from its majority stockholder Lynch
Interactive Corporation. The Morgan Group, Inc. issued one million new Class B shares of common stock in exchange for a $2 million cash investment, thereby increasing Lynch Interactive Corporation's ownership position from 55.6% to
68.5%. The proceeds from the transaction are invested in U.S. Treasury backed instruments and are pledged as collateral for a credit facility.

            On July 27, 2001, The Morgan Group, Inc. obtained a new three-year
$12.5 million credit facility. This credit facility replaces its previous credit line that had expired on January 28, 2001 and was not renewed.

            This credit facility will be used for working capital purposes and to post letters of credit for insurance contracts. As of September 30, 2001, The
Morgan Group, Inc. had outstanding borrowings of $869,000 and $7.6 million outstanding letters of credit. Borrowings will bear interest at a rate per annum equal to either Bank of New York Alternate Base Rate ("ABR") plus one-half percent or, at The Morgan Group, Inc.'s option, absent an event of default, the one month London Interbank Offered Rate ("LIBOR") as published in The Wall
Street Journal, averaged monthly, plus three percent. Borrowings and posted letters of credit on the credit facility are limited to a borrowing base calculation that includes 85% of eligible receivables and 95% of eligible investments, and are subject to certain financial covenants including minimum tangible net worth, maximum funded debt, minimum fixed interest coverage and maximum capital expenditures. The facility is secured by accounts receivable, investments, inventory, equipment and general intangibles. The facility may be prepaid anytime with prepayment being subject to a 3%, .75% and .25% prepayment penalty during year 1, 2 and 3, respectively.

            This prior credit facility matured on January 28, 2001, at which time The Morgan Group, Inc. had no outstanding debt and $6.6 million outstanding letters of credit. The Morgan Group, Inc. was in default of the financial covenants. The bank decided not to renew the credit facility. As a result of the prior credit facility not being renewed, The Morgan Group, Inc. had a payment default.

            On July 31, 2001, The Morgan Group, Inc. closed on a new real estate mortgage for $500,000 that is secured by its land and buildings in Elkhart,
Indiana. The loan will be used for short-term working capital purposes. The mortgage bears interest at prime rate plus 0.75%, and is for a six-month term with outstanding principal due on February 1, 2002. The loan may be prepaid at any time with no penalties, and is subject to the same covenants as the new credit facility. The Morgan Group, Inc.'s application for additional capacity under this facility is under consideration.

            In addition, in August 2001 The Morgan Group, Inc. received an income tax refund of $664,000 from filing a federal net operating loss carry-back return for the 2000 tax year.

            Effective July 1, 2001, The Morgan Group, Inc. renewed its primary liability insurance, workers compensation, cargo, and property insurance.
Acquisition of liability insurance in the trucking industry has become increasingly more difficult and expensive over the past year. As a result, The
Morgan Group, Inc.'s insurance premiums effective July 1, 2001 increased significantly. The Morgan Group, Inc. will recover much of this increase from customers in the form of apportioned insurance charges (AIC). The net impact on its operating results for the next 12 months cannot be determined at this time.

            The Morgan Group, Inc. has posted increased letters of credit to the insurance carriers through the new credit facility as collateral for the payment of claim reimbursements. The Morgan Group, Inc. believes the combination of the above financial transactions will be adequate to allow it to post all required letters of credit for insurance contracts.

            The Morgan Group, Inc.'s financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Morgan Group,
Inc.'s ability to continue as a going concern is dependent upon its ability to successfully maintain its financing arrangements and to comply with the terms thereof.

                                      -24-

            The Morgan Group, Inc. believes that internally generated funds together with the recent equity infusion and resources available under the replacement credit and mortgage facilities will be sufficient to provide for its capital and liquidity requirements for the next 12 months.

Inflation

            Most of The Morgan Group, Inc.'s expenses are affected by inflation, which generally results in increased costs. During 2000, the effect of inflation on its results of operation was minimal.

            The transportation industry is dependent upon the availability and cost of fuel. Although fuel costs are paid by The Morgan Group, Inc.'s owner-operators, increases in fuel prices may have significant adverse effects on its operations for various reasons. Since fuel costs vary between regions, drivers may become more selective as to regions in which they will transport goods resulting in diminished driver availability. Also, The Morgan Group, Inc.
would experience adverse effects during the time period from when fuel costs begin to increase until the time when scheduled rate increases to customers are enacted. Increases in fuel prices may also affect the sale of recreational vehicles by making their purchase less attractive to consumers. A decrease in the sale of recreational vehicles would be accompanied by a decrease in the transportation of recreational vehicles and a decrease in the need for driver outsourcing services.

Impact of Seasonality

            Shipments of manufactured homes tend to decline in the winter months in areas where poor weather conditions inhibit transport. This usually reduces operating revenues in the first and fourth quarters of the year. The Morgan
Group, Inc.'s operating revenues, therefore, tend to be stronger in the second and third quarters.

                                    BUSINESS

Overview

            We were incorporated in November 2001 to serve as a holding company for Lynch Interactive Corporation's controlling interest in The Morgan Group,
Inc. Upon our formation as a wholly owned subsidiary of Lynch Interactive
Corporation, Lynch Interactive Corporation transferred to us 161,100 shares of
The Morgan Group, Inc.'s outstanding Class A common stock, warrants to purchase an additional 161,100 such shares at $9.00 per share, 2,200,000 shares of The
Morgan Group, Inc.'s Class B common stock and warrants to purchase an additional
2,200,000 such shares at $9.00 per share, giving us control of more than 80% of
The Morgan Group, Inc.'s aggregate voting power. In addition, Lynch Interactive
Corporation made a capital contribution to us of $500,000 and assigned to us a services agreement with The Morgan Group, Inc. pursuant to which The Morgan
Group, Inc. has agreed to pay $100,000 per year for certain management services.
The Morgan Group, Inc. has not made any payments under this agreement since the first quarter of 2001. We have no additional significant assets and we have had no operations to date.

            The Morgan Group, Inc. is the nation's largest publicly owned service company in managing the delivery of manufactured homes, commercial vehicles and specialized equipment in the United States, and through its wholly owned and principal subsidiary, Morgan Drive Away, Inc., has been operating since 1936. The Morgan Group, Inc. primarily provides outsourcing transportation services through a national network of approximately 775 independent owner-operators and approximately 1,112 other drivers as of October 31, 2001.
The Morgan Group, Inc. dispatches its drivers from 56 locations in 27 states.
The Morgan Group, Inc.'s largest customers include Fleetwood Enterprises, Inc.,
Champion Enterprises, Inc., Winnebago Industries, Inc., Cavalier Homes, Inc.,
Clayton Homes, Inc., Four Seasons Housing, Inc., Thor Industries, Inc., Holiday
Rambler and Damon Corporation.

            The Morgan Group, Inc. also provides certain insurance and financing services to the independent owner-operators through its insurance and finance subsidiaries, Interstate Indemnity Company and Morgan Finance, Inc.,
respectively.

                                      -25-

            As further described below, The Morgan Group, Inc.'s strategy is to grow through expansion in the niche businesses already being serviced, along with pursuing acquisitions or joint ventures in related industries. In addition,
The Morgan Group, Inc. will look to expand insurance product offerings to drivers and owner-operators through its Interstate Indemnity Company.

Company Services

            The Morgan Group, Inc. operates in these business segments:
Manufactured Housing, Driver Outsourcing, Specialized Outsourcing Services, and
Insurance and Finance.

            o   Manufactured Housing Segment. The largest portion of The Morgan
                Group, Inc.'s operating revenues is derived from transportation of manufactured housing, primarily new manufactured homes, modular homes, and office trailers. This segment also transports used manufactured homes and offices for individuals, businesses, and the U.S. Government. Based on industry shipment data
                available from the Manufactured Housing Institute, The Morgan
                Group, Inc. is the largest transporter of manufactured homes in the United States. As of October 31, 2001, the manufactured housing segment ships products through approximately 426
                independent owner-operators driving specially modified
                semi-tractors referred to as "toters." The number of independent owner-operators decreased approximately 47% from October 31,
                2000 principally due to a decrease in shipments. Makers of manufactured housing generally ship their products no more than a few hundred miles from their production facilities. Therefore, to serve the regional structure of this industry, The Morgan
                Group, Inc. positions its dispatch offices close to the
                production facilities of its customers in order to best service them. The Morgan Group, Inc. reduced its number of manufacturing housing dispatch offices in 2000 by 18 locations, primarily due to plant closures and internal consolidation. Most manufactured housing units, when transported, require a special permit
                prescribing the time and manner of transport for
                over-dimensional loads. The Morgan Group, Inc. obtains the permits required for each shipment from each state through which the shipment will pass.

                In 2001, for the third consecutive year, the manufactured
                housing industry experienced a decline in shipments and
                production. Industry production by the manufactured housing industry (considering double-wide homes as two shipments) in the
                United States decreased by approximately 26% to 426,000 in 2000 from 574,000 in 1999, after a 5% decrease in 1999 according to data from the Manufactured Housing Institute. The manufactured housing industry continues to suffer from the combined impact of tightened consumer credit standards, increased industry
                repossessions and excess inventory. The Morgan Group, Inc.
                believes that affordable manufactured housing over the long-term should continue to grow along with the general economy, as long as employment statistics and consumer confidence remain strong.
                There is no assurance, however, that manufactured housing
                production will increase.

            o   Driver Outsourcing Segment. The driver outsourcing segment provides outsourcing transportation services primarily to
                manufacturers of recreational vehicles, commercial trucks, and other specialized vehicles through a network of service centers in nine states. Driver outsourcing engages the services of approximately 1,112 drivers who are outsourced to customers to deliver the vehicles. In 2000, driver outsourcing delivered approximately 36,900 units through the use of these drivers.
                While the number of deliveries decreased, operating revenue per unit delivered increased in 2000.

            o   Specialized Outsourcing Services Segment. The specialized
                outsourcing services segment consists of large trailer, or towaway, delivery, travel and other small trailer, or pick-up, delivery. The towaway operation moved approximately 8,250 large trailers in 2000 compared to 14,600 large trailers in 1999, primarily the result of a shortage in independent owner-operator availability. As of October 31, 2001, the towaway operation had contracts with approximately 123 independent owner-operators who drive semi-tractors compared to 89 independent owner-operators at October 31, 2000. As of October 31, 2000, The Morgan Group,
                Inc. delivered travel and other small trailers through 226 independent owner-operators utilizing pickup trucks compared to
                161 independent owner-operators in 1999.

            o   Insurance and Finance Segment. The insurance and finance segment provides insurance and financing to The Morgan Group, Inc.'s drivers and independent owner-operators. Interstate Indemnity
                Company, The Morgan Group, Inc.'s insurance subsidiary, may accept a limited portion or all of the underwriting risk,
                retaining the appropriate proportion of the premiums. This segment administers cargo, bodily injury and property damage insurance programs.

                                      -26-

Growth Strategy

            The Morgan Group, Inc.'s growth strategy is to focus on its core transportation services, and to grow its market in manufactured housing and driver outsourcing through acquisitions, if suitable opportunities arise. To enhance its profitability, The Morgan Group, Inc. is continuing the process of reducing its overhead costs.

            o   Manufactured Housing. The Morgan Group, Inc. believes it can take better advantage of its position in the manufactured
                housing industry and its relationship with manufacturers,
                retailers, and independent owner-operators, by expanding the services it offers within its specialized business. As the nation's largest service company managing the delivery of
                manufactured homes, The Morgan Group, Inc. will also pursue other national contracts with manufacturers, and continue to pursue opportunities to offer new services and consider
                acquisition opportunities.

            o   Driver Outsourcing. The Morgan Group, Inc. has focused its operations in two broad markets, recreational and commercial vehicles. Given the softness in the recreational vehicle
                industry, The Morgan Group, Inc. is looking to expand its growth in the delivery of commercial vehicles, such as school buses, ambulances, dump trucks and shuttle buses. In addition, The
                Morgan Group, Inc. has strengthened its sales and marketing staff. The Morgan Group, Inc.'s growth strategy within this market includes expanding its market position in this highly fragmented delivery transportation market. The future growth rate of The Morgan Group, Inc.'s outsourcing business is
                dependent upon continuing to add major vehicle customers and expanding The Morgan Group, Inc.'s driver force.

            o   Specialized Outsourcing Services. The Morgan Group, Inc.
                believes it can grow its towaway business by increasing the number of available drivers and through the use of
                transportation brokers. The Morgan Group, Inc. has not been able to take full advantage of large trailer delivery opportunities because it did not have a sufficient number of towaway drivers or its drivers were not in the necessary locations.
                Additionally, The Morgan Group, Inc. continues to develop other market opportunities for the pick-up portion of this segment.

            o   Acquisitions/Joint Ventures. The Morgan Group, Inc. is
                continuously considering acquisition opportunities. The Morgan
                Group, Inc. may consider acquiring regional or national firms that service the manufactured housing and/or the outsourcing industry as well as logistics, transportation, or related
                industries. The Morgan Group, Inc. is continually reviewing potential acquisitions and joint venture opportunities and is engaged in negotiations from time to time. There can be no assurance that any future transactions will be effected.

Forward-Looking Discussion

            During the remainder of 2001, The Morgan Group, Inc. could benefit from further reduction of overhead costs and an improvement of its safety record. While The Morgan Group, Inc. remains optimistic over the long term, near term results could be affected by a number of internal and external economic conditions.

            o   Dependence on Manufactured Housing. Shipments of manufactured housing have historically accounted for a substantial majority of The Morgan Group, Inc.'s operating revenues. Therefore, The
                Morgan Group, Inc.'s prospects are substantially dependent upon this industry, which is subject to broad production cycles.
                Currently, manufactured housing is experiencing an industry-wide decline in shipments, which is having an adverse impact on The
                Morgan Group, Inc.'s operating revenues and profitability.

            o   Costs of Accident Claims and Insurance. Traffic accidents occur in the ordinary course of The Morgan Group, Inc.'s business.
                Claims arising from such accidents can be significant. Although
                The Morgan Group, Inc. maintains liability and cargo insurance, the number and severity of the accidents involving The Morgan
                Group, Inc.'s independent owner-operators and drivers can have a significant adverse effect on the profitability of The Morgan
                Group, Inc. through premium increases and amounts of loss
                retained by The Morgan Group, Inc. below deductible limits or above its total coverage. There can be no assurance that The
                Morgan Group, Inc. can continue to maintain its present
                insurance coverage on acceptable terms or that the cost of such coverage will not increase significantly.

                                      -27-

            o   Customer Contracts and Concentration. Historically, a majority of The Morgan Group, Inc.'s operating revenues have been derived under contracts with customers. Such contracts generally have one, two, or three year terms. There is no assurance that
                customers will agree to renew their contracts on acceptable terms or on terms as favorable as those currently in force. The
                Morgan Group, Inc.'s top ten customers have historically
                accounted for a majority of its operating revenues. The loss of one or more of these significant customers could adversely affect The Morgan Group, Inc.'s results of operations. A number of The Morgan Group, Inc.'s major customers are experiencing financial difficulty as a result of the softness in the
                manufactured housing and recreational vehicle markets.

            o   Competition for Qualified Drivers. Recruitment and retention of qualified drivers and independent owner-operators is highly competitive. The Morgan Group, Inc.'s contracts with independent owner-operators are terminable by either party on ten days'
                notice. There is no assurance that The Morgan Group, Inc.'s drivers will continue to maintain their contracts in force or that The Morgan Group, Inc. will be able to recruit a sufficient number of new drivers on terms similar to those presently in force. The Morgan Group, Inc. may not be able to engage a
                sufficient number of new drivers to meet customer shipment demands from time to time, resulting in loss of operating
                revenues that might otherwise be available to it.

            o   Risks of Acquisitions and Expansions. The Morgan Group, Inc. has
                sought and will continue to seek favorable acquisition
                opportunities. Its strategic plans may also include the
                initiation of new services or products, either directly or through acquisition, within existing and/or complimentary
                business lines. There is no assurance that The Morgan Group,
                Inc. will be able to identify favorable acquisition
                opportunities, that its acquisitions will be successfully
                integrated into its operations or that they will prove to be profitable.

Seasonality and General Economic Conditions

            The Morgan Group, Inc.'s operations have historically been seasonal, with generally higher operating revenues generated in the second and third quarters than in the first and fourth quarters. A smaller percentage of The
Morgan Group, Inc.'s operating revenues are generated in the winter months in areas where weather conditions limit highway use. The seasonality of The Morgan
Group, Inc.'s business may cause a significant variation in its quarterly operating results. Additionally, The Morgan Group, Inc.'s operations are affected by fluctuations in interest rates and the availability of credit to purchasers of manufactured homes and recreational vehicles, general economic conditions, and the availability and price of motor fuels. See "Management's
Discussion and Analysis of Financial Condition and Results of Operations -
Liquidity and Capital Reserves at December 31, 2000."

            The Morgan Group, Inc. requires significant credit facilities from independent financial institutions to support its working capital needs and to provide letters of credit for its insurance arrangements. The availability and sufficiency of such credit facilities depends on The Morgan Group, Inc.'s financial condition and operating performance, which is affected by the other factors described herein, as well as the willingness of lenders to provide credit support in the transportation and manufacturing housing sector. Without such credit facilities, The Morgan Group, Inc. might not be able to continue as a going concern.

Customers and Marketing

            The Morgan Group, Inc.'s customers requiring delivery of
manufactured homes, recreational vehicles, commercial trucks, and specialized vehicles are located in various parts of the United States. The Morgan Group,
Inc.'s largest manufactured housing customers include Fleetwood Enterprises,
Inc., Champion Enterprises, Inc., Cavalier Homes, Inc., Clayton Homes, Inc.,
Four Seasons Housing, Inc., Scotsman, and Commodore Corporation. The Morgan
Group, Inc.'s largest driver outsourcing customers include Winnebago Industries,
Inc., Thor Industries, Inc. Damon Corporation and Utilimaster. The Morgan Group,
Inc.'s largest specialized outsourcing services customers include Fleetwood
Enterprises, Inc., Keystone RV and North American Van Lines, Inc. While most manufacturers rely solely on carriers such as The Morgan Group, Inc., other manufacturers operate their own equipment and may employ outside carriers on a limited basis.

                                      -28-

            The Morgan Group, Inc.'s operating revenues are comprised primarily of linehaul revenues derived by multiplying the miles of a given shipment by the stated mileage rate. Operating revenues also include charges for permits, insurance, escorts and other items. A substantial portion of The Morgan Group,
Inc.'s operating revenues are generated under one, two, or three-year contracts with producers of manufactured homes, recreational vehicles, and the other products. In these contracts, the manufacturers agree that a specific percentage
(up to 100%) of their transportation service requirements from a particular location will be performed by The Morgan Group, Inc. on the basis of a prescribed rate schedule, subject to certain adjustments to accommodate increases in The Morgan Group, Inc.'s transportation costs. Linehaul revenues generated under customer contracts in 2000, 1999 and 1998 were 69%, 71%, and 64%
of total linehaul revenues, respectively.

            The Morgan Group, Inc.'s ten largest customers all have been served for at least three years and accounted for approximately 67%, 68% and 69% of its linehaul revenues in 2000, 1999 and 1998, respectively. Linehaul revenues under contracts with Fleetwood Enterprises, Inc. and Oakwood Homes Corporation
accounted for over 15% and 20%, respectively, of linehaul revenues in 2000. The
Fleetwood Enterprises, Inc. manufactured housing contract is continuous except that it may be terminated upon thirty (30) day written notice by either party if the other party has repeatedly failed to perform, persistently disregarded applicable laws or regulations, or otherwise committed a substantial violation of the contract. The Morgan Group, Inc. has been servicing Fleetwood
Enterprises, Inc. for over 25 years. The Oakwood Homes Corporation manufactured housing contract expired on October 31, 2001 and will not be renewed; however,
The Morgan Group, Inc. will continue to be the primary back-up carrier for
Oakwood Homes Corporation. Most contracts provide for scheduled rate increases based upon regional fuel prices. These increases are generally passed on to the independent owner-operators who purchase fuel.

            The Morgan Group, Inc. markets and sells its services through 56 locations in 27 states at October 31, 2001, concentrated where manufactured housing and recreational vehicle production facilities are located. Marketing support personnel are located both at The Morgan Group, Inc.'s Elkhart, Indiana headquarters and regionally. Dispatch offices are supervised by regional offices.

            The Morgan Group, Inc. has 37 dispatch offices, each devoted primarily to a single customer facility. This setup allows the dispatching agent and local personnel to focus on the needs of each individual customer while remaining supported by The Morgan Group, Inc.'s nationwide operating structure.
Sales personnel at regional offices and at the corporate headquarters meet periodically with manufacturers to review production schedules, requirements and maintain contact with customers' shipping personnel. Senior management maintains personal contact with corporate officers of The Morgan Group, Inc.'s largest customers. Regional and terminal personnel also develop relationships with manufactured home park owners, retailers, finance companies and others to promote The Morgan Group, Inc.'s shipments of used manufactured homes. The
Morgan Group, Inc. also participates in industry trade shows throughout the country and advertises in trade magazines, newspapers, and telephone directories.

Independent Owner-Operators

            The shipment of product by the manufactured housing and specialized outsourcing services segments are conducted by contracting for the use of the equipment of independent owner-operators.

            Owner-operators are independent contractors who own toters, tractors or pick-up trucks, which they contract to, and operate for, The Morgan Group,
Inc. on a long-term basis. Independent owner-operators are not generally approved to transport commodities on their own in interstate or intrastate commerce. The Morgan Group, Inc., however, possesses such approvals and/or authorities, and provides marketing, insurance, communication, administrative, and other support required for such transportation.

            The Morgan Group, Inc. attracts independent owner-operators mainly through field recruiters, trade magazines, referrals, and truck stop brochures.
Recruitment and retention of qualified drivers is highly competitive and there can be no assurance that The Morgan Group, Inc. will be able to attract a sufficient number of qualified, independent owner-operators in the future.

                                      -29-

            The contract between The Morgan Group, Inc. and each owner-operator can be cancelled upon ten days' notice by either party. The weighted average length of service of The Morgan Group, Inc.'s current independent owner-operators is approximately 4.0 years in 2000 and 3.5 years in 1999. At
December 31, 2000, 1,023 independent owner-operators were under contract to The
Morgan Group, Inc., including 749 operating toters, 91 operating semi-tractors, and 183 operating pick-up trucks.

            In manufactured housing, independent owner-operators utilizing toter equipment tend to exclusively transport manufactured homes. Once modified from a semi-tractor, a toter has limited applications for hauling general freight.
Toter drivers are, therefore, unlikely to be engaged by transport firms that do not specialize in manufactured housing. This gives The Morgan Group, Inc. an advantage in retaining toter independent owner-operators. The average tenure with The Morgan Group, Inc. of its toter independent owner-operators is 4.7 years in 2000 compared to 3.9 years in 1999.

            In specialized outsourcing services, The Morgan Group, Inc. is competing with national carriers for the recruitment and retention of independent owner-operators who own semi-tractors. The average length of service of The Morgan Group, Inc.'s independent owner-operators is approximately 2.1 years in 2000, compared to 2.3 years in 1999. During 2000, the number of owner-operators providing services to the towaway segment declined, while the number of owner-operators driving pick-ups increased.

            Independent owner-operators are generally compensated for each trip on a per mile basis. Independent owner-operators are responsible for operating expenses, including fuel, maintenance, lodging, meals, and certain insurance coverages. The Morgan Group, Inc. provides required permits, cargo and liability insurance (coverage while transporting goods for The Morgan Group, Inc.), and communications, sales and administrative services. Independent owner-operators, except for owners of certain pick-up trucks, are required to possess a commercial drivers license and to meet and maintain compliance with requirements of the U.S. Department of Transportation and standards established by The Morgan
Group, Inc.

            From time to time, tax authorities have sought to assert that independent owner-operators in the trucking industry are employees, rather than independent contractors. No such tax claims have been successfully made with respect to independent owner-operators of The Morgan Group, Inc. Under existing industry practice and interpretations of federal and state tax laws, as well as
The Morgan Group, Inc.'s current method of operation, The Morgan Group, Inc.
believes that its independent owner-operators are not employees. Whether an owner-operator is an independent contractor or employee is, however, generally a fact-sensitive determination and the laws and interpretations can vary from state to state. There can be no assurance that tax authorities will not successfully challenge this position, or that such tax laws or interpretations thereof will not change. If the independent owner-operators were determined to be employees, such determination could materially increase The Morgan Group,
Inc.'s employment tax and workers' compensation exposure.

Driver Outsourcing

            The Morgan Group, Inc. utilizes both independent contractors and employees in its outsourcing operations. The Morgan Group, Inc. outsources its over 1,410 drivers on a trip-by-trip basis for delivery to retailers and rental truck agencies, recreational and commercial vehicles, such as buses, tractors, and commercial vans. These individuals are recruited through driver recruiters, trade magazines, brochures, and referrals. Prospective drivers are required to possess at least a chauffeur's license and are encouraged to obtain a commercial driver's license. They must also meet and maintain compliance with requirements of the United States Department of Transportation and standards established by
The Morgan Group, Inc. Outsourcing drivers are utilized as needed, depending on
The Morgan Group, Inc.'s transportation volume and driver availability.
Outsourcing drivers are paid on a per mile basis. The driver is responsible for most operating expenses, including fuel, return travel, lodging, and meals. The
Morgan Group, Inc. provides licenses, cargo and liability insurance, communications, sales, and administrative services.

                                      -30-

Agents and Employees

            The Morgan Group, Inc. has approximately 83 terminal managers and assistant terminal managers who are involved directly with the management of equipment and drivers. Of these 83 managers, approximately 67 are full-time employees and the remainder are independent contractors who earn commissions.
The terminal personnel are responsible for The Morgan Group, Inc.'s terminal operations including safety, customer relations, equipment assignment, and other matters. Because terminal personnel develop close relationships with The Morgan
Group, Inc.'s customers and drivers, from time to time The Morgan Group, Inc.
has suffered a terminal personnel defection, following which the former staff has sought to exploit such relationships in competition with The Morgan Group,
Inc. See "Legal Proceedings" below. In addition to the terminal personnel, The
Morgan Group, Inc. employs approximately 190 full-time employees. The Morgan
Group, Inc. also has 5 full-time employee drivers in its manufactured housing segment and 11 in its driver outsourcing division.

Risk Management, Safety and Insurance

            The risk of losses arising from traffic accidents is inherent in any transportation business. The Morgan Group, Inc. carries personal injury and property damage insurance with a deductible of $250,000 per occurrence except for the period from April 1, 1998 to March 31, 1999, which had a deductible of
$150,000. The Morgan Group, Inc. has obtained, but has not activated a self-insurance authority for personal injury and property damage coverage of up to $1,000,000. The Morgan Group, Inc. maintains cargo damage insurance with a deductible of $1,000,000 from April 1, 1999 to July 1, 2001, and $150,000 from
April 1, 1998 to March 31, 1999, and $250,000 for prior periods. The insurance policy for the period of April 1, 1998 to March 31, 1999 included a stop-loss provision. The frequency and severity of claims under The Morgan Group, Inc.'s liability insurance affects the cost and potentially the availability of such insurance. If The Morgan Group, Inc. is required to pay substantially greater insurance premiums, or incurs substantial losses above its insurance coverage or below its deductibles, its results could be materially adversely affected. The
Morgan Group, Inc. continues to review its insurance programs, self-insurance limits and excess policy provisions. The Morgan Group, Inc. believes that its current insurance coverage is adequate to cover its liability risks. There can be no assurance that The Morgan Group, Inc. can continue to maintain its present insurance coverage on acceptable terms.

            The Morgan Group, Inc. has driver recognition programs emphasizing safety to enhance its overall safety record. In addition to periodic recognition for safe operations, The Morgan Group, Inc. has implemented safe driving bonus programs. These plans generally reward drivers on an escalating rate per mile based upon the claim-free miles driven. The Morgan Group, Inc. utilizes a field safety organization that places a dedicated safety officer at most regional centers. These individuals work towards improving safety by analyzing claims, identifying opportunities to reduce claims costs, implementing preventative programs to reduce the number of incidents, and promoting the exchange of information to educate others. The Morgan Group, Inc. has a Director of Safety and D.O.T. Compliance and six (6) field safety managers.

            Interstate Indemnity Company makes available physical damage insurance coverage for The Morgan Group, Inc.'s independent owner-operators.
Interstate Indemnity Company also writes performance surety bonds for The Morgan
Group, Inc. The Morgan Group, Inc. may also utilize its wholly-owned insurance subsidiary to secure business insurance for The Morgan Group, Inc. through re-insurance contracts.

Competition

            All of The Morgan Group, Inc.'s activities are highly competitive.
In addition to fleets operated by manufacturers, The Morgan Group, Inc. competes with numerous small regional or local carriers and to a lesser extent with large national carriers. The Morgan Group, Inc.'s principal competitors in the manufactured housing and specialized outsourcing services marketplaces are privately owned. No assurance can be given that The Morgan Group, Inc. will be able to maintain its competitive position in the future.

Properties

            We do not directly own any real property.

            The Morgan Group, Inc. owns approximately 24 acres of land with improvements in Elkhart, Indiana. The improvements include a 23,000 square foot office building housing The Morgan Group, Inc.'s principal office and its manufactured housing division; a 7,000 square foot building housing the specialized outsourcing services division; a 9,000 square foot building used for
The Morgan Group, Inc.'s safety and driver service departments. Most of The
Morgan Group, Inc.'s 56 locations are situated on leased property. The Morgan
Group, Inc. also owns and leases property for storage at various locations throughout the United States, usually in proximity to manufacturers of products moved by The Morgan Group, Inc. The property leases have term commitments of a

                                      -31-

minimum of thirty days and a maximum of three years, at monthly rentals ranging from $10 to $6,500. The following table summarizes The Morgan Group, Inc.'s owned real property.

Property Location                 Property Description                                   Approximate Acreage
------------------                ---------------------                                  -------------------
Elkhart, Indiana                  Corporate and Specialized Outsourcing Services                       24
Wakarusa, Indiana                 Terminal and Storage                                                  4
Middlebury, Indiana               Terminal and storage                                                 13
Mocksville, North Carolina        Terminal and Storage                                                  8
Edgerton, Ohio                    Terminal and Storage                                                  2
Woodburn, Oregon                  Storage                                                               4
Woodburn, Oregon                  Storage                                                               1
Montevideo, Minnesota             Storage                                                               3

The following property is owned and is being held for sale:
Forth Worth, Texas                Storage                                                               6

Legal Proceedings

            We are not a party to any legal proceedings.

            On September 26, 2001, The Morgan Group, Inc. filed suit in federal court in Georgia against one of its former senior officers, a competitor and certain of the competitor's affiliates, alleging that the parties had secretly conspired to misappropriate The Morgan Group, Inc.'s drivers, employees, customers and trade secrets through unlawful means at a time when the senior officer was still a senior officer of The Morgan Group, Inc. The lawsuit further alleges that, while on The Morgan Group, Inc.'s payroll, the senior officer and some of her subordinates worked with the competitor, using false information, to convince drivers under contract with The Morgan Group, Inc. to leave and work for the competitor instead. It is also alleged that the senior officer and others working on behalf of the competitor sent more than 20 faxes (including some from The Morgan Group, Inc.'s own facilities) encouraging retail dealers under false pretenses to instruct manufacturers to have their homes shipped by the competitor rather than The Morgan Group, Inc. in interference with those manufacturers' written agreement with The Morgan Group, Inc. The lawsuit further alleges that the senior officer and others acting for the competitor improperly removed trade secret information and files from two of The Morgan Group, Inc.'s offices, including confidential pricing data that the competitor allegedly is using to unfairly compete with The Morgan Group, Inc.'s price structure.

            At a hearing on September 28, 2001, the competitor and the senior officer denied many of the allegations and any wrongdoing. The federal court issued a preliminary injunction under which the court invalidated contracts between the competitor and the drivers the competitor had recruited from The
Morgan Group, Inc. Those drivers were freed from their contracts with the competitor and given 10 days to choose among The Morgan Group, Inc., its competitor or another carrier based on full disclosure of information. The court also invalidated the letters from retail dealers to manufacturers that the competitor and the senior officer allegedly instigated, and confirmed that retail dealers should not be improperly induced to use an alternate carrier. The competitor and the senior officer also have been prohibited by the court from keeping or using any confidential information and files allegedly taken from The
Morgan Group, Inc.

            Since the issuance of the preliminary injunction, The Morgan Group,
Inc. has succeeded in its efforts to bring some of these employees, drivers and customers back to the company. The alleged illegal actions described above obviously negatively impacted the manufactured house business in the third quarter.

            In addition to the preliminary injunction issued by the court on
September 28, 2001, The Morgan Group, Inc. is also seeking monetary damages from the competitor and the senior officer, as well as a permanent injunction against unfair competition and unlawful interference with its contracts. Over the competitor's objection, the court ruled on September 28 that the parties could take immediate discovery in the case on these remaining issues.

                                      -32-

            On October 18, 2001, The Morgan Group, Inc.'s competitor filed certain counterclaims against The Morgan Group, Inc., which The Morgan Group,
Inc. plans to defend vigorously.

                     LEGISLATION AND GOVERNMENT REGULATION

            The Morgan Group, Inc.'s interstate operations are subject to regulation by the Federal Motor Carrier Safety Administration which is an agency of the United States Department of Transportation. This jurisdiction was transferred to the United States Department of Transportation with the enactment of the Interstate Commerce Commission Termination Act. Effective January 1,
1995, the economic regulation of certain intrastate operations by various state agencies was preempted by federal law. The states continue to have jurisdiction primarily to ensure that carriers providing intrastate transportation services maintain required insurance coverage, comply with applicable safety regulations, and conform to regulations governing size and weight of shipments on state highways. Most states have adopted the Federal Motor Carrier Safety
Administration safety regulations and actively enforce them in conjunction with
United States Department of Transportation personnel.

            Motor carriers normally are required to obtain approval and/or authority from the Federal Motor Carrier Safety Administration as well as various state agencies. The Morgan Group, Inc. is approved and/or holds authority to provide interstate and intrastate transportation services from, to, and between all points in the continental United States.

            The Morgan Group, Inc. provides services to certain specific customers under contract and non-contract services to the shipping public pursuant to governing rates and charges maintained at its corporate and various dispatching offices. Transportation services provided pursuant to a written contract are designed to meet a customer's specific shipping needs.

            Federal regulations govern not only operating authority and registration, but also such matters as the content of agreements with independent owner-operators, required procedures for processing of cargo loss and damage claims, and financial reporting. The Morgan Group, Inc. believes that it is in substantial compliance with all material regulations applicable to its operations.

            The United States Department of Transportation regulates safety matters with respect to the interstate operations of The Morgan Group, Inc.
Among other things, the United States Department of Transportation regulates commercial driver qualifications and licensing; sets minimum levels of financial responsibility; requires carriers to enforce limitations on drivers' hours of service; prescribes parts, accessories and maintenance procedures for safe operation of commercial/motor vehicles; establishes health and safety standards for commercial motor vehicle operators; and utilizes audits, roadside inspections and other enforcement procedures to monitor compliance with all such regulations. The United States Department of Transportation has established regulations which mandate random, periodic, pre-employment, post-accident and reasonable cause drug testing for commercial drivers and similar regulations for alcohol testing. The Morgan Group, Inc. believes that it is in substantial compliance with all material United States Department of Transportation requirements applicable to its operations.

            In Canada, provincial agencies grant both intraprovincial and extraprovincial authority; the latter permits transborder operations to and from the United States. The Morgan Group, Inc. has obtained from Canadian provincial agencies all required extraprovincial authority to provide transborder transportation of manufactured homes and motor homes throughout most of Canada.

            Most manufactured homes, when being transported by a toter, exceed the maximum dimensions allowed on state highways without a special permit. The
Morgan Group, Inc. obtains these permits for its independent contractor owner-operators from each state that allows The Morgan Group, Inc. to transport their manufactured homes on state highways. The states and Canadian provinces have special requirements for over-dimensional loads detailing permitted routes, timing required, signage, escorts, warning lights and similar matters.

            Most states and provinces also require operators to pay fuel taxes, comply with a variety of other state tax and/or registration requirements, and keep evidence of such compliance in their vehicles while in transit. The Morgan
Group, Inc. coordinates compliance with these requirements by its drivers and independent contractor owner-operators, and monitors their compliance with all applicable safety regulations.

                                      -33-

            Interstate Indemnity Company, The Morgan Group, Inc.'s insurance subsidiary, is an insurance company incorporated under Vermont law. It is required to report annually to the Vermont Department of Banking, Insurance,
Securities, & Health Care Administration, and must submit to an examination by this department on a triennial basis. Vermont regulations require Interstate
Indemnity Company to be audited annually and to have its loss reserves certified by an approved actuary. The Morgan Group, Inc. believes Interstate Indemnity
Company is in substantial compliance with Vermont insurance regulations.

            Morgan Finance, Inc., The Morgan Group, Inc.'s finance subsidiary, is incorporated under Indiana law. Morgan Finance, Inc. is subject to Indiana's
Equal Credit Opportunity Laws and other state and federal laws relating generally to fair financing practices.

                                   MANAGEMENT

Morgan Group Holding Co.

Executive Officers and Directors

            The following table sets forth the name, present principal occupation, employment history, positions, offices or employment for the past five years and ages as of December 28, 2001 for our executive officers and directors. Members of the Board are elected and serve for one year terms or until their successors are elected and qualify.

Name                       Age              Position
----                       ---              --------

Mario J. Gabelli           59               Chief Executive Officer and Director

Robert E. Dolan            50               Chief Financial Officer and Director

John Fikre                 37               Vice President, Secretary and Director

            Mario J. Gabelli. Mario J. Gabelli has served as Chairman, Chief
Executive Officer, Chief Investment Officer and a director of Gabelli Asset
Management Inc. and its predecessors since November 1976. In connection with those responsibilities, he serves as director or trustee and/or an officer of registered investment companies managed by subsidiaries of Gabelli Asset
Management. Mr. Gabelli serves as Chairman and Chief Executive Officer of Lynch
Interactive Corporation, a public company engaged in multimedia and other services; and Vice Chairman of Lynch Corporation, a public company engaged in manufacturing. In addition, Mr. Gabelli is the Chairman and Chief Executive
Officer of Gabelli Group Capital Partners, Inc., a private company which makes investments for its own account. Mr. Gabelli also serves as a Governor of the
American Stock Exchange; Overseer of Columbia University Graduate School of
Business; Trustee of Fairfield University, Roger Williams University, Winston
Churchill Foundation and E.L. Wiegand Foundation; Director of the National
Italian American Foundation and the American-Italian Cancer Foundation; and
Chairman, Patron's Committee of Immaculate Conception School.

            Robert E. Dolan. Mr. Dolan has served as Chief Financial Officer of
Lynch Interactive Corporation (September 1999 to present), Director of Sunshine
PCS Corporation (November 2000 to present), and Chief Financial Officer of Lynch
Corporation (1993 to January 2000).

            John Fikre. Mr. Fikre has served as Vice President, Corporate
Development, Secretary and General Counsel of Lynch Interactive Corporation
since August 2001. Prior to joining Lynch Interactive Corporation, Mr. Fikre was an associate at the law firm of Willkie Farr & Gallagher.

Compensation of Directors

            We do not compensate our directors at the present time, although we may do so in the future. We indemnify directors pursuant to Delaware law and may reimburse them for certain out-of-pocket costs in connection with serving as directors.

                                      -34-

Employees and Compensation

            We presently have no employees, although we may hire employees in the future. We do not pay employment compensation to any person, including our directors and executive officers.

Indemnification of Directors and Officers

            Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities. Our certificate of incorporation provides our directors and officers shall be indemnified to the fullest extent permitted by the Delaware law. Our certificate of incorporation also provides that we shall, to the fullest extent permitted by Delaware law, as amended from time to time, indemnify and advance expenses to each of our currently acting and former directors, officers, employees and agents.

            Delaware law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability:

            o   for any breach of the director's duty of loyalty to the
                corporation or its stockholders,
            o   for acts or omissions not in good faith or that involve
                intentional misconduct or a knowing violation of law,
            o   in respect of certain unlawful dividend payments or stock
                redemptions or repurchases and
            o   for any transaction which the director derives an improper personal benefit.

            Our certificate of incorporation provides for the elimination and limitation of the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by
Delaware law, as amended. The effect of this provision is to eliminate our rights and our stockholders' rights, through stockholders' derivative suits, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, except in the situations described above. This provision does not limit or eliminate our rights or our stockholders' rights to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

            Insofar as indemnification for liabilities arising under the
Securities Act of 1933, as amended, may be permitted for our directors, officers, and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and
Exchange Commission that this sort of indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

            At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted.

The Morgan Group, Inc.

Executive Officers and Directors

            The Morgan Group, Inc.'s executive officers are as follows

Name                                Age         Position
----                                ---         --------
Charles C. Baum                     59          Chairman of the Board
Anthony T. Castor, III              49          President, Chief Executive Officer and Director
Michael J. Archual                  50          President of Morgan Drive Away, Inc.
Paul D. Borghesani                  62          Vice President, Treasurer, Secretary and General Counsel
Gary J. Klusman                     41          Executive Vice President Finance and Administration
Richard D. Black                    67          Director
Richard L. Haydon                   54          Director
Robert S. Prather, Jr.              56          Director

                                      -35-

            Mr. Baum serves as Chairman of the Board of The Morgan Group, Inc.
From 1992 until January, 2000, Mr. Baum was The Morgan Group, Inc.'s Chief
Executive Officer. Mr. Baum has also been Chief Financial Officer, Treasurer and
Secretary of United Holdings Co., Inc. and its predecessors and affiliates since
1973. United Holdings Co., Inc. was involved in the metal business until 1990 when it shifted its focus to become a firm that invests in real estate and securities. Mr. Baum is also a Director of United Holdings Co., Inc., Gabelli
Group Capital Partners, Inc. (a registered investment adviser under the
Investment Advisers Act of 1940, as amended), Shapiro Robinson & Associates (a firm which represents professional athletes), and Municipal Mortgage and Equity
Co. (a company engaged in the business of mortgage financing).

            Mr. Black joined The Morgan Group, Inc.'s Board of Directors in
1993. Mr. Black is a General Partner of OpNet Partners, L.P. Mr. Black is Vice
Chairman and has been a director of Oak Technology, Inc., a worldwide semiconductor supplier for the personal computer and consumer electronics industries, since 1988. He was President of Oak Technology, Inc. from January
1988 to March 1999. Mr. Black has been Chairman and a Director of ECRM,
Incorporated, a producer of electronic publishing equipment, since 1983. He is also a Director of GSI Lumonics, Inc., a manufacturer of laser-based positioning systems, testing equipment, and medical imaging systems, Gabelli Group Capital
Partners, Inc., Altigen Communications, Inc., a systems company, Photoniko,
Inc., an optical networking components company, TREX Enterprises, a laser and microwave imaging and optical networking components company, and Servador, Inc., an e-commerce printing company.

            Mr. Castor joined The Morgan Group, Inc. as President and Chief
Executive Officer in January, 2000. Prior to joining The Morgan Group, Inc., Mr.
Castor was the President and Chief Executive Officer of Precision Industrial
Corporation from 1997 to 1999 and of Hayward Industries, Inc. from 1993 to 1997.
Mr. Castor is a Director of Super Vision International, Inc.

            Mr. Haydon became a Director of The Morgan Group, Inc. in 1999. He is a Partner of Omega Advisors, Inc. and was the Managing Partner of Strategic
Restructuring Partnerships until 2000 where he had been a General Partner since
1990.

            Mr. Prather has been a Director of The Morgan Group, Inc. since
1997. He has served as the President and Chief Executive Officer of Bull Run
Corporation, an investment holding company, since 1992 and as Executive Vice
President of Gray Communications Systems, Inc., a media and communications company, since 1996. Mr. Prather is also a Director of Bull Run Corporation and
Gray Communications Systems, Inc.

            Mr. Archual was named President of Morgan Drive Away, Inc., a wholly owned subsidiary of The Morgan Group, Inc., in February, 2001. Prior to joining
Morgan Drive Away, Inc., Mr. Archual was Vice President, Marketing and Sales, of
TruckerB2B, Inc., a business-to-business service subsidiary of Celadon Group,
Inc. since 2000. Previously he had served as President-Servicios de
Transportacion Jaguar, another Celadon subsidiary, from 1998 to 2000 and as
Executive Vice President of Celadon Trucking Services from 1995 to 1998.

            Mr. Borghesani has been Vice President and Corporate Counsel of
Morgan Drive Away Inc. since 1996 and Vice President, Treasurer, Secretary and
Corporate Counsel of The Morgan Group, Inc. since March, 2001. He served as Vice
President of The Morgan Group, Inc. and its predecessors from 1988 to 1996. Mr.
Borghesani has also been Counsel to Baker & Daniels, a private law firm, since
1996. From 1980 to 1983, Mr. Borghesani was in private practice as an attorney specializing in transportation law and related matters. From 1968 to 1980, Mr.
Borghesani served in various management capacities for Morgan Drive Away, Inc.

            Mr. Duerksen, age 60, served as Treasurer, Vice President and Chief
Financial Officer of The Morgan Group, Inc. and Treasurer, Senior Vice President
and Chief Financial Officer of Morgan Drive Away, Inc. from December, 1997 until
May, 2001. Prior to joining The Morgan Group, Inc., Mr. Duerksen was Manager -
Financial Systems and Reporting of CTS Corporation, a manufacturer of electronic components, from February 1996 to October 1997. He served as Financial
Controller of CTS Corporation's subsidiary, CTS Singapore PTE, Ltd., from
August, 1994 to February, 1996.

            Mr. Klusman was named Vice President Finance, Secretary and a
Director of Morgan Drive Away, Inc. in March, 2001 and Executive Vice President
Finance and Administration of The Morgan Group, Inc., effective May, 2001. Prior to joining Morgan Drive Away, Inc., Mr. Klusman was Vice President-Operations of
DriverNet, Inc., a company specializing in technology solutions for the trucking industry, from January 2000 to December 2000. He served as President and Chief
Executive Officer of OTR Express, Inc., a truckload carrier and logistics company, from 1998 to 1999, after having previously served as Executive Vice
President from 1995 to 1998 and as Vice President and Chief Financial Officer
from 1991 to 1995.

                                      -36-

Board of Directors and Committees of the Board

            The Board of Directors of The Morgan Group, Inc. currently consists of five directors. Each director holds office until that director's term expires or until a successor is duly elected and qualified. All of the officers identified above serve at the discretion of the Board of Directors.

            Audit Committee. The audit committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the independent auditors and accounting practices. The members of the audit committee are Richard B. Black, Richard L. Haydon and Robert S. Prather. Each
member is independent as independence is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

            Compensation Committee. The compensation committee of the Board of
Directors recommends, reviews and oversees the salaries, benefits and stock option plans of The Morgan Group, Inc.'s employees, consultants, directors and other individuals compensated by The Morgan Group, Inc. The compensation committee also administers all compensation plans. The members of the compensation committee are Richard L. Haydon, Richard B. Black and Robert S.
Prather.

Director Compensation

            Directors receive $1,000 per year for serving on the Board of
Directors and $1,000 for each Board of Directors meeting attended. In addition, the Chairman of each of the Compensation, Audit and Nominating Committees receives $5,000 annually. Other committee members receive $500 for each committee meeting attended. The Chairman of The Morgan Group, Inc., Mr. Baum, does not receive any additional compensation for serving as a director.

            Under The Morgan Group, Inc.'s Stock Option Plan, non-employee directors first elected to the Board of Directors after the 1997 annual meeting of stockholders may be granted non-qualified options to purchase up to 8,000 shares of Class A common stock at an exercise price of not less than 80% of the fair market value of Class A common stock on the date of grant, if and to the extent determined by the Board of Directors. All options presently granted have terms of 10 years and one day and are exercisable 6 months after grant.

Executive Compensation

            The following table sets forth all compensation received during fiscal years 1998, 1999 and 2000 by The Morgan Group, Inc.'s chief executive officer and its other three most highly compensated executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 2001.

                                      -37-

                           Summary Compensation Table

                                                                                                Long-Term             Other
                                                   Annual Compensation                        Compensation          Compensation
                                                   -------------------                        ------------          ------------

                                                                           Other Annual         Securities
                 Name and                   Salary        Bonus            Compensation     Underlying Options
            Principal Position     Year       ($)          ($)                ($)(1)             (Shares)
            ------------------     ----       ---          ---                ---                --------

  Anthony T. Castor, III           2000    $233,654     $125,000                 -               120,000             $27,644 (2)
  President and Chief              1999        -            -                    -                  -                     -
   Executive Officer               1998        -            -                    -                  -                     -

  Charles C. Baum                  2000     $68,875         -                    -                  -                     -
  Chief Financial Officer          1999    $123,500         -                    -                  -                     -
                                   1998    $118,308         -                    -                  -                     -

  Dennis R. Duerksen,              2000    $122,020         -                    -                  -                     -
  Former Treasurer, Vice           1999    $117,918         -               $13,646(3)              -                     -
   President and Chief             1998    $109,083         -                    -                  -                     -
   Financial Officer (4)

  Paul D. Borghesani               2000    $108,400         -                    -                  -                     -
  Vice President of Morgan         1999     $99,540         -               $15,255(5)              -                     -
   Drive Away, Inc.                1998     $98,000         -                    -                  -                     -
---------------

(1)         Pursuant to applicable regulations, the value of Other Annual
            Compensation is not reflected unless the aggregate amount of such compensation exceeds 10% of the annual salary and bonus paid to the executive officer.

(2)         Represents the full value of the premiums paid during the fiscal year for split-dollar life insurance.

(3)         Includes automobile allowance ($4,636) and payment of premiums for health, life, disability and excess life insurance ($6,063).

(4)         Mr. Duerksen resigned effective April 27, 2001.

(5)         Includes health, life, disability and excess life insurance premiums
            ($11,843).

Option Grants in Fiscal Year 2000

            The following table sets forth information related to options granted to the named executives during the year ended December 31, 2000. These grants are also reflected in the Summary Compensation Table above.

                                          Percentage
                            Number of       of Total
                           Securities       Options                                 Potential Realizable Value at
                           Underlying      Granted to     Exercise                    Assumed Annual Rates of
                          Stock Options    Employees      Price Per    Expiration    Stock Price Appreciation
    Name                   Granted (#)      in 2000       Share ($)       Date          for Stock Options(1)
    ----                   ----------       -------         -----       ---------       --------------------
                                                                                        5% ($)        10% ($)
                                                                                        --            ---

Anthony T. Castor, III       40,000           33.3%         $5.625      01/11/10      $141,500       $358,200

Anthony T. Castor, III       40,000           33.3%         $7.625      01/11/10       $51,500       $278,200

Anthony T. Castor, III       40,000           33.3%         $9.625      01/11/10         -0-         $198,200
-------------

(1)         Based on the fair market value on the date of grant of $5.625 per share. These gains are based upon assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on option exercises are dependent upon the future performance of the shares and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                                      -38-

Aggregated Option Exercises in Last Fiscal Period and Fiscal Year-End Option Values

            The following table sets forth information with respect to the named executive officers concerning option exercises during the year ended December
31, 2000, and the value of exercisable and unexercisable options held at
December 31, 2000.

                                                            Number of
                                                      Securities Underlying     Value of Unexercised
                                                      Unexercised Options at  In-the-Money Options at
                                                          Fiscal-Year-End        Fiscal Year-End(1)
                                Shares                    ---------------        -----------------
                              Acquired on    Value          Exercisable/            Exercisable/
           Name                Exercise     Realized       Unexercisable           Unexercisable
           ----                --------     --------       -------------           -------------

Anthony T. Castor, III             -            $0          40,000/80,000            $0/$0(2)
Charles C. Baum                    -            $0             25,000/0              $0/$0(2)
Dennis R. Duerksen                 -            $0           3,750/1,250             $0/$0(2)
Paul D. Borghesani                 -            $0             10,000/0              $0/$0(2)

(1)         Based on market value of the Class A common stock of $4.25 per share at December 31, 2000.

(2)         Since the fair market value of the shares subject to the options was below the exercise price of the options at fiscal year end, such options were not "in-the-money."

Stock Option and Other Compensation Plans

            401(k) Plan. All of The Morgan Group, Inc.'s employees and the employees of its subsidiaries are eligible to participate in The Morgan Group,
Inc. Deferred Compensation 401(k) Plan after having satisfied eligibility requirements including age, employment term, and hours of service, as specified in The Morgan Group, Inc. Deferred Compensation 401(k) Plan.

            The Morgan Group, Inc. Deferred Compensation 401(k) Plan permits employees to make contributions by deferring a portion of their compensation.
Participating employees also share in contributions made by their respective employers. The annual employer contribution to each participant's account is equal to 25% of the first $800 of the participant's contribution, provided the employer has net income or retained earnings. The Morgan Group, Inc. has discretion to, and may consider, increasing the annual matching contribution in the future. A participant's interest in both employee and employer matching contributions and earnings thereon are fully vested at all times. The Morgan
Group, Inc. also has discretion to make profit-sharing contributions to The
Morgan Group, Inc. Deferred Compensation 401(k) Plan that would vest over six years.

            Employee and employer contributions may be invested in The Morgan
Group, Inc.'s Class A common stock or in one or more guaranteed income or equity funds or insurance contracts offered under The Morgan Group, Inc. Deferred
Compensation 401(k) Plan from time to time. Except in certain cases of financial hardship, a participant (or his or her beneficiary) receives distributions from
The Morgan Group, Inc. Deferred Compensation 401(k) Plan only at retirement, termination of employment, total permanent disability, death, or termination of
Morgan Group, Inc. Deferred Compensation 401(k) Plan. At that time, the value of the participant's interest in The Morgan Group, Inc. Deferred Compensation
401(k) Plan is distributed to the participant (or his or her beneficiary). The
Morgan Group, Inc. offers no other post-termination benefit plans.

            Health, Life and Disability Insurance. The Morgan Group, Inc. pays annual premiums for health, life and disability insurance for executive officers.

                                      -39-

Employment Agreements

            Mr. Castor entered into a written employment agreement with The
Morgan Group, Inc. effective January, 2000 which was approved by its Board of
Directors. Pursuant to the agreement, Mr. Castor's annual base salary is
$250,000, subject to increases to reflect inflation and performance as reasonably determined by the Board of Directors. In addition, Mr. Castor is eligible to receive an annual bonus of 50% of his base salary if The Morgan
Group, Inc. meets the corporate goals and objectives jointly determined by Mr.
Castor and the Board of Directors. His minimum bonus for 2000 was guaranteed to be at least $100,000. Mr. Castor is also entitled to split-dollar life insurance and certain other perquisites. Mr. Castor's employment agreement contains a covenant not to compete with The Morgan Group, Inc. upon his termination for a period of 18 months.

            Under his employment agreement, Mr. Castor is entitled to certain severance payments. In the event that Mr. Castor is terminated without cause, he is entitled to a payment of (a) one times his base salary plus bonus if terminated in the first year, (b) one and a half times his base salary plus bonus if terminated in the second year, or (c) two times his base salary and bonus if terminated after two years. In addition, Mr. Castor may continue to participate in medical and other insurance plans and the split-dollar life insurance policy for a period of up to two years after termination. In the event of termination due to a change of control, Mr. Castor will receive, instead of the payments described above, a payment equal to the greater of two times his base salary plus 50% of such base salary or his base salary plus bonus for the prior calendar year.

            Mr. Borghesani and Morgan Drive Away, Inc. entered into a consulting agreement effective April 1, 1996. Under such agreement, Mr. Borghesani will remain available to Morgan Drive Away, Inc. on a substantially continuous basis
(though less than full time) for base compensation of $100,000 per year, plus an hourly rate of $100 per hour for hours in excess of his annual hourly commitment. Mr. Borghesani's base salary under such agreement was increased to
$108,400 in 1999 for the year 2000. If his employment is terminated other than for just cause (as defined in the employment agreement) he is entitled to a three-month severance benefit of $8,333 per month. During such period, Mr.
Borghesani remains eligible to participate in benefit plans and programs available to Morgan Drive Away, Inc.'s executive officers.

Limitation of Liability and Indemnification of Officers and Directors

            Under provisions of The Morgan Group, Inc.'s charter, any person made a party to any lawsuit by reason of being a director or officer of The
Morgan Group, Inc., or any parent or subsidiary thereof, may be indemnified to the full extent authorized by the General Corporation Law of the State of
Delaware.

            Insofar as indemnification for liabilities arising under the
Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling The Morgan Group, Inc. pursuant to the foregoing provisions,
The Morgan Group, Inc. has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Morgan Group Holding Co.

            Each of our directors and officers is also an officer of Lynch
Interactive Corporation.

            On December __, 2001, Lynch Interactive Corporation made a capital contribution to us of $500,000 and assigned to us a services agreement with The
Morgan Group, Inc. pursuant to which The Morgan Group, Inc. has agreed to pay
$100,000 per year for certain management services. The Morgan Group, Inc. has not made any payments under this agreement since the first quarter of
2001.

            Immediately after the spin-off, Lynch Interactive Corporation will retain 235,294 shares of our common stock, which it will hold as escrow agent.
Should Cascade Investment LLC, the holder of an outstanding convertible promissory note, issued by Lynch Interactive Corporation convert all or a portion of the principal amount of that note into shares of Lynch Interactive
Corporation common stock prior to December 10, 2004, Lynch Interactive

                                      -40-

Corporation will transfer to Cascade Investment LLC a pro rata portion of those
235,294 shares of common stock, depending on how much of the principal amount of such note is converted, to Cascade Investment LLC. Should Cascade Investment LLC
fail to convert any or all of the principal amount of such note into shares of
Lynch Interactive Corporation common stock prior to December 10, 2004, ownership of any shares of our common stock then remaining in that escrow account will be retained by Lynch Interactive Corporation. Lynch Interactive Corporation has
advised us that it will sell or dispose of any shares of our common stock retained by it prior to the fifth anniversary of the spin-off.

The Morgan Group, Inc.

            The Morgan Group, Inc. was formed by Lynch Corporation in 1988 to acquire the shares of Morgan Drive Away, Inc. On September 1, 1999, Lynch
Corporation transferred all of its shares of The Morgan Group, Inc. to Brighton
Communications Corporation, a wholly-owned subsidiary of Lynch Interactive
Corporation. Effective September 1, 1999, all of the stock of Lynch Interactive
Corporation was transferred to the stockholders of Lynch Corporation. Then in
2001, Lynch Interactive Corporation purchased an additional 1 million shares of
Class B common stock of The Morgan Group, Inc. at a purchase price of $2.00 per share. As part of this transaction, The Morgan Group, Inc. agreed to grant the holders of Class A common stock a warrant under which they would have the right to purchase one share of Class A common stock for each share of Class A common stock held for a price of $9.00 per share. Under the warrant, there will be a one-time window period of at least 30 days during which the exercise price for the holders of Class A common stock will be reduced by up to 1/3, the timing and duration of such window and the amount of the reduction to be determined by the
Board of Directors. The Morgan Group, Inc. also agreed to grant the holders of
Class B common stock a warrant under which they would have the right to purchase one share of Class B common stock for each share of Class B common stock held for an exercise price of $9.00 per share. The warrants issued to the holders of
Class B common stock will not carry any right to a reduction in the exercise price. The warrants to be issued to the holder of Class B common stock will be subject to the same restrictions on transfer as the shares of Class B common stock.

            As a result of these transactions Lynch Interactive Corporation currently owns all 2,200,000 shares of The Morgan Group, Inc.'s Class B common stock and 161,100 shares of its Class A common stock. These shares represent
80.8% of aggregate voting control of The Morgan Group, Inc. By virtue of its relationship with Lynch Interactive Corporation, The Morgan Group, Inc. has
received certain benefits and services from Lynch Interactive Corporation, such as directors and officers insurance, placement, strategic consultation and financial and accounting services from time to time. The Board of Directors of
The Morgan Group, Inc. has approved a services agreement providing for the payment of reasonable compensation to Lynch Interactive Corporation for these benefits and services. Such payments in 2000 were $118,000.

                             PRINCIPAL STOCKHOLDERS

Morgan Group Holding Co.

            The following table sets forth certain information regarding beneficial ownership of our common stock before and after the spin off by each person who is known by us to own beneficially more than five percent of our common stock, our directors, our executive officers, and all current executive officers and directors as a group.

Beneficial Ownership Tables

            A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after the record date upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days after the record date) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

                                      -41-

                                                     Before Spin-off                      After Spin-Off
                                              ----------------------------         --------------------------------
Beneficial Owner*                                              Common Stock Beneficially Owned
                                              Shares            Percentage(1)      Shares             Percentage(1)
                                              ------            ----------         ------             ----------
Kinetics Asset Management, Inc.               --                --                 152,015            5.0%

Dimension Fund Advisors Inc.                  --                --                 141,000(2)         4.6%

Mario J. Gabelli(3)                           3,055,345(3)      100%               884,408(4)(5)      28.9%

Robert E. Dolan                               --                --                 470(6)             **

John Fikre                                    --                --                 --                 --

Lynch Interactive Corporation                 3,055,345         100%               235,294(5)         7.7%

All directors and executive officers
as a group (3 in total)                       3,055,345         100%               884,408(4)(5)      28.9%
-------------------
* The address of each holder of more than 5% of our common stock is as follows:
Kinetics Asset management - 342 Madison Avenue, Suite 702, New York, NY 10173;
Dimensional Fund Advisors - 1299 Ocean Avenue, Santa Monica, CA; Mr. Gabelli -
555 Theodore Fremd Avenue, Corporate Center at Rye, Rye, New York 10580.

**          Less than 1%

(1)         All percentages in this column are based on a total of 2,820,051 shares.

(2)         Because of its investment and/or voting power over shares of our
            Common Stock held in the accounts of its investment advisory clients, Dimensional Fund Advisors, Inc., an investment advisor
            ("Dimensional"), is deemed to be the beneficial owner of 141,100 shares. Dimensional disclaims beneficial ownership of all such shares. Based solely upon information contained in the Schedule 13G filed by Dimensional Fund Advisors Inc. on February 2, 2001.

(3)         Represents shares owned by Lynch Interactive Corporation. Mario J.
            Gabelli is a "control person" of Lynch Interactive Corporation and therefore shares owned by Lynch Interactive Corporation are set forth in the table as beneficially owned by Mr. Gabelli. Mr. Gabelli disclaims beneficial ownership of the shares held by Lynch
            Interactive Corporation.

(4)         Represents 500,514 shares of Common Stock owned directly by Mr.
            Gabelli, 8,600 shares owned by a charitable foundation of which Mr.
            Gabelli is a trustee and 140,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has a 6%
            interest. Mr. Gabelli disclaims beneficial ownership of the shares owned by the foundation and by the partnership, except for his approximate 6% interest therein.

(5)         Represents 235,294 shares of common stock currently being held by
            Lynch Interactive Corporation as escrow agent, that are to be delivered to Cascade Investment LLC in the event of full conversion of a convertible promissory note issued to Cascade Investment LLC by
            Lynch Interactive Corporation. The actual number of shares that will be delivered to Cascade Investment LLC is dependent upon much of the principal amount of such note is converted by Cascade Investment LLC into shares of Lynch Interactive Corporation.

(6)         Includes 70 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power.

                                      -42-

The Morgan Group, Inc.

            The following table sets forth certain information regarding the beneficial ownership of The Morgan Group, Inc.'s Class A common stock and Class
B common stock as of May 1, 2001, by each person known to beneficially own 5% or more of its Class A or Class B common stock. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares reported.

Name and Address of                         Class A common stock          Class B common stock
Beneficial Owner                             beneficially owned             beneficially owned       Total Beneficially Owned
----------------                             ------------------             ------------------       ------------------------

                                          Shares          Percent(1)       Shares        Percent       Shares        Percent
                                          ------          ----------       ------        -------       ------        -------
Lynch Interactive Corporation
401 Theodore Fremd Avenue              161,100(2)       12.9% (2)     2,200,000(2)     100%(2)      2,361,000        68.5%
Rye, New York 10580

Charles C. Baum
2545 Wilkens Avenue                    195,470(3)       15.4%                  -            -         195,470         5.6%
Baltimore, Maryland 21223

Richard D. Black                         8,000(4)          *                   -            -           8,000          *

Anthony T. Castor, III                 100,000(5)        7.4%                  -            -         100,000         2.8%

Richard L. Haydon                        8,000(4)          *                   -            -           8,000          *

Robert S. Prather, Jr.                   8,000(4)          *                   -            -           8,000          *

Michael J. Archual                         -               -                   -            -           -              -

Paul D. Borghesani                      11,460(6)          *                   -            -          11,460          *

Dennis R. Duerksen                           3(7)          *                   -            -               3          *

Gary J. Klusman                            -               -                   -            -           -              -

United Holdings Co., Inc. (8)
2545 Wilkens Avenue                    118,518           9.5%                  -            -         118,518         3.4%
Baltimore, Maryland 21223

John L. Keeley, Jr.
401 South LaSalle Street
Suite 1201                             107,450(9)        8.6%(9)               -            -         107,450         3.1%
Chicago, Illinois 60605

All directors and executives as        330,933(10)      23.5%                  -            -         330,933         9.2%
a group (9 persons)

*           Less than 1%

(1)         Based upon 1,248,157 shares of Class A common stock outstanding as of May 1, 2001.

(2)         Prior to the spin-off, Lynch Interactive Corporation, through us, beneficially owns all 2,200,000 shares of Class B common stock and
            161,100 shares of Class A common stock. Class B common stock is automatically converted into Class A common stock upon transfer, with certain limited exceptions, on a share-for-share basis. The
            Class B common stock is convertible at all times, at the option of the stockholder and without cost to the stockholder, into Class A common stock on a share-for-share basis. Upon conversion, such shares would represent 64% of the then outstanding shares of Class A common stock. The outstanding Class A common stock and Class B common stock held by Lynch Interactive Corporation through us represents 80.8% of the aggregate voting power of both classes of common stock. Mr. Mario J. Gabelli is the Chairman of the Board and
            Chief Executive Officer of Lynch Interactive Corporation. Prior

                                      -43-

            to the spin-off, Mr. Gabelli may be deemed to be a beneficial owner of the 161,100 shares of Class A common stock and all of the Class B common stock owned by Lynch Interactive Corporation through us
            (shown in the above table) by virtue of his and certain affiliated parties' beneficial ownership of 23.0% of the shares of common stock of Lynch Interactive Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the Class A common stock and Class B common stock held by Lynch Interactive Corporation through us.

(3)         Includes 154,647 shares held of record by Mr. Baum, 8,000 shares held of record by Mr. Baum's children, 4,323 shares held in The
            Morgan Group, Inc.'s 401(k) Plan, 3,500 shares held of record by the
            Baum Foundation, and unexercised options to acquire 25,000 shares.
            An additional 118,518 shares of Class A common stock (not included in Mr. Baum's holdings) are held by United Holdings Co., Inc. of which Mr. Baum is a director, executive officer and minority stockholder.

(4)         Includes currently exercisable options to acquire 8,000 shares.

(5)         Includes currently exercisable options to acquire 100,000 shares

(6)         Includes currently exercisable options to acquire 10,000 shares and
            960 shares in 401(k) plan.

(7)         Includes 3 shares in 401(k) plan.

(8)         Mr. Baum is a director, executive officer and minority stockholder of United Holdings Co., Inc.

(9)         Includes (a) 21,550 shares beneficially owned by John L. Keeley,
            Jr., individually, (b) 53,250 shares beneficially owned by Keeley
            Asset Management Corp., (c) 9,500 shares beneficially owned by Kamco
            Performance Limited Partnership, (d) 11,000 shares beneficially owned by Kamco Limited Partnership No. 1, (e) 2,200 shares beneficially owned by the John L. Keeley, Jr. Foundation, and (f)
            9,950 shares beneficially owned by Keeley Investment Corp. This information is as of the latest Schedule 13D filed by Mr. Keeley on
            February 9, 2001.

(10)        Includes currently exercisable options to acquire 159,000 shares.

                          DESCRIPTION OF CAPITAL STOCK

Morgan Group Holding Co.

Common Stock

            We have authorized 10,000,000 shares of common stock, $0.001 par value per share, of which 3,055,345 shares are issued and outstanding. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are allowed to receive dividends as may be declared by the board of directors out of funds legally available in proportion to their stockholdings. If we liquidate, dissolve or wind up, holders of common stock are allowed to share in proportion to their stockholdings in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.
Holders of common stock have no preemptive, conversion, or subscription rights.
There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

            We have authorized 1,000,000 shares of preferred stock, none of which is issued and outstanding. Under our certificate of incorporation, our board has the authority, without further action by stockholders, to issue up to
1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.
The issuance of preferred stock could reduce the voting power of holders of common stock and reduce the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation. This issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock could also have the effect of delaying, deterring or preventing a change in control from occurring. We have no present plans to issue any shares of preferred stock.

                                      -44-

Antitakeover Effects of Provisions of Delaware Law

            We are subject to Section 203 of the General Corporate Law of the
State of Delaware, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

            o   prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder;
                or
            o   upon consummation of the transaction that resulted in the
                stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the
                corporation outstanding at the time the transaction commenced, excluding for purposes of determining the numbers of shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held
                subject to the plan will be tendered in a tender or exchange offer; or
            o   on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

            Section 203 defines business combination to include:

            o   any merger or consolidation involving the corporation and the interested stockholder;
            o   any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested
                stockholder;
            o   subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
            o   any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
            o   the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

            In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

            The transfer agent and registrar for our common stock is American
Stock Transfer & Trust Company.

The Morgan Group, Inc.

            The Morgan Group, Inc.'s authorized capital stock consists of (a)
7,500,000 shares of Class A common stock, $.015 par value per share, (b)
4,400,000 shares of Class B common stock, $.015 par value per share, and (c)
2,100,000 shares of preferred stock, $.01 par value per share.

            As of September 30, 2001, there are 1,248,157 shares of Class A common stock outstanding held of record by 150 stockholders, while we now hold all 2,200,000 shares of outstanding Class B common stock. No shares of preferred stock have been designated and there are no outstanding shares of preferred stock.

                                      -45-

            If all warrants are exercised, there would be 2,496,314 shares of
Class A common stock outstanding and 4,400,000 shares of Class B common stock outstanding.

            The relative rights, privileges and limitations of our capital stock are summarized below.

Class A and Class B Common Stock

            Class A Common Stock. The shares of Class A common stock are listed on the American Stock Exchange. The shares of Class A common stock are entitled to one vote per share on all matters presented to the stockholders, and the holders of shares of Class A common stock are entitled, voting separately as a class, to elect one member of the Board of Directors. The holders of the Class A and Class B common stock vote together as a single class upon the election of all remaining directors and on all other matters presented to stockholders, except that the Class A and Class B common stock also each vote separately as a class when required by the charter or by-laws, or the Delaware General
Corporation Law, as amended. See "Certain Statutory, Charter and By-Law
Provisions" below. The shares of Class A common stock are freely transferable by the holder.

            Class B Common Stock. The shares of Class B common stock are entitled to two votes per share on all matters presented to the stockholders.
The holders of Class A and Class B common stock vote together as a single class on all matters presented to the stockholders, except that the holders of Class A common stock elect one director exclusively and except where voting by class is required by the charter or bylaws, or the Delaware General Corporation Law. The
Class B common stock is not listed on any exchange or traded in any market. The shares of Class B common stock automatically convert to shares of Class A common stock upon any transfer, except for transfers to an "affiliate" of the transferor. An "affiliate" is defined as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the transferring holder of such Class B common stock.
"Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and specifically includes direct or indirect ownership of at least 5% of the voting equity of such person.

            Common Stock Generally. Holders of both classes of common stock are entitled to receive ratably such dividends, if any, as are declared by the Board of Directors from legally available funds, subject to any preferential dividend owing to outstanding preferred stock. See "Preferred Stock", below. No cash dividend may be paid on either class of our common stock unless a cash dividend is also paid on the other class; provided that any dividend paid on Class B common stock may not be greater than 100%, nor less than 50%, of any dividend paid on shares of Class A common stock. If holders of Class A common stock receive shares of Class A common stock distributed in connection with stock dividends or stock splits, holders of Class B common stock will receive shares of Class B common stock in the same per-share proportion as holders of Class A common stock receive shares of Class A common stock.

            Pursuant to the charter of The Morgan Group, Inc., The Morgan Group,
Inc. may not issue any additional shares of Class B common stock without the approval of a majority of the votes of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class. The Morgan
Group, Inc. may, however, issue additional shares of Class B common stock in the event of pro rata stock splits or stock dividends. Any shares of Class B common stock received by The Morgan Group, Inc. upon conversion of the shares to Class
A common stock will be retired and not reissued.

            Upon liquidation, dissolution or winding up, the holders of both classes of common stock are entitled to receive ratably the net assets of The
Morgan Group, Inc. available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Holders of common stock have no preemptive, subscription or redemption rights.
All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that The Morgan Group, Inc. may designate and issue in the future.

                                      -46-

Preferred Stock

            The Board of Directors of The Morgan Group, Inc. has the authority to issue preferred stock and to determine its rights and preferences to eliminate delays associated with a stockholder vote on specific issuances. There are 2,100,000 authorized shares of preferred stock that may be designated and issued pursuant to these provisions. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of The Morgan Group, Inc.'s outstanding voting stock. The Morgan Group,
Inc. has no present plans to designate or issue any classes or series of preferred stock.

Certain Statutory, Charter and By-Law Provisions

            The following discussion is a general summary of material provisions of the charter and by-laws of The Morgan Group, Inc. and the Delaware General
Corporation Law.

            The charter of The Morgan Group, Inc. contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of its directors and officers. The provisions provide that it will indemnify its directors and officers against all expense, liability and loss suffered by a director or officer in connection with his or her service as a director or officer to the fullest extent authorized by the Delaware General Corporation
Law, and includes the right of the director or officer to require The Morgan
Group, Inc. to pay the expenses incurred in defending any such proceeding in advance of its final disposition. Therefore, the directors and officers are protected from monetary damages for breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law.

            The by-laws of The Morgan Group, Inc. provide that any action required or permitted to be taken by its stockholders may be taken only at a duly called annual or special meeting of stockholders, and special meetings may be called only by the Chairman of the Board of Directors, a majority of the members of the Board of Directors or the holders of a majority of the voting power of the outstanding common stock of The Morgan Group, Inc. The by-laws also impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at the annual meeting of the stockholders of The Morgan Group, Inc. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder actions that are not favored by the holders of a majority of the voting power of the outstanding common stock.

            The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter, and the affirmative vote of each class entitled to vote on any matter as a separate class, is required to amend the charter of The Morgan Group, Inc. Each class of common stock is entitled to vote on any amendment to the charter which would (a)
increase or decrease the aggregate number of authorized shares of such class,
(b) increase or decrease the par value of the shares of such class, or (c) alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. The charter and by-laws of The Morgan Group,
Inc. allow its stockholders and the Board of Directors the power to amend, repeal and adopt its by-laws.

            Under Delaware law, the vote of a simple majority of the outstanding shares of the capital stock entitled to vote thereon is required to approve a merger or consolidation, or the sale, lease, or exchange of substantially all of the assets of a company. With respect to a merger, no vote of stockholders is required if The Morgan Group, Inc. is the surviving corporation and (a) the related agreement of merger does not amend its charter, (b) each share of its stock outstanding immediately before the merger is an identical outstanding or treasury share after the merger, and (c) the number of shares of common stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of common stock outstanding immediately before the merger.

            Certain of the foregoing provisions of the charter and by-laws of
The Morgan Group, Inc. and the Delaware General Corporation Law could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, The Morgan Group, Inc.'s equity securities.

                                      -47-

                                     EXPERTS

            The combinded financial statements of Morgan Group Holding Co. at
December 31, 2000 and 1999, and for each of the three years in the period ended
December 31, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 4 to the combined financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

            The legality of the shares of our common stock distributed in the spin off will be passed upon by the law firm of Olshan Grundman Frome Rosenzweig
& Wolosky LLP, New York, New York.

                             ADDITIONAL INFORMATION

            We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with all amendments and exhibits thereto, under the Securities Act of 1933, as amended, covering the securities described herein. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange
Commission. For additional information, please see the registration statement and its exhibits.

            After the spin-off, we will file annual, quarterly and special reports, proxy statements, and other information with the Securities and
Exchange Commission. We intend to furnish our stockholders with annual reports containing consolidated financial statements, certified by an independent public accounting firm. The registration statement is, and these future filings with the Securities and Exchange Commission will be, available to the public at the public reference facilities at the Securities and Exchange Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically through the Securities and Exchange Commission's home page on the Internet at http://www.sec.gov. Please call the Securities and
Exchange Commission at 1-800-SEC-0330 for more information.

            Any person who has received a copy of this prospectus may receive a complimentary copy of all the documents referred to above which have been incorporated by reference (other than exhibits to such documents) by making a written or oral request to us at either the address or telephone number listed on page 1.

                                      -48-

                            Morgan Group Holding Co.
                                Index to Combined
                              Financial Statements

Combined Financial Statements:

      Report of Independent Auditors.........................................F-2

      Combined Balance Sheets as of
                  December 31, 2000 and 1999.................................F-3

      Combined Statements of Operations for the Years
                  ended December 31, 2000, 1999 and 1998.....................F-4

      Combined Statements of Cash Flows for the Years
                  ended December 31, 2000, 1999 and 1998.....................F-5

      Combined Statements of Changes in Equity, Investments by
                  and Advances from Lynch Interactive Corporation
                  for the years ended December 31, 2000, 1999 and 1998.......F-6

      Notes to the Combined Financial Statements.............................F-7

                                      F-1

                         Report of Independent Auditors

Board of Directors
Lynch Interactive Corporation

We have audited the accompanying combined balance sheets of the net assets and operations contributed to Morgan Group Holding Co. (see Note 1) as of December
31, 2000 and 1999, and the related combined statements of operations, changes in equity, investments by and advances from Lynch Interactive Corporation and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the management of Lynch
Interactive Corporation (the "Company"). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the net assets and operations contributed to Morgan Group Holding Co. (See Note 1) at
December 31, 2000 and 1999, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As more fully described in Note 4, the
Company's only subsidiary, The Morgan Group, Inc., incurred operating losses during the year ended December 31, 2000, and was not in compliance with its credit facility, which expired on January 28, 2001. Under the terms of the expired credit facility, the bank has the right to demand cash to meet outstanding obligations of the letters of credits. These conditions raise substantial doubt about the Company's ability to continue as a going concern.
Management's plans in regard to these matters, including raising additional equity and replacing the expired credit facility, are more fully described in
Note 4. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                           /s/ Ernst & Young LLP
Stamford, Connecticut
March 30, 2001,
except for the first three
paragraphs of Note 1,
as to which the date is
December 18, 2001.

                                      F-2

                            Morgan Group Holding Co.
                             Combined Balance Sheets
                             (Dollars in thousands)
                                                                                        December 31,
                                                                                      2000       1999
                                                                                      ----       ----
ASSETS
Current assets:
   Cash and cash equivalents                                                        $ 2,092   $ 3,847
   Trade accounts receivable, less allowances
      of $248 in 2000 and $313 in 1999                                                7,748    10,130
   Accounts receivable, other                                                           133       313
   Refundable taxes                                                                     499      --
   Prepaid expenses and other current assets                                          1,147     1,960
   Deferred income taxes                                                                319     1,475
                                                                                    -------   -------
Total current assets                                                                 11,938    17,725
                                                                                    -------   -------

Property and equipment, net                                                           3,688     4,309
Intangible assets, net                                                                7,124     7,750
Deferred income taxes                                                                   282     2,172
Other assets                                                                            634       697
                                                                                    -------   -------
Total assets                                                                        $23,666   $32,653
                                                                                    =======   =======

LIABILITIES AND EQUITY
Current liabilities:
   Trade accounts payable                                                           $ 2,373   $ 3,907
   Accrued liabilities                                                                3,704     4,852
   Income taxes payable                                                                --         278
   Accrued claims payable                                                             3,224     3,071
   Refundable deposits                                                                1,357     1,752
   Current portion of long-term debt and capital lease obligations                      217       676
                                                                                    -------   -------
Total current liabilities                                                            10,875    14,536
                                                                                    -------   -------

Long-term debt and capital lease obligations, less current portion                       71       289
Deferred Income taxes                                                                   744       918
Long-term accrued claims payable                                                      5,122     5,347

Commitments and contingencies                                                          --        --
Minority interest                                                                     3,193     5,392

Equity, investments by and advances from Lynch Interactive Corporation                3,661     6,171
                                                                                    -------   -------
Total liabilities and equity                                                        $23,666   $32,653
                                                                                    =======   =======

See accompanying notes.

                                      F-3

                            Morgan Group Holding Co.
                        Combined Statements of Operations
                  (Dollars in thousands, except share amounts)

                                                                 For the Years ended December 31
                                                                2000           1999         1998
                                                                ----           ----         ----

Operating revenues                                         $   108,024    $   145,629    $   150,454

Costs and expenses:
   Operating costs                                              99,552        133,774        136,963
   Selling, general and administration                           9,443         10,090         10,254
   Depreciation and amortization                                 1,067          1,215          1,230
                                                           -----------    -----------    -----------
                                                               110,062        145,079        148,447
                                                           -----------    -----------    -----------
Operating (loss) income                                         (2,038)           550          2,007
Interest expense, net                                              310            338            545
Other                                                             --             --               13
                                                           -----------    -----------    -----------
(Loss) income before income taxes and minority interests        (2,348)           212          1,475
Income tax expense                                              (2,277)          (187)          (594)
Minority interests                                               2,133            (28)          (461)
                                                           -----------    -----------    -----------
Net (loss) income                                          $    (2,492)   $        (3)   $       420
                                                           ===========    ===========    ===========

Net (loss) income per basic and diluted share              $     (0.82)   $      0.00    $      0.14
                                                           ===========    ===========    ===========

Basic and diluted weighted average shares
outstanding                                                  3,055,345      3,055,345      3,055,345
                                                           ===========    ===========    ===========

See accompanying notes.

                                      F-4

                            Morgan Group Holding Co.
          Combined Statements of Changes in Equity, Investments by and
                   Advances from Lynch Interactive Corporation
                             (Dollars in thousands)

                                                            Equity, Investments
                                                           by and advances from
                                                             Lynch Interactive
                                                                Corporation
                                                           ---------------------

Balance at December 31, 1997                                      $6,291
   Capital transactions of the Morgan Group ,Inc.                  (164)
   Advances to Lynch Interactive Corporation                       (61)
   Net income                                                       420
                                                                  ------
Balance at December 31, 1998                                       6,486
   Capital transactions of the Morgan Group, Inc.                  (252)
   Advances to Lynch Interactive Corporation                       (60)
   Net (loss)                                                       (3)
                                                                  ------
Balance at December 31, 1999                                       6,171
   Advances to Lynch Interactive Corporation                       (18)
   Net (loss)                                                     (2,492)
                                                                  ------
Balance at December 31, 2000                                      $3,661
                                                                  ======

See accompanying notes.

                                      F-5

                            Morgan Group Holding Co.
                        Combined Statements of Cash Flows
                             (Dollars in thousands)
                                                                  For the Years ended December 31,
                                                                     2000       1999       1998
                                                                     ----       ----       ----
Operating activities:
Net (loss) income                                                  $(2,492)   $    (3)   $   420
Adjustments to reconcile net (loss) income to net cash (used in)
provided by operating activities:
        Depreciation and amortization                                1,067      1,215      1,246
        Deferred income taxes                                        2,872       (426)      (678)
        Loss on disposal of property and equipment                     292        101         20
        Minority interests                                          (2,133)        28        461
Changes in operating assets and liabilities:
        Trade accounts receivable                                    2,382      2,058      1,174
        Other accounts receivable                                      180        901     (1,088)
        Refundable taxes                                              (499)      --         --
        Prepaid expenses and other current assets                      813        507        139
        Other assets                                                    63        (43)       810
        Trade accounts payable                                      (1,534)      (397)       207
        Accrued liabilities                                         (1,148)     1,286       (612)
        Income taxes payable                                          (278)      (600)       489
        Accrued claims payable                                         (72)       310      2,785
        Refundable deposits                                           (395)       (78)       164
        Other                                                         --         --          (13)
                                                                   -------    -------    -------
        Net cash (used in) provided by operating activities           (882)     4,859      5,524
                                                                   -------    -------    -------

Investing activities:
        Purchases of property and equipment                           (106)      (811)      (585)
        Proceeds from sale of property and equipment                     2          7         88
        Business acquisitions                                         --          (35)      (228)
        Other                                                          (20)      --         --
                                                                   -------    -------    -------
Net cash used in investing activities                                 (124)      (839)      (725)
                                                                   -------    -------    -------

Financing activities:
        Principle payments on long-term debt                          (677)      (664)    (3,418)
        Proceeds from long-term debt                                  --          149        135
        Minority interests transactions                                (54)    (1,088)      (345)
         Investments by and advances (to)
           Lynch Interactive Corporation                               (18)       (60)       (61)
                                                                   -------    -------    -------
Net cash used in financing activities                                 (749)    (1,663)    (3,689)
                                                                   -------    -------    -------

Net (decrease) increase in cash and cash equivalents                (1,755)     2,357      1,110

Cash and cash equivalents at beginning of period                     3,847      1,490        380
                                                                   -------    -------    -------

Cash and cash equivalents at end of period                         $ 2,092    $ 3,847    $ 1,490
                                                                   =======    =======    =======

Cash payments for interest were $379,000 in 2000, $406,000 in 1999 and $566,000 in 1998.

See accompanying notes.

                                      F-6

MORGAN GROUP HOLDING CO.
NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Morgan Group Holding Co. ("Holding" or "Company") was incorporated in November
2001 to serve as a holding company for Lynch Interactive Corporation's
("Interactive") controlling interest in The Morgan Group, Inc. ("Morgan").
Interactive intends to spin-off 2,820,051 shares of our common stock through a pro rata distribution ("Spin-Off") to its stockholders. Interactive intends to retain 235,294 shares of our common stock to be distributed in connection with potential conversion of a convertible note that has been issued by Interactive.

The accompanying combined financial statements represents the combination, on a retroactive basis, of all of Interactive's interest in Morgan and the consolidated financial statements of Morgan as if the transfer by Interactive to
Holding occurred on January 1, 1998.

The combined financial statements have been prepared using the historical basis of assets and liabilities and historical results of Interactive's interest in
Morgan which were contributed to the Company on December 18, 2001. However, the
historical financial information presented herein reflects periods during which the Company did not operate as an independent public company and accordingly, certain assumptions were made in preparing such financial information. Such information, therefore, may not necessarily reflect the results of operations, financial condition or cash flows of the Company in the future or what they would have been had the Company been an independent public company during the reporting periods.

Description of Business

The Company's only significant asset is its controlling interest in Morgan, which through its wholly owned subsidiaries, Morgan Drive Away, Inc. and TDI,
Inc. ("TDI"), provides outsourced transportation and logistical services to the manufactured housing and recreational vehicle industries and is a leading provider of delivery services to the commercial truck and trailer industries in the United States. Holding owns all of the 2,200,000 shares of Morgan's Class B common stock and 161,100 shares of the Company's Class A common stock, which in the aggregate of approximately 81% of the combined voting power of the combined classes of the Company's common stock.

Morgan's other significant wholly owned subsidiaries are Interstate Indemnity
Company ("Interstate") and Morgan Finance, Inc. ("Finance"), which provide insurance and financial services to its owner-operators.

Principles of Combination

The combined financial statements include the accounts of Holding, Morgan and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in the combination.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates.

                                      F-7

Operating Revenues and Expense Recognition

Operating revenues and related driver pay are recognized when movement of the product is completed. Other operating expenses are recognized when incurred.

Cash Equivalents

All highly liquid investments with maturity of three months or less when purchased are considered to be cash equivalents.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of customer receivables. As discussed in Note
10, two customers represent 33% of total customer receivables. The remaining credit risk is generally diversified due to the large number of entities comprising Company's remaining customer base and their dispersion across many different industries and geographic regions. As noted on the consolidated balance sheets, the Company maintains an allowance for doubtful accounts to cover estimated credit losses.

Property and Equipment

Property and equipment is stated at cost. Major additions and improvements are capitalized, while maintenance and repairs that do not improve or extend the lives of the respective assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

                   Buildings                           25 years
                   Transportation Equipment            3 to 5 years
                   Office and Service Equipment        3 to 8 years

Intangible Assets

Intangible assets are comprised primarily of goodwill, which is stated at the excess of purchase price over net asset acquired, net of accumulated amortization of $4,181,000 and $3,547,000 at December 31, 2000 and 1999,
respectively. Intangible assets are being amortized by the straight-line method over their estimated useful lives, which range from three to forty years.

Impairment of Assets

The Company periodically assesses the net realizable value of its long-lived assets, including intangibles, and evaluates such assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. For assets to be held and used, impairment is determined to exist if estimated undiscounted future cash flows are less than the carrying amount. For assets to be disposed of, impairment is determined to exist if the estimated net realizable value is less than the carrying amount.

Insurance and Claim Reserves

Claims and insurance accruals reflect the estimated ultimate cost of claims, including amounts for claims incurred but not reported, for cargo loss and damage, bodily injury and property damage, workers' compensation, long-term disability and group health not covered by insurance. These costs are charged to operating costs.

                                      F-8

Stock-Based Compensation

Stock based compensation expense for Morgan's employee stock option plan is recognized under the provisions of Accounting Principles Board Opinion No. 25,
Accounting for Stock Issued to Employees ("APB 25"), and related interpretations. Consistent with APB 25, the exercise price of the Morgan's employee stock options equals the market price of the underlying stock on the date of grant; therefore, no compensation expense is recognized.

Equity, Investments By and Advances From Lynch Interactive Corporation

Equity represents the net investments in and advances to Holding by Interactive.
It includes common stock, additional paid-in capital, net earnings and net intercompany balances with Interactive which will be contributed at the time of the Spin-Off.

Net Income (Loss) Per Share

Net income (loss) per common share ("EPS") is computed using the number of common shares to be issued in connection with the Spin-Off as if such shares had been outstanding for all periods presented.

Fair Values of Financial Instruments

At December 31, 2000 and 1999, the carrying value of financial instruments such as cash and cash equivalents, trade and other receivables, trade payables and long-term debt approximate their fair values. Fair value is determined based on expected future cash flows, discounted at market interest rates, and other appropriate valuation methodologies.

Comprehensive Income

There were no items of comprehensive income for the years presented, as defined under SFAS No. 130, "Reporting Comprehensive Income". Accordingly, comprehensive income is equal to net income.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of
Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative
Instruments and Hedging Activities," which is required to be adopted in fiscal years beginning after June 15, 2000. Under the statement, all derivatives will be required to be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Under the statement, any ineffective portion of a derivative's change in fair value must be immediately recognized in earnings. The Company has evaluated the effect of SFAS No. 133 and determined that the adoption of SFAS
No. 133 will have no effect on the earnings and financial position of the
Company.

                                      F-9

2.  PROPERTY AND EQUIPMENT

The components of property and equipment are as follows (in thousands):
                                                       December 31,
                                                 2000                 1999
                                                 ----                 ----

Land                                            $  873                $  873
Buildings                                        2,186                 2,241
Transportation equipment                           146                   419
Office and service equipment                     2,288                 3,491
                                                 -----                 -----
                                                 5,493                 7,024

Less accumulated depreciation                    1,805                 2,715
                                                 -----                 -----
Property and equipment, net                     $3,688                $4,309
                                                ======                ======

Depreciation expense was $433,000, $511,000 and $581,000 for 2000, 1999 and
1998, respectively.

3.  GOODWILL AND OTHER INTANGIBLES, NET

The components of goodwill and other intangibles, net are as follows (in thousands):

                                                    December 31, 2000

                                Useful life               Cost               Accumulated Amortization          Net Book Value
                                -----------               ----               ------------------------          --------------
Goodwill                          40 year               $1,660                          $518                      $1,142
Goodwill                          20 year                7,131                         1,567                       5,564
Goodwill                         3-5 year                  335                           273                          62
Non-compete agreements          3-20 year                2,179                         1,823                         356
                                                         -----                         -----                         ---
                                                       $11,305                        $4,181                      $7,124
                                                       =======                        ======                      ======

                                                    December 31, 1999

                                Useful life               Cost               Accumulated Amortization          Net Book Value
                                -----------               ----               ------------------------          --------------
Goodwill                          40 year               $1,660                          $477                      $1,183
Goodwill                          20 year                7,123                         1,229                       5,894
Goodwill                         3-5 year                  335                           196                         139
Non-compete agreements          3-20 year                2,179                         1,645                         534
                                                         -----                         -----                        -----
                                                       $11,297                        $3,547                      $7,750
                                                       =======                        ======                      ======

4.  INDEBTEDNESS

At December 31, 2000, Morgan had a $7.7 million revolving credit facility
("Credit Facility"), with a $6.7 million letter of credit sub-limit. The Credit
Facility bears interest at Morgan's option, on either the applicable Eurodollar
Rate Margin or the applicable Base Rate Margin, all of which are adjusted over the term of the Credit Facility. Total borrowings and outstanding letters of credit are limited to qualified trade accounts receivable, qualified in-transit amounts, contractor loans, and qualified investments. The Credit Facility contains financial covenants, the most restrictive of which are a cash flow coverage ratio, interest expense coverage ratio, and minimum net income. At
December 31, 2000, the Company had no outstanding debt under its Credit
Facility, and $6.6 million of letters of credit were outstanding under the
Credit Facility. Letters of credit are required for self-insurance retention reserves and other corporate needs.

The Credit Facility matured on January 28, 2001, at which time Morgan had no outstanding debt and $6.6 million outstanding letters of credit. Morgan was in default of the financial covenants, resulting in the bank failing to renew the
Credit Facility. As a result of the Credit Facility not being renewed, Morgan has a payment default and the financial institution has the right to demand cash to meet outstanding obligations under the letters of credit. The bank has discretion as to whether to make any loans or issue additional letters of credit for Morgan.

                                      F-10

Due to the matured credit facility of Morgan, the financial statements of
Holding have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Morgan is actively seeking alternative financial institutions to replace the existing Credit Facility as well as seeking additional capital resources. Currently, negotiations are being held with several financial institutions regarding a replacement facility. In connection with these potential replacement facilities, Morgan is anticipating raising equity capital up to $3.0 million. Morgan has engaged in discussions with its principal shareholder, Interactive, regarding these matters. Based on preliminary discussions, Interactive has expressed interest in providing a portion of the capital support Morgan will require, but no terms have been agreed upon. Morgan expects to seek to raise the equity capital it will require from Interactive, other stockholders, or, if necessary, privately from other sources. Morgan's ability to continue as a going concern is dependent upon its ability to successfully maintain its financing arrangements and to comply with the terms thereof. However, although no assurances can be given, management remains confident that Morgan will be able to continue operating as a going concern.

Long-term debt and capital lease obligations of Morgan consisted of the following (in thousands):
                                                                                                         December 31,
                                                                                                 2000                    1999
                                                                                                 ----                    ----
Promissory notes with imputed interest rates from 6.31% to 10.0%, principal and interest payments due from monthly to
   annually, through June 30, 2002                                                              $242                    $837
Term note and capital  leases with imputed  interest  rates of 8.25% to 11.04%
   with  principal  and  interest  payments due monthly through April 26, 2002                    46                     128
                                                                                               -----                    ----
                                                                                                 288                     965

Less current portion                                                                             217                     676
                                                                                               -----                    ----
Long-term debt and capital lease obligations, net                                               $ 71                    $289
                                                                                                ====                    ====

Maturities on long-term debt are $217,000 in 2001 and $71,000 in 2002.

5.   LEASES
Future minimum annual operating lease payments as of December 31, 2000, are as follows (in thousands):
                                                                    Operating
                                                                     Leases
                                                                     ------

                         2001                                        $  641
                         2002                                           173
                         2003                                            60
                         2004                                            11
                         2005                                             1
                                                                     ------
                         Total minimum lease payments                $  886
                                                                     ======

Aggregate expense under operating leases approximated $1,672,000, $2,115,000, and $2,578,000 for 2000, 1999 and 1998, respectively.

6.   INCOME TAXES

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The income tax (provisions) benefits are summarized as follows (in thousands):
                                          For the Years Ended December 31,
                                        2000            1999             1998
                                        ----            ----             ----
Current:
   State                              $  --            $   (98)         $  (201)
   Federal                                595             (515)          (1,071)
                                      -------          -------          -------
                                          595             (613)          (1,272)
                                      -------          -------          -------
Deferred:
   State                                 (448)              68              195
   Federal                             (2,424)             358              483
                                      -------          -------          -------

                                       (2,872)             426              678
                                      -------          -------          -------
                                      ($2,277)         $  (187)         $  (594)
                                      =======          =======          =======

                                      F-11

Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                              December 31,
                                                           2000           1999
                                                           ----           ----
Deferred tax assets:
   Accrued insurance claims                               $ 3,323       $ 3,232
   Special charges and accrued expenses                       367           487
   Depreciation                                               199           163
   Other                                                       84           125
                                                          -------       -------
                                                            3,973         4,007
Deferred tax liabilities:
   Prepaid expenses                                          (184)         (360)
   Basis difference in subsidiary stock                      (744)         (918)
                                                          -------       -------
                                                             (928)       (1,278)
                                                          -------       -------
                                                            3,045         2,729

Valuation allowance for deferred tax assets                (3,188)         --
                                                          -------       -------

                                                          $  (143)      $ 2,729
                                                          =======       =======

A reconciliation of the income tax (provisions) benefits and the amounts computed by applying the statutory federal income tax rate to income before income taxes follows (in thousands):

                                                For the Years Ended December 31,
                                                   2000       1999         1998
                                                   ----       ----         ----
Income tax (provision) benefits at
   federal statutory rate                       $   772     $   (72)    $  (502)
State income (tax) benefit, net of
   federal tax benefit                               44         (20)        (48)
Changes in estimated state tax rates
   on beginning temporary differences
                                                   --          --            70
Change in Valuation Allowance                    (3,188)       --          --
Other                                               174           6         (30)
Permanent differences                               (79)       (101)        (84)
                                                -------     -------     -------

                                                $(2,277)    $  (187)    $  (594)
                                                =======     =======     =======

Net cash payments for income taxes were $181,000, $1,205,000 and $810,000 in
2000, 1999 and 1998, respectively.

In assessing the realization of deferred tax assets, Management considers where it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which the temporary differences become deductible. A valuation allowance of
$3,188,000 was recorded in 2000 to reduce the deferred tax asset as

                                      F-12

Morgan has experienced cumulative losses for financial reporting for the last three years. Management considered, in reaching the conclusion on the required valuation allowance, that given the cumulative losses, combined with the current default on its Credit Facility, that it would be inconsistent to rely on future taxable income to support full realization of the deferred tax assets.
Accordingly, the remaining deferred tax assets of $601,000 relates to federal income tax carry-backs available to Morgan.

7.   MORGAN'S SHAREHOLDERS' EQUITY

Morgan has two classes of common stock outstanding, Class A and Class B. Under the bylaws of the Company: (i) each share of Class A is entitled to one vote and each share of Class B is entitled to two votes; (ii) Class A shareholders are entitled to a dividend ranging from one to two times the dividend declared on
Class B stock; (iii) any stock distributions will maintain the same relative percentages outstanding of Class A and Class B; (iv) any liquidation of the
Company will be ratably made to Class A and Class B shareholders after satisfaction of the Company's other obligations; and (v) Class B stock is convertible into Class A stock at the discretion of the holder; Class A stock is not convertible into Class B stock.

Morgan's Board of Directors has approved the purchase of up to 250,000 shares of
Class A Common Stock for its Treasury at various dates and market prices. During the year ended December 31, 2000, the Company did not repurchase any shares under this plan. As of December 31, 2000, 186,618 shares had been repurchased at prices between $6.875 and $11.375 per share for a total of $1,561,000 under this plan.

In March 1999, Morgan repurchased 102,528 shares of Class A stock in a Dutch
Auction for $985,000, which includes $62,000 of fees and expenses associated with the transaction.

In July 1998, Morgan purchased 70,000 shares of Class A stock from a former officer for $637,000 under a special stock purchase approved by the Board of
Directors.

8.  STOCK OPTION PLAN AND BENEFIT PLAN

Morgan has an incentive stock option plan which provides for the granting of incentive or non-qualified stock options to purchase up to 200,000 shares of
Class A common stock to directors, officers, and other key employees. No options may be granted under this plan for less than the fair market value of the common stock at the date of the grant. Although the exercise period is determined when options are actually granted, an option shall not be exercised later than ten years and one day after it is granted. Stock options granted will terminate if the grantee's employment terminates prior to exercise for reasons other than retirement, death, or disability. Stock options vest over a four-year period pursuant to the terms of the plan, except for stock options granted to a non-employee director, which are immediately vested. Employees and non-employee directors have been granted non-qualified stock options to purchase 96,375 and
32,000 shares, respectively, of Class A common stock, net of cancellations and shares exercised. There are 63,250 options reserved for future issuance.

In January 2000, Morgan's President and Chief Executive Officer entered into a special stock option plan and agreement with Morgan which provides for the granting of options to purchase 120,000 shares of Class A Common Stock in three separate installments. The first installment is for 40,000 shares at an exercise price of $5.625, exercisable 6 months from the date of the agreement. The second installment is for 40,000 shares at an exercise price of $7.625, exercisable 18 months after the date of the agreement. The third installment is for 40,000 shares at an exercise price of $9.625, exercisable 30 months after the date of the agreement. The options granted under this stock option plan and agreement are not granted pursuant to the Incentive Stock Option Plan described above; but they are subject to the same general terms and conditions of the Incentive Stock
Option Plan.

                                      F-13

A summary of the Company's stock option activity and related information follows:

                                                                      Years Ended December 31,

                                                     2000                       1999                      1998
                                                     ----                       ----                      ----
                                                           Weighted                  Weighted                    Weighted
                                                           Average                   Average                     Average
                                            Options        Exercise     Options      Exercise      Options       Exercise
                                            (000)          Price        (000)        Price         (000)         Price
                                            -----          -----        -----        -----         -----         -----

Outstanding at beginning of year             181          $   8.23       170         $   8.28       167          $   8.32
Granted                                      120              7.63        11             7.52        23              8.11
Exercised                                   --                 --       --            --             (7)             8.25
Canceled                                     (53)             7.79      --            --            (13)             8.59
                                            ----          --------      ----         --------      ----          --------

Outstanding at end of year                   128          $   8.42       181         $   8.23       170          $   8.28
                                            ====          ========      ====         ========      ====          ========

Exercisable at end of year                   124          $   8.41       149         $   8.31       124          $   8.42
                                            ====          ========      ====         ========      ====          ========

Exercise prices for options outstanding as of December 31, 2000, ranged from
$6.80 to $10.19. The weighted-average remaining contractual life of those options is 4.6 years. The weighted-average fair value of options granted during each year was immaterial.

The following pro forma information regarding net income (loss) and net income
(loss) per share is required when APB 25 accounting is elected, and was determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123, "Accounting for Stock-Based
Compensation." The fair values for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:
dividend yield of 0.1%; expected life of 10 years; expected volatility of .596 in 2000 and .316 in 1999 and .250 in 1998, and a risk-free interest rate of 6.5%
in 2000 and 5.0% in 1999 and 6.0% in 1998. For purposes of pro forma disclosures, the estimated fair values of the options are amortized to expense over the option's vesting periods (in thousands except for per share information):
                                              2000          1999        1998
                                              ----          ----        ----
Net income (loss):
  As reported                                 $(2,492)      $  (3)      $ 420
  Pro forma                                   $(2,617)        (22)        402

Diluted earnings (loss) per share:
  As reported                                  $(0.82)      $0.00       $0.14
  Pro forma                                    $(0.86)      (0.01)       0.13

During the initial phase-in period, as required by SFAS No. 123, the pro forma amounts were determined based on stock options granted after the 1995 fiscal year only. Therefore, the pro forma amounts for compensation cost may not be indicative of the effects on pro forma net income and pro forma net income per share for future years.

Morgan has a 401(k) Savings Plan covering substantially all employees, which matches 25% of the employee contributions up to a designated amount. The
Company's contributions to the Plan for 2000, 1999 and 1998 were $18,000,
$23,000 and $29,000, respectively.

9.  TRANSACTIONS WITH LYNCH INTERACTIVE CORPORATION

Interactive allocated $100,000 of expenses for executive, financial and accounting, planning, budgeting, tax, legal, and insurance services to the
Company. Additionally, Lynch Interactive charges the Company for officers' and directors' liability insurance, which totaled $20,000 in 2000, and $16,000 in
1999 and 1998. It is anticipated that when the Company becomes an independent public company, administrative expenses will increase by approximately $.1-.2 million (unaudited) per year as a result of additional financial reporting requirements, stock transfer fees, directors' fees, insurance, compensation and other costs.

                                      F-14

10.  SEGMENT REPORTING

Description of Services by Segment

The Company operates in four business segments: manufactured housing, driver outsourcing, specialized outsourcing services, and insurance and finance. The manufactured housing segment primarily provides specialized transportation to companies which produce new manufactured homes and modular homes through a network of terminals located in twenty-eight states. The driver outsourcing segment provides outsourcing transportation primarily to manufacturers of recreational vehicles, commercial trucks, and other specialized vehicles through a network of service centers in six states. The specialized outsourcing services segment consists of a large trailer, travel and small trailer delivery and another Specialized Service "Decking" (discontinued in 2000). The last segment, insurance and finance, provides insurance and financing to the Company's drivers and independent owner-operators. This segment also acts as a cost center whereby all property damage and bodily injury and cargo costs are captured. The
Company's segments are strategic business units that offer different services and are managed separately based on the differences in these services.

The driver outsourcing segment and the specialized outsourcing services were reported as one segment titled "SOS" in 1998. The year of 1998 has been restated
to show corresponding segment information.

Measurement of Segment (Loss) Profit and Segment Assets

The Company evaluates performance and allocates resources based on several factors, of which the primary financial measure is business segment operating income, defined as earnings before interest, taxes, depreciation and amortization (EBITDA). The accounting policies of the segments are the same as those described in the summary of significant accounting policies (See Note 1).
There are no significant intersegment revenues.

The following table presents the financial information for the Company's reportable segments for the years ended December 31 (in thousands):
                                                                      2000                  1999                 1998
                                                                      ----                  ----                 ----
Operating revenues
     Manufactured Housing                                           $  70,631            $  99,491            $ 106,145
     Driver Outsourcing                                                20,939               23,351               19,710
     Specialized Outsourcing Services                                  15,260               21,172               23,064
     Insurance and Finance                                              2,933                3,958                4,072
     All Other                                                             (3)                 148                   48
                                                                    ---------            ---------            ---------
                                                                      109,760              148,120              153,039
Total intersegment insurance revenues                                  (1,736)              (2,491)              (2,585)
                                                                    ---------            ---------            ---------
Total operating revenues                                            $ 108,024            $ 145,629            $ 150,454
                                                                    =========            =========            =========

Segment (loss) profit - EBITDA
     Manufactured Housing                                           $   5,784            $  10,265            $  10,836
     Driver Outsourcing                                                 1,324                  416                  115
     Specialized Outsourcing Services                                    (140)                 469                1,011
     Insurance and Finance                                             (6,765)              (9,058)              (8,358)
     All Other                                                         (1,174)                (327)                (367)
                                                                    ---------            ---------            ---------
                                                                         (971)               1,765                3,237
Depreciation and amortization                                          (1,067)              (1,215)              (1,230)
Interest expense                                                         (310)                (338)                (545)
Other                                                                    --                   --                     13
                                                                    ---------            ---------            ---------
(Loss) income before taxes and minority interests                   $  (2,348)           $     212            $   1,475
                                                                    =========            =========            =========
Identifiable assets
     Manufactured Housing                                           $  11,652            $  17,345            $  19,146
     Driver Outsourcing                                                 4,561                5,438                6,055
     Specialized Outsourcing Services                                   2,078                2,724                3,015
     Insurance and Finance                                              1,433                1,801                1,864
     All Other                                                          3,942                5,345                3,689
                                                                    ---------            ---------            ---------
     Total                                                          $  23,666            $  32,653            $  33,769
                                                                    =========            =========            =========
                                      F-15

A majority of the Company's accounts receivable are due from companies in the manufactured housing, recreational vehicle, and commercial truck and trailer industries located throughout the United States. Services provided to Oakwood
Homes Corporation accounted for approximately $22.5 million, $28.8 million and
$31.8 million of revenues in 2000, 1999 and 1998, respectively. The Company's gross accounts receivables from Oakwood were 23% and 16% of total receivables at
December 31, 2000 and 1999, respectively. In addition, Fleetwood Enterprises,
Inc., accounted for approximately $16.9 million, $23.9 million and $26.0 million, of revenues in 2000, 1999 and 1998, respectively. The Company's gross accounts receivables from Fleetwood were 10% and 17% of total receivables at
December 31, 2000 and 1999, respectively.

11.  OPERATING COSTS AND EXPENSES (in thousands)
                                                                       2000                 1999                    1998
                                                                       ----                 ----                    ----
Purchased transportation costs                                      $ 75,411               $101,046               $103,820
Operating supplies and expenses                                       10,826                 13,559                 14,092
Claims                                                                 5,658                  8,633                  7,698
Insurance                                                              2,733                  3,178                  3,375
Operating taxes and licenses                                           4,924                  7,358                  7,978
                                                                    --------               --------               --------

                                                                    $ 99,552               $133,774               $136,963
                                                                    ========               ========               ========

Significant Accruals

Material components (greater than 5% of total current liabilities) of accrued liabilities are as follows:

                                  12/31/99%        12/31/00%
                                  --------         -        --------         -
Government Fees                       $717         4.9           $759        7.0
Workers' Comp                          638         4.4            839        7.7
Customer Incentives                  1,104         7.6            588        5.4
Other                               12,077        83.1          8,689       79.9
                                ------------------------------------------------------
Total Current Liabilities          $14,536       100.0%       $10,875      100.0%

Accruals are reviewed and booked monthly. The corresponding expenses are reflected in the Selling, general and administration and Operating costs sections of the Consolidated Statements of Operations.

Government fees represent amounts due for fuel taxes, permits and use taxes related to linehaul transportation costs.

                                      F-16

Workers' compensation represents estimated amounts due claimants related to unsettled claims related to injuries incurred by Company employee-drivers. These claim amounts due are established by Morgan's insurance carrier, Liberty Mutual, on a monthly basis.

Customer incentive liability represents volume discounts ranging from 1% to 7%
of revenue earned by certain customers. The customer incentives earned are computed and booked monthly based upon linehaul revenue for that specific customer. The incentives are paid quarterly and are recorded as a charge against
Operating revenues in the Consolidated Statements of Operations.

12.  COMMITMENTS AND CONTINGENCIES

The Company is involved in various legal proceedings and claims that have arisen in the normal course of business for which the Company maintains liability insurance covering amounts in excess of its self-insured retention. Management believes that adequate reserves have been established on its self-insured claims and that their ultimate resolution will not have a material adverse effect on the consolidated financial position, liquidity, or operating results of the
Company.

The Company leases certain land, buildings, computer equipment, computer software, and motor equipment under non-cancelable operating leases that expire in various years through 2005. Several land and building leases contain monthly renewal options.

13.  QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following is a summary of unaudited quarterly results of operations for the years ended December 31, 2000 and 1999 (in thousands, except share data):

                                                                                         Three Months Ended
                                                                       March 31       June 30       Sept. 30        Dec. 31
                                                                       --------       -------       --------        -------

2000
----
Operating revenues                                                    $ 27,867        $ 29,961       $ 28,164       $ 22,032
Operating income (loss)                                                   (898)            113            178         (1,431)
Net income (loss)                                                         (292)              8             38         (2,246)
Net income (loss) per basic and diluted share                         $  (0.10)       $   0.00       $   0.01       $  (0.74)

1999
----
Operating revenues                                                    $ 35,325        $ 40,270       $ 37,312       $ 32,722
Operating income (loss)                                                    325             436            208           (419)
Net income (loss)                                                           51              80             12           (146)
Net income (loss) per basic and diluted share                         $   0.02        $   0.03       $   0.00       $  (0.05)

                                      F-17

                            MORGAN GROUP HOLDING CO.
                            INDEX TO COMBINED INTERIM
                        FINANCIAL STATEMENTS (Unaudited)

Combined Interim Financial Statements (unaudited):                          Page

Combined Balance Sheets as of September 30, 2001 and
        December 31, 2000...................................................F-19

Combined Statements of Operations for the Nine Months Ended
        September 30, 2001 and 2000.........................................F-20

Combined Statements of Cash Flows for the Nine Months Ended
        September 30, 2001 and 2000.........................................F-21

Notes to Combined Interim Financial Statements..............................F-22

                                      F-18

                            Morgan Group Holding Co.
                             Combined Balance Sheets
                              (Dollars in thousand)

                                                                         September 30,    December 31,
                                                                             2001            2000
                                                                             ----            ----
ASSETS                                                                    (Unaudited)      (Note 1)
Current assets:
   Cash and cash equivalents                                               $ 1,393         $ 2,092
   Investments - restricted                                                  2,623            --
   Trade accounts receivable, less allowances
        of $144 in 2001 and $254 in 2000                                     9,217           7,748
   Accounts receivable, other                                                  448             133
   Refundable taxes                                                            131             499
   Prepaid insurance                                                         2,896              97
   Prepaid expenses and other current assets                                 1,382           1,050
   Deferred income taxes                                                       319             319
                                                                           -------         -------
Total current assets                                                        18,409          11,938
                                                                           -------         -------

Property and equipment, net                                                  3,477           3,688
Goodwill and other intangibles, net                                          6,556           7,124
Deferred income taxes                                                          282             282
Other assets                                                                   170             634
                                                                           -------         -------
Total assets                                                               $28,894         $23,666
                                                                           =======         =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                                  $ 4,806         $ 2,373
   Notes payable, banks                                                      1,369            --
   Accrued liabilities                                                       4,489           3,704
   Accrued claims payable                                                    3,013           3,224
   Refundable deposits                                                       1,154           1,357
   Current portion of long-term debt and capital lease obligations             147             217
                                                                           -------         -------
Total current liabilities                                                   14,978          10,875
                                                                           -------         -------
Long-term debt and capital lease obligations, less current portion              16              71
Deferred income taxes                                                          744             744
Long-term accrued claims payable                                             4,821           5,122
Minority interests                                                           2,772           3,193
Equity, investments by and advances from Lynch Interactive
   Corporation                                                               5,563           3,661
                                                                           -------         -------
Total liabilities and shareholders' equity                                 $28,894         $23,666
                                                                           =======         =======

See notes to interim combined financial statements

                                      F-19

                            Morgan Group Holding Co.
                        Combined Statements of Operations
                                 (in thousands)
                                   (Unaudited)

                                                                 Three Months Ended      Nine Months Ended
                                                                    September 30,          September 30,
                                                                  2001         2000       2001       2000
                                                                  ----         ----       ----       ----

Operating revenues                                             $ 24,834    $ 28,629    $ 70,954    $ 87,447

Costs and expenses:
   Operating costs                                               22,666      26,055      64,306      80,445
   Selling, general and administration                            2,127       2,160       6,207       6,792
   Depreciation and amortization                                    210         236         688         817
                                                               --------    --------    --------    --------
                                                                 25,003      28,451      71,201      88,054

Operating (loss) income                                            (169)        178        (247)       (607)
Interest expense, net                                                90          77         182         210
                                                               --------    --------    --------    --------
Income (loss) before income taxes and minority
interest                                                           (259)        101        (429)       (817)

Income tax expense (benefit)                                       --           (32)        255         335
Minority interests                                                   69         (31)         31         236
                                                               --------    --------    --------    --------
Net income (loss)                                              $   (190)   $     38    $   (143)   $   (246)
                                                               ========    ========    ========    ========
Net income (loss) per common share:
    Basic and Diluted                                          $  (0.06)   $   0.01    $  (0.05)   $  (0.08)
                                                               ========    ========    ========    ========

Weighted average shares outstanding (thousands)
    Basic                                                         3,055       3,055       3,055       3,055
                                                               ========    ========    ========    ========
    Diluted                                                       3,055       3,055       3,055       3,055
                                                               ========    ========    ========    ========

See notes to interim combined financial statements.

                                      F-20

                            Morgan Group Holding Co.
                        Combined Statements of Cash Flows
                             (Dollars in thousands)
                                   (Unaudited)

                                                                          Nine Months Ended
                                                                             September 30
                                                                         2001             2000
                                                                      ----------       ----------
Operating activities:
Net loss                                                              $  (143)         $  (246)
Adjustments to reconcile net loss
    to net cash used in operating activities:
   Depreciation and amortization                                          688              817
   Deferred income taxes                                                 --                (42)
   Loss on disposal of property and equipment                              12               60
   Minority interests                                                     (31)            (236)
Changes in operating assets and liabilities:
   Trade accounts receivable                                           (1,469)            (652)
   Other accounts receivable                                             (315)             (13)
   Refundable taxes                                                       368             --
   Prepaid insurance                                                   (2,799)            --
   Prepaid expenses and other current assets                             (332)             429
   Other assets                                                           464              229
   Trade accounts payable                                               2,433             (285)
   Accrued liabilities                                                    785             (481)
   Income taxes payable                                                  --               (565)
   Accrued claims payable                                                (512)            (213)
   Refundable deposits                                                   (203)            (195)
                                                                      -------          -------
   Net cash used in operating activities                               (1,054)          (1,393)
                                                                      -------          -------

Investing activities:
   Purchase of restricted investments                                  (2,623)            --
   Purchases of property and equipment                                    (98)            (118)
   Other                                                                 (133)               2
                                                                      -------          -------

   Net cash used in investing activities                               (2,854)            (116)
                                                                      -------          -------

Financing activities:
   Net proceeds from note payable to bank                               1,369             --
   Principal payments on long-term debt                                  (160)            (608)
   Minority interest transactions                                        --                (54)
   Investment by and advances (to) from Lynch                           2,000              (38)
       Interactive Corporation                                        -------          -------
Net cash provided by (used in) financing activities                     3,209             (700)
                                                                      -------          -------

Net decrease in cash and equivalents                                     (699)          (2,209)

Cash and cash equivalents at beginning of period                        2,092            3,847
                                                                      -------          -------

Cash and cash equivalents at end of period                            $ 1,393          $ 1,638
                                                                      =======          =======

See notes to interim combined financial statements.

                                      F-21

                            Morgan Group Holding Co.
                 Notes to Interim Combined Financial Statements
                                   (Unaudited)

                               September 30, 2001

Note 1.     Basis of Presentation
            ---------------------

            Morgan Group Holding Co. was incorporated in November 2001 to serve as a holding company for Lynch Interactive Corporation's
            ("Interactive") controlling interest in the Morgan Group, Inc.
            ("Morgan") Interactive intends to spin-off 2,810,035 shares of our common stock through a pro rata distribution ("Spin-Off") to its stockholders. Interactive intends to retain 235,294 shares of our common stock to be distributed in connection with its conversion of a convertible note that has been issued by Interactive.

            The accompanying combined interim financial statements represents the combination, on a retroactive basis, of all of Interactive's interest in Morgan as if the transfer by Interactive to Holding occurred at the beginning of the respective period. At the time of the Spin-Off, Interactive will transfer to Holding $500,000 and the right to receive $100,000 per year from Morgan under a services agreement assigned to the Company by Interactive.

            The accompanying combined interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included for complete financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations.
            The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The combined interim financial statements should be read in conjunction with the financial statements, notes thereto and other information included in Holding's combined financial statements for the year ended December 31, 2000 included herein.

            Net income (loss) per common share ("EPS") is computed using the number of common shares to be issued in connection with the Spin-Off as if such shares were outstanding for all periods presented.

            The accompanying unaudited combined interim financial statements reflect, in the opinion of management, all adjustments (consisting of normal recurring items) necessary for a fair presentation, in all material respects, of the financial position and results of operations for the periods presented. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions.
            Such estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

            The combined financial statements include the accounts of Holding and Morgan and its subsidiaries, Morgan Drive Away, Inc., TDI, Inc.,
            Interstate Indemnity Company, and Morgan Finance, Inc., all of which are wholly owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

            Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

                                      F-22

Note 2.     Impairment of Long-Lived Assets and Recent Accounting Pronouncements
            --------------------------------------------------------------------

            As disclosed in the accounting policy note in the audited annual financial statements for the year ended December 31, 2000, periodic assessment of the net realizable value of its long-lived assets, including intangibles, and evaluation of such assets for impairment are made whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Impairment is determined to exist if estimated undiscounted future cash flows are less than the carrying amount of the intangible asset.

            Significant negative indicators currently exist for the Company, including, but not limited to, significant revenue declines of 26%
            in fiscal 2000 and 13% in year-to-date 2001, operating and cash flow losses in those periods and the loss of a significant customer as of
            October 1, 2001. As a result, management deemed it appropriate to obtain an independent valuation of the Company's intangible assets to determine if impairment existed as of September 30, 2001. This valuation was done for the current accounting pronouncement relating to goodwill as prescribed by Statements of Financial Accounting
            Standards No. 121, Accounting for the Impairment of Long-Lived
            Assets and for Long-Lived Assets to be Disposed Of (Statement 121)
            under which the Company has adopted an accounting policy to utilize an undiscounted cash flow approach to estimate any potential impairment.

            Additionally in July 2001, the Financial Accounting Standards Board
            issued Statements of Financial Accounting Standards, No. 141,
            Business Combination (Statement 141), and No. 142, Goodwill and
            Other Intangible Assets (Statement 142). These Statements change the accounting for business combinations, goodwill, and intangible assets.

            Under Statement 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed for impairment annually or more frequently if impairment indicators arise. Separable intangible assets that are deemed to have definite lives will continue to be amortized over their useful lives. The amortization provisions of
            Statement 142 apply to both goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt
            Statement 142 in their fiscal year beginning after December 15,
            2000. Because of the different transition dates for goodwill and intangible assets acquired on or before June 30, 2001 and those acquired after that date, pre-existing goodwill and intangibles will be amortized during this transition period until adoption. New goodwill and indefinite lived intangible assets acquired after June
            30, 2001 will be recorded in accordance with the Statement 142 requirements.

            The Company is required to, and will, adopt Statements 141 and 142 in the third quarter of 2001 except with respect to the provisions of Statement 142 relating to goodwill and intangibles acquired prior to July 1, 2001. Statements 141 and 142 will be adopted in the first quarter of 2002 for those assets.

            Key assumptions utilized in the independent  valuation are discussed in the following paragraphs.

            In accordance with the requirements of Statement 142, the Company has identified two reporting units, manufactured housing and drive away, that contain material intangible assets that are subject to impairment analysis. The Company does not maintain or have access to accurate, supportable and reliable financial data at lower operating levels within these segments which management relies upon in making its operating decisions. The forecasts, valuations and impairment analyses for Statement 142 were made at these two reporting unit levels.

            Another key assumption is the time frame for which the Company has estimated its cash flows for the projections. The valuation is based on cash flow projected over a five-year period after which time cash flow is normalized and projected to grow at a constant rate.
            Management believes that five years is the appropriate period to forecast prior to normalized cash flows based on the current industry cycle in manufactured housing and the Company's long term market strategy.

            The Company is projecting, and the valuation analysis assumes, net earnings in all periods from 2002 to 2006. For the valuation, we projected average net earnings in the periods from 2002 to

                                      F-23

            2006 of $799,000 for the manufactured housing unit and $230,000 for the drive away unit. Management believes the projected period and earnings are appropriate for the valuation based on historical operating results, the current state of the manufactured housing industry, the Company's business model and long-term market strategy.

            The valuation uses a discount rate of 15.5% which is the estimated rate of return expected by an investor considering the perceived investment risk. The discount rate reflects a risk-free rate of return and industry adjusted equity premium, a premium for small size and the industry's level of leverage. The capitalization rate of 8.4 was derived from the discount rate and the long-term growth rate.

            The projections also assumed future capital expenditures of approximately $170,000 to $280,000 per year for each of the forecasted years 2002 through 2006. Actual capital expenditures incurred in the previous five years were significantly higher than these projections. The Company's business model and strategy for the future is not asset intensive and the Company has no plans to acquire significant transportation equipment, real estate or other business property. Capital expenditures for the first nine months of
            2001 have been approximately $100,000. Management believes that future capital expenditures used in the projections are appropriate to carry out the Company's strategic plan.

            The independent valuation based upon the Company's estimated future cash flow concluded that currently there is no impairment of the
            Company's intangible assets under Statement 121 as of September 30,
            2001. However, there is a projected impairment under Statement 142 of approximately $300,000 to $500,000 for intangible assets in the manufactured housing division and approximately $25,000 to $100,000 for intangible assets in the drive away division. These intangible asset impairments will be required to be recorded on January 1,
            2002, when Statement 142 is adopted for those assets.

            The Company will be required to perform an updated analysis under
            Statement 142 as of January 1, 2002. There can be no assurance at this time that the projections or any of the key assumptions will remain the same as business conditions may dictate significant changes in either the estimated cash flows, or any of the other key assumptions. The Company will update the analysis of intangible asset impairment on at least an annual basis as required by
            Statement 142 as long as material goodwill exists on the balance sheet.

Note 3.     Notes Payable, Banks
            --------------------

            Credit Facility
            ---------------

            On July 27, 2001, Morgan obtained a new three-year $12.5 million
            Credit Facility.

            The Credit Facility will be used for working capital purposes and to post letters of credit for insurance contracts. As of September 30,
            2001, Morgan had outstanding borrowings of $.9 million and $7.6 million outstanding letters of credit. Borrowings bear interest at a rate per annum equal to either Bank of New York Alternate Base Rate
            ("ABR") plus one-half percent or, at the option of Morgan, absent an event of default, the one month London Interbank Offered Rate
            ("LIBOR") as published in The Wall Street Journal, averaged monthly, plus three percent. Borrowings and posted letters of credit on the
            Credit Facility are limited to a borrowing base calculation that includes 85% of eligible receivables and 95% of eligible
            investments, and are subject to certain financial covenants including minimum tangible net worth, maximum funded debt, minimum fixed interest coverage and maximum capital expenditures. The facility is secured by accounts receivable, investments, inventory, equipment and general intangibles. The facility may be prepaid anytime with prepayment being subject to a 3%, .75% and .25%
            prepayment penalty during year 1, 2 and 3, respectively.

            The prior Credit Facility matured on January 28, 2001, at which time
            Morgan had no outstanding

                                      F-24

            debt and $6.6 million outstanding letters of credit. Morgan was in default of the financial covenants, resulting in the bank failing to renew the prior Credit Facility and, as a result, Morgan had a payment default.

            Real Estate Loan
            ----------------

            On July 31, 2001, Morgan closed on a new real estate mortgage for
            $500,000 that is secured by Morgan's land and buildings in Elkhart,
            Indiana. The loan will be used for short-term working capital purposes. The mortgage bears interest at prime rate plus 0.75%, and is for a six-month term with outstanding principal due on February
            1, 2002. The loan may be prepaid at any time with no penalties, and is subject to the same covenants as the Credit Facility. Morgan's application for additional capacity under this facility is under consideration.

Note 4.     Credit Risk
            -----------

            With the downturn in the national economy, management is continually reviewing credit worthiness of its customers and taking appropriate steps to ensure the quality of the receivables. As of September 30,
            2001, 35% of the open trade accounts receivable was with five customers of which over 97% was within 60 days of invoice. In total,
            96% of the open trade receivables are also within 60 days of invoice.

            Effective October 1, 2001, Morgan will no longer be the primary carrier for its largest customer, Oakwood Homes Corporation. The
            Company has reduced the Oakwood open accounts receivable from
            $1,776,000 as of December 31, 2000, to $792,000 and $579,000 as of
            September 30, 2001, and October 31, 2001, respectively. At this time, Company management believes the receivable is fully
            collectible.

Note 5.     Stockholders' Equity
            --------------------

            Capital Infusion

            On July 12, 2001, Holding received a $2 million capital infusion from its majority stockholder Lynch Interactive Corporation, which was invested in Morgan increasing Holding's ownership position in the Company from 55.6% to 68.5%. Proceeds from the transaction are invested in U.S. Treasury backed instruments and are pledged as collateral for Morgan's Credit Facility.

Note 6.     Income Taxes
            ------------

            Holding does not file consolidated income tax returns with Morgan on either a federal or state basis. In assessing the realization of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which the temporary differences become deductible. A valuation allowance of $3.2 million was recorded in 2000 to reduce the deferred tax assets, as Morgan has experienced cumulative losses for financial reporting for the last three years. Management considered, in reaching the conclusion on the required valuation allowance, given the cumulative losses, that it would be
            inconsistent with applicable accounting rules to rely on future taxable income to support full realization of the deferred tax assets. Accordingly, the remaining deferred tax assets relate to federal income tax carry backs available to Morgan.

Note 7.     Segment Reporting
            -----------------

            Description of Services by Segment
            ----------------------------------

            The Company operates in four business segments: Manufactured
            Housing, Driver Outsourcing, Specialized Outsourcing Services, and
            Insurance and Finance. The Manufactured Housing

            segment primarily provides specialized transportation to companies, which produce new manufactured homes and modular homes through a network of terminals located in twenty-eight states. The Driver
            Outsourcing segment provides outsourcing transportation primarily to manufacturers of recreational vehicles, commercial trucks, and other specialized vehicles through a network of service centers in six states. The Specialized Outsourcing Services segment consists of large trailer, travel and small trailer delivery. The last segment,
            Insurance and Finance, provides insurance and financing to the
            Company's drivers and independent owner-operators. This segment also acts as a cost center whereby all property damage, bodily injury and cargo costs are captured. The Company's segments are strategic business units that offer different services and are managed separately based on the differences in these services.

            Measurement of Segment (Loss) Income
            ------------------------------------

            The Company evaluates performance and allocates resources based on several factors, of which the primary financial measure is business segment operating income, defined as earnings before interest, taxes, depreciation and amortization (EBITDA). The accounting policies of the segments are the same as those described in the
            Company's annual financial statements.

                                      F-26

            The following table presents the financial information for the
            Company's reportable segments for the three and nine-month periods ended September 30, (in thousands):

                                              Three Months Ended     Nine Months Ended
                                                September 30,          September 30,
                                             2001       2000         2001       2000
                                          --------------------    ---------------------
Operating revenues
   Manufactured Housing                   $ 13,947    $ 18,730    $ 39,411    $ 56,931
   Driver Outsourcing                        4,532       5,152      13,759      16,584
   Specialized Outsourcing Services          5,728       4,023      15,831      11,662
   Insurance and Finance                       627         724       1,953       2,273
   All Other                                  --          --          --            (3)
                                          --------    --------    --------    --------
Total operating revenues                  $ 24,834    $ 28,629    $ 70,954    $ 87,447
                                          ========    ========    ========    ========

Segment profit - EBITDA
   Manufactured Housing                   $  1,146    $  1,716    $  3,266    $  5,354
   Driver Outsourcing                          283         194       1,003       1,100
   Specialized Outsourcing Services            400          82         747         (37)
   Insurance and Finance                    (1,879)     (1,471)     (4,012)     (5,435)
   All Other                                    91        (107)       (563)       (772)
                                          --------    --------    --------    --------
                                                41         414         441         210
Depreciation and amortization                 (210)       (236)       (688)       (817)
Interest expense                               (90)        (77)       (182)       (210)
                                          --------    --------    --------    --------
(Loss) income before taxes and minority
   interests                              $   (259)   $    101    $   (429)   $   (817)
                                          ========    ========    ========    ========

                                      F-27

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13     Other Expenses of Issuance and Distribution.
-------     -------------------------------------------

            The following table sets forth the various expenses (other than underwriting discounts and commissions) which we will pay in connection with the issuance and distribution of the securities being registered. With the exception of the Securities and Exchange Commission registration fee, all amounts shown are estimates.

Securities and Exchange Commission Registration Fee          $       1,395.93
Blue Sky Fees and Expenses                                           5,000.00
Printing and Engraving                                              10,000.00
Accounting Fees and Expenses                                        20,000.00
Legal Fees and Expenses                                            100,000.00
Miscellaneous Expenses                                              15,000.00
                                                             ----------------
Total                                                            $ 151,395.93

ITEM 14     Indemnification of Directors and Officers
-------     -----------------------------------------

            As permitted by the Delaware General Corporation Law, our
certificate of incorporation limits the personal liability of our directors and officers for breaches of their fiduciary duties. Liability is not eliminated for

            o   any breach of the duty of loyalty to us or our stockholders,
            o   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
            o   unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law,
                or
            o   any transaction from which the director derived an improper personal benefit.

            Our by-laws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or an agent of ours or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses
(including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the fullest extent and in the manner set forth in and permitted by Delaware law, as from time to time in effect, and any other applicable law, as from time to time in effect. Such right of indemnification is not be deemed exclusive of any other rights to which such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of each such person.

ITEM 15     Recent Sales of Unregistered Securities
-------     ---------------------------------------

                                 Not Applicable

ITEM 16     Exhibits and Financial Statement Schedules
-------     ------------------------------------------

            Exhibits:

            Exhibit Number                   Description
            --------------                   -----------

            3.1**             Certificate of Incorporation of the Company

            3.2**             By-laws of the Company

            4.1               Revolving Credit and Term Loan Agreement, dated
                              January 28, 1999, among The Morgan Group, Inc. and
                              Subsidiaries and Bank Boston, N.A., is
                              incorporated by reference to Exhibit 4(1) to The
                              Morgan Group, Inc.'s Current Report on Form 8-K
                              filed February 12, 1999.

            4.2               Guaranty, dated January 28, 1999, among The Morgan
                              Group, Inc. and Subsidiaries and BankBoston, N.A.
                              is incorporated by reference to Exhibit 4(2) to
                              The Morgan Group, Inc.'s Current Report on Form
                              8-K filed February 12, 1999.

            4.3               Security Agreement, dated January 28, 1999, among
                              The Morgan Group, Inc. and Subsidiaries and
                              BankBoston, N.A. is incorporated by reference to
                              Exhibit 4(3) to The Morgan Group, Inc.'s Current
                              Report on Form 8-K filed February 12, 1999.

            4.4               Stock Pledge Agreement, dated January 28, 1999,
                              among The Morgan Group, Inc. and Subsidiaries and
                              BankBoston, N.A. is incorporated by reference to
                              Exhibit 4(4) to The Morgan Group, Inc.'s Current
                              Report on Form 8-K filed February 12, 1999.

            4.5               Revolving Credit Note, dated January 28, 1999,
                              among The Morgan Group, Inc. and Subsidiaries and
                              BankBoston, N.A. is incorporated by reference to
                              Exhibit 4(5) to The Morgan Group, Inc.'s Current
                              Report on Form 8-K filed February 12,1999.

            4.6               Amendment Agreement No. 1 to that Certain
                              Revolving Credit Agreement and Term Loan Agreement
                              among The Morgan Group, Inc. and its Subsidiaries
                              and BankBoston dated as of March 31, 2000, is
                              incorporated by reference to Exhibit 4.9 to The
                              Morgan Group, Inc.'s Annual Report on Form 10-K
                              for the year ended December 31, 2000.

            4.7               Amendment Agreement No. 2 to that Certain
                              Revolving Credit Agreement and Term Loan Agreement
                              among The Morgan Group, Inc. and its Subsidiaries
                              and BankBoston dated as of November 10, 2000, is
                              incorporated by reference to Exhibit 4.10 to The
                              Morgan Group, Inc.'s Annual Report on Form 10-K
                              for the year ended December 31, 2000.

            4.8               Form of Class A Warrant Certificate is incoporated
                              by reference to Exhibit 4.11 of Amendment No. 1 to
                              The Morgan Group, Inc.'s Registration Statement on
                              Form S-2, File No. 333-63188, filed August 15,
                              2001.

            4.9               Form of Warrant Services Agreement between The
                              Morgan Group, Inc. and American Stock Transfer and
                              Trust Company is incorporated by reference to
                              Exhibit 4.12 of Amendment No. 1 to The Morgan
                              Group, Inc.'s Registration Statement on Form S-2,
                              File No. 333-63188, filed August 15, 2001.

            4.10              Revolving Credit and Security Agreement, dated
                              July 27, 2001, among GMAC Commercial Credit LLC,
                              Morgan Drive Away, Inc. and TDI, Inc., is
                              incorporated by reference to Exhibit 4.1 to The
                              Morgan Group, Inc.'s Quarterly Report on Form 10-Q
                              for the period ended June 30, 2001, filed August
                              14, 2001.

                                      II-2

            4.11              Guaranty, dated July 27, 2001, between The Morgan
                              Group, Inc. and GMAC Commercial Credit LLC, is
                              incorporated by reference to Exhibit 4.2 to The
                              Morgan Group, Inc.'s Quarterly Report on Form 10-Q
                              for the period ended June 30, 2001, filed August
                              14, 2001.

            4.12              Letter of Credit Financing Supplement to Revolving
                              Credit Agreement, dated July 27, 2001, among GMAC
                              Commercial Credit LLC, Morgan Drive Away, Inc.,
                              and TDI, Inc., is incorporated by reference to
                              Exhibit 4.2 to The Morgan Group, Inc.'s Quarterly
                              Report on Form 10-Q for the period ended September
                              30, 2001.

            4.13              Amendment to that certain Revolving Credit and
                              Security Agreement among GMAC Commercial Credit,
                              LLC, Morgan Drive Away, Inc., and TDI, Inc., dated
                              as of November 8, 2001, is incorporated by
                              reference to Exhibit 4.1 to The Morgan Group,
                              Inc.'s Quarterly Report on Form 10-Q for the
                              period ended September 30, 2001.

            4.14              Mortgage, dated July 31, 2001, between Morgan
                              Drive Away, Inc. and Old Kent Bank, is
                              incorporated by reference to Exhibit 4.3 to The
                              Morgan Group, Inc.'s Quarterly Report on Form 10-Q
                              for the period ended June 30, 2001, filed August
                              14, 2001.

            4.15              Guaranty, dated July 31, 2001, between The Morgan
                              Group, Inc. and Old Kent Bank, is incorporated by
                              reference to Exhibit 4.4 to The Morgan Group,
                              Inc.'s Quarterly Report on Form 10-Q for the
                              period ended June 30, 2001, filed August 14, 2001.

            5.1*              Legality Opinion

            8.1*              Opinion of Ernst & Young LLP

            10.1*             Separation and Distribution Agreement, dated as of
                              December ___, 2001 by and among Lynch
                              Interactive Corporation, Morgan Group Holding
                              Co. and The Morgan Group, Inc.

            10.2              The Morgan Group, Inc. Incentive Stock Plan is
                              incorporated by reference to Exhibit 10.1 to The
                              Morgan Group, Inc.'s Registration Statement on
                              Form S-1, File No. 33-641-22, effective July 22,
                              1993.

            10.3              First Amendment to The Morgan Group, Inc.
                              Incentive Stock Plan is incorporated by reference
                              to Exhibit 10.1 to The Morgan Group, Inc.'s
                              Quarterly Report on Form 10-Q for the period ended
                              September 30, 1997, filed November 14, 1997.

            10.4              Memorandum to Charles Baum and Philip Ringo from
                              Lynch Corporation, dated December 8, 1992,
                              respecting Bonus Pool, is incorporated by
                              reference to Exhibit 10.2 to The Morgan Group,
                              Inc.'s Registration Statement on Form S-1, File
                              No. 33-641-22, effective July 22, 1993.

            10.5              Term Life Policy from Northwestern Mutual Life
                              Insurance Company insuring Paul D. Borghesani,
                              dated August 1, 1991, is incorporated by reference
                              to Exhibit 10.4 to The Morgan Group, Inc.'s
                              Registration Statement on Form S-1, File No.
                              33-641-22, effective July 22, 1993.

            10.6              Long Term Disability Insurance Policy from
                              Northwestern Mutual Life Insurance Company, dated
                              March 1, 1990, is incorporated by reference to The
                              Morgan Group, Inc.'s Registration Statement on
                              Form S-1, File No. 33-641-22, effective July 22,
                              1993.

            10.7              Long Term Disability Insurance Policy from CNA
                              Insurance Companies, effective January 1, 1998 is
                              incorporated by reference to Exhibit 10.6 to The
                              Morgan Group, Inc.'s Annual Report on Form 10-K
                              for the year ended December 31, 1997, filed March
                              31, 1998.

                                      II-3

            10.8              The Morgan Group, Inc. Employee Stock Purchase
                              Plan, as amended, is incorporated by reference to
                              Exhibit 10.16 to The Morgan Group, Inc.'s Annual
                              Report on Form 10-K for the year ended December
                              31, 1994, filed on March 30, 1995.

            10.9              Consulting Agreement between Morgan Drive Away,
                              Inc. and Paul D. Borghesani, effective as of April
                              1, 1996, is incorporated by reference to Exhibit
                              10.19 The Morgan Group, Inc.'s Annual Report on
                              Form 10-K for the year ended December 31, 1995,
                              filed on April 1, 1996.

            10.10             Employment Agreement, dated January 12, 2000
                              between The Morgan Group, Inc. and Anthony T.
                              Castor, III is incorporated by reference to
                              Exhibit 10.9 to The Morgan Group, Inc.'s Annual
                              Report on Form 10-K for the year ended December
                              31, 1999.

            10.11             Non-Qualified Stock Option Plan and Agreement,
                              dated January 11, 2000, between The Morgan Group,
                              Inc. and Anthony T. Castor, III is incorporated by
                              reference to Exhibit 10.10 to The Morgan Group,
                              Inc.'s Annual Report on Form 10-K for the year
                              ended December 31, 1999.

            10.12             Management Agreement between Skandia International
                              and Risk Management (Vermont), Inc. and Interstate
                              Indemnity Company, dated December 15, 1992, is
                              incorporated by reference to Exhibit 10.12 to The
                              Morgan Group, Inc.'s Registration Statement on
                              Form S-1, File No. 33-641-22, effective July 22,
                              1993.

            10.13             Agreement for the Allocation of Income Tax
                              Liability between Lynch Corporation and its
                              Consolidated Subsidiaries, including The Morgan
                              Group (formerly Lynch Services Corporation), dated
                              December 13, 1988, as amended, is incorporated by
                              reference to Exhibit 10.13 The Morgan Group,
                              Inc.'s Registration Statement on Form S-1, File
                              No. 33-641-22, effective July 22, 1993.

            10.14*            Certain Services Agreement, dated January 1, 1995,
                              between Lynch Corporation and The Morgan Group,
                              Inc.

            23.1*             Consent of Ernst & Young LLP

            23.2*             Consent of Ernst & Young LLP with regards to tax
                              opinion (contained in exhibit 8.1)

            23.3*             Consent of Olshan Grundman Frome Rosenzweig &
                              Wolosky LLP (contained in exhibit 5.1)

            24**              Power of Attorney dated November 21, 2001
--------------

* Filed herewith
**Previously Filed

ITEM 28     Undertakings.
-------     ------------

            Insofar as indemnification for liabilities arising under the
Securities Act of 1933, as amended, may be permitted for our directors, officers, and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and
Exchange Commission that this sort of indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

                                      II-4

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that this registration statement meets all of the requirements for filing on Form S-1 and have duly caused this Amendment No. 1 to this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York on the 31st day of December, 2001.

                                              MORGAN GROUP HOLDING CO.

                                              By:     *
                                                      --------------------
                                                      Mario J. Gabelli
                                                      Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                        Title                                           Date
---------                        -----                                           ----

*
---------------------
Mario J. Gabelli                 Chief Executive Offer and Director               December 31, 2001

*
---------------------
Robert E. Dolan                  Chief Financial Officer and Director             December 31, 2001

/s/ John Fikre
---------------------
John Fikre                       Vice President, Secretary and Director           December 31, 2001

* By:  /s/ John Fikre
       ---------------------
       John Fikre
       Attorney-in-fact